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SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12
Vicinity Corporation
(Name of the Registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (check the appropriate box):
☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☒	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

November 18, 2002

To Our Stockholders:

        You are cordially invited to attend a special meeting of stockholders of Vicinity Corporation to be held at our headquarters located at 370 San Aleso Avenue, Sunnyvale, California, on Tuesday, December 10, 2002, at 8:00 a.m. Pacific Time, to consider and vote upon the acquisition of Vicinity by Microsoft Corporation, to be effected by the merger of Vicinity with a subsidiary of Microsoft, after which Vicinity would become a wholly owned subsidiary of Microsoft. Upon completion of the merger, you will be entitled to receive $3.33 in cash for each share of Vicinity common stock that you own (without interest and less applicable withholding taxes).

        After careful consideration, your board of directors has determined that the terms and conditions of the merger and the merger agreement are advisable, fair to, and in the best interests of, Vicinity and its stockholders, and unanimously recommends that you vote "FOR" the merger and adoption of the merger agreement. Our board of directors has obtained a fairness opinion from our financial advisor, U.S. Bancorp Piper Jaffray, to the effect that, at the date of that opinion and based upon and subject to qualifications and limitations stated in that opinion, the merger price of $3.33 per share was fair from a financial point of view to our stockholders. The full text of this opinion is attached as Annex C to the proxy statement, and we urge you to read that carefully.

        Please read the proxy statement and other materials concerning Vicinity and the merger, which are mailed with this notice, for a more complete description of the matters to be acted upon at the special meeting.

        Your vote is very important. Whether or not you plan to attend the meeting, please complete, date, sign and promptly return the enclosed proxy in the enclosed postage prepaid envelope prior to the meeting so that your shares will be represented at the meeting. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

        We hope to see you at the meeting.

Sincerely,

Charles W. Berger Chief Executive Officer and President

        This proxy statement is first being mailed to Vicinity stockholders on or about November 19, 2002.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Our Stockholders:

        Notice is hereby given that the special meeting of stockholders of Vicinity Corporation will be held at our headquarters located at 370 San Aleso Avenue, Sunnyvale, California, on Tuesday, December 10, 2002, at 8:00 a.m., Pacific Time.

        At the meeting, you will be asked to consider and vote upon the following matters:

  1.
  A proposal to approve the acquisition of Vicinity by Microsoft Corporation, to be effected by the merger of Vicinity with a subsidiary of Microsoft, and to approve and adopt the Agreement and Plan of Merger, dated as of October 22, 2002, by and among Vicinity, Microsoft, and a subsidiary of Microsoft. In the merger, each outstanding share of our common stock would be converted into the right to receive $3.33 in cash (without interest and less applicable withholding taxes).

  2.
  A proposal which would grant Vicinity management discretionary authority to adjourn the special meeting one or more times, but not later than June 30, 2003.

  3.
  Any other proposal to transact business as may properly come before the meeting or any adjournment of the meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

        The board of directors has chosen November 14, 2002 as the date used to determine the stockholders that will be eligible to vote at the special meeting and at any adjournment. If you owned stock in Vicinity as of that date, you are invited to attend the special meeting and to vote on the merger.

        After careful consideration, your board of directors has determined that the terms and conditions of the merger are advisable, fair to, and in the best interests of, Vicinity and its stockholders, and unanimously recommends that you vote "FOR" the merger and adoption of the merger agreement.

        You are cordially invited to attend the meeting in person. Your vote is very important. Whether or not you plan to attend the meeting, please complete, date, sign and promptly return the enclosed proxy in the enclosed postage prepaid envelope prior to the meeting so that your shares will be represented at the meeting. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

By Order of the Board of Directors

Charles W. Berger Chief Executive Officer and President

Sunnyvale, California
November 18, 2002

-i-

QUESTIONS AND ANSWERS ABOUT THE PROPOSED TRANSACTION

        The following questions and answers are provided for your convenience, and briefly address some commonly asked questions about the proposed transaction and the Vicinity special meeting of stockholders. You should still carefully read this entire proxy statement, including each of the annexes.

Q:
What am I being asked to vote on?

A:
You are being asked to approve the acquisition of Vicinity by Microsoft, to be effected by means of a merger between Vicinity and a newly-formed subsidiary of Microsoft. As a result of the merger, Vicinity will cease to be an independent, publicly traded company.

    In addition, you are being asked to grant Vicinity management discretionary authority to adjourn the special meeting. If this proposal is passed, we could adjourn the special meeting one or more times (but not later than June 30, 2003). If, for example, we do not receive proxies from stockholders holding a sufficient number of shares to approve the proposed transaction, we could use the additional time to solicit additional proxies in favor of the merger.

Q:
What will I receive in the merger?

A:
Vicinity stockholders, other than those stockholders who validly exercise appraisal rights as discussed in this proxy statement, will receive $3.33 in cash, without interest and less applicable withholding taxes, for each share of Vicinity common stock they own.

Q:
Does the board of directors of Vicinity recommend voting in favor of the merger?

A:
Yes. After careful consideration, our board of directors has determined that the terms and conditions of the merger are advisable, fair to, and in the best interests of, Vicinity and its stockholders, and unanimously recommends that our stockholders vote in favor of the merger agreement and the proposed merger. Please also see the section entitled "Vicinity's reasons for the merger" on page 14.

Q:
What are the potential disadvantages to Vicinity stockholders of the merger?

A:
Following the proposed merger, current Vicinity stockholders, excluding holders of Vicinity stock options that are converted into Microsoft stock options, will no longer have the opportunity to benefit from any earnings or growth of Vicinity or Microsoft.

Q:
What vote is required to approve the transaction?

A:
Delaware law requires that the holders of a majority of the outstanding shares of Vicinity common stock approve the merger proposal. The holders of approximately 30% of the outstanding shares of common stock, including all executive officers and directors of Vicinity, have entered into agreements with Microsoft agreeing to vote in favor of the proposed transaction and against any proposal made in opposition to or in competition with the merger. These obligations do not limit the fiduciary obligations of the officers and directors in their capacity as officers and directors of Vicinity.

Q:
When do you expect the transaction to be completed?

A:
We are working to complete the transaction as quickly as possible. We hope to complete the transaction immediately after the special meeting, although the meeting could be adjourned or the closing could be delayed into early 2003, or later, depending on whether all closing conditions have been satisfied or waived.

Q:
How do I vote my shares?

A.
You may appoint representatives to vote for you. The proxy card enables you to appoint Charles Berger and Maury Austin as your representatives at the special meeting. By competing and returning the proxy card, you are authorizing Mr. Berger or Mr. Austin to vote your shares at the special meeting as you have instructed them on the proxy card, whether or not you attend the special meeting. If you do not include instructions on how to vote your properly signed proxy, your shares will be voted "FOR" the merger and adoption of the merger agreement and "FOR" the grant of discretionary authority to Vicinity management to adjourn the special meeting. Even if you plan to attend the special meeting, we encourage you to complete and return your proxy card in advance of the special meeting, just in case your plans change.

    You may vote in person. We will pass out written ballots to anyone who is entitled to and wants to vote at the special meeting. However, if your shares are not held in your name, you must request a proxy from the registered holder. Typically, shares purchased through a stockbroker are held in the name of an entity designated by the brokerage firm, which is referred to as a "street name" holder. Any shares held in "street name" cannot be voted without a proxy from your broker.

Q:
What if I do not vote?

A.
If you do not submit a proxy card or vote in person at the special meeting, or if you abstain from voting, it will have the effect of a vote against the merger proposal. If you do not submit a proxy card or vote in person at the special meeting, your shares will not be counted for or against the adjournment proposal, but if you mark "ABSTAIN" with respect to this proposal, this will have the effect of a vote against the proposal.

Q:
What do I do if I want to change my vote?

A:
If you want to change your vote, send the corporate secretary of Vicinity a signed proxy card bearing a date after the date of your original proxy before the special meeting or attend the special meeting and vote in person. You may also revoke your proxy by sending written notice to the secretary of Vicinity before the special meeting.

Q:
If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A:
No. Your broker will vote your shares only if you provide instructions on how to vote by following the directions provided to you by your broker regarding how to instruct your broker to vote your shares.

Q:
Should I send in my Vicinity stock certificates now?

A:
No. After the merger is completed, we will send you instructions for exchanging your Vicinity stock certificates for cash.

Q:
Will I recognize a taxable gain or loss on the transaction?

A:
We expect that if the merger is completed, you will recognize gain or loss for United States federal income tax purposes. However, you are urged to consult your own tax advisors to determine your particular tax consequences. For a more complete description of the tax consequences, see the section entitled "Material United States federal income tax consequences of the merger" on page 25.

Q:
Am I entitled to dissenters' or appraisal rights?

A:
Under Section 262 of the Delaware General Corporation Law, holders of Vicinity common stock are entitled to appraisal rights in connection with the merger. Please see the section entitled "Appraisal Rights of Vicinity Stockholders" on page 36 and Annex D for the procedures to be followed in asserting appraisal rights.

Q:
Whom should I call with questions?

A:
If you have any questions, please call Vicinity Investor Relations at (408) 543-3000.

SUMMARY

        This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. You should read carefully this entire document, including all of the documents attached as annexes, for a more complete understanding of the transaction. In particular, we encourage you to review the merger agreement attached as Annex A, as this is the primary legal document that governs the transaction.

The Companies

Microsoft Corporation
One Microsoft Way
Redmond, Washington 98052
(425) 882-8080

        Microsoft develops, manufactures, licenses and supports a wide range of software products for a multitude of computing devices. Microsoft software includes scalable operating systems for servers, personal computers (PCs) and intelligent devices, server applications for client/server environments, knowledge worker productivity applications and software development tools. Microsoft's online efforts include the MSN(TM) network of Internet products and services and alliances with companies involved with broadband access and various forms of digital interactivity. Microsoft also licenses consumer software programs, sells hardware devices, provides consulting services, trains and certifies system integrators and researches and develops advanced technologies for future software products.

Bootstrap Merger Sub, Inc.

        Bootstrap Merger Sub, Inc. is a wholly-owned subsidiary of Microsoft that was formed in October 2002 for the purposes of effecting the proposed transaction. If the transaction is consummated, Bootstrap Merger Sub will cease to exist following the merger of it with and into Vicinity.

Vicinity Corporation
370 San Aleso Avenue
Sunnyvale, California 94085
(408) 543-3000

        Vicinity provides Internet-based marketing infrastructure services. Vicinity provides technology-based solutions that enable businesses, governments and agencies to market the local availability of their products and services. Using Web, wireless and speech platforms, Vicinity solutions enable clients to direct consumers searching for a specific product or service to the nearest brick-and-mortar location that carries that product or service.

Summary of the Transaction

The merger and the merger agreement (see page 27)

        Microsoft and Vicinity have entered into a merger agreement that provides for the acquisition of Vicinity by Microsoft, to be effected by the merger of Vicinity with Bootstrap Merger Sub, Inc., a newly-formed subsidiary of Microsoft. As a result of the merger, Vicinity will cease to be an independent, publicly traded company, and will instead become a wholly-owned subsidiary of Microsoft. The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including approval of the merger and adoption of the merger agreement by Vicinity's stockholders. However, the merger agreement may be terminated, and the merger not completed, under certain circumstances that are described in this proxy statement and in the merger agreement.

        Upon completion of the merger, each outstanding share of Vicinity common stock, other than shares held by stockholders exercising appraisal rights, will be converted into the right to receive $3.33 in cash (without interest and less applicable withholding taxes). Options held by certain officers of Vicinity will convert into the right to receive cash in an amount equal to the difference between $3.33 and the option's exercise price, multiplied by the number of shares subject to the option. Each other outstanding stock option will automatically convert into an option to purchase shares of Microsoft common stock.

        The merger agreement is attached to this proxy statement as Annex A. We urge you to read it carefully.

Special meeting of Vicinity stockholders (see page 9)

        Vicinity will hold a special meeting of its stockholders on December 10, 2002 at 8:00 a.m., local time, at our headquarters located at 370 San Aleso Avenue, Sunnyvale, California. At the meeting, Vicinity stockholders will consider and vote on a proposal to approve the merger and approve and adopt the merger agreement. In addition, Vicinity stockholders will consider and vote on a proposal to grant Vicinity management the discretionary authority to adjourn the special meeting one or more times, but not later than June 30, 2003.

        Only holders of record of Vicinity common stock on November 14, 2002, the record date for the special meeting, are entitled to notice of and to vote at the special meeting.

Opinion of Vicinity's financial advisor (see page 17)

        In deciding to approve the merger, our board of directors considered, among other things, an opinion from U.S. Bancorp Piper Jaffray Inc., our financial advisor, as to the fairness of the $3.33 price per share merger consideration from a financial point of view. The opinion of U.S. Bancorp Piper Jaffray is attached as Annex C. We urge you to read it carefully to understand the procedures followed, assumptions made, matters considered and limitations on the review undertaken by U.S. Bancorp Piper Jaffray. This opinion is directed to our board of directors and relates only to the fairness of the merger consideration from a financial point of view as of the date of the opinion. The opinion does not address any other aspect of the proposed transaction and is not a recommendation to any stockholder with respect to any matter relating to the merger.

Conditions to closing the merger (see page 31)

        Completion of the merger depends upon the satisfaction or waiver of a number of conditions, including the following:

  •
  the merger and merger agreement must be approved and adopted by our stockholders;

  •
  no governmental entity shall have taken any action likely to oblige us or Microsoft to pay material damages in connection with the transactions, or materially impair Microsoft's ability to close the transaction or the benefits Microsoft expects to receive from the transaction;

  •
  waiting periods must expire or terminate, and approvals must be received, under material antitrust laws;

  •
  the parties must have performed or complied with their respective agreements and covenants in the merger agreement, and the representations and warranties of each party in the merger agreement must be true and correct, unless the untruth does not constitute a material adverse effect on the party (and our capitalization representation must be true in all material respects);

  •
  there must not be an ongoing banking moratorium, any limitation by the U.S. government on the extension of credit by financial institutions, or other like adverse change in banking, general financial or capital market conditions of the sort specifically enumerated in the merger agreement;

  •
  the voting agreements entered into in connection with the transactions must be enforceable and no party to the voting agreements may have materially breached the agreement, except to the extent that the benefits expected to be received by Microsoft are not materially and adversely affected;

  •
  we must have $79,350,000 of net working capital, as described on page 31, except that in the event the merger has not closed by December 31, 2002 this requirement will be reduced by $350,000 per month (on a pro-rated basis) thereafter;

  •
  we must have provided Microsoft with evidence of consents and approvals that Microsoft has required us to obtain, and resolved specified matters; and

  •
  we must have removed and replaced any Sun Java technology used in our products, and provided evidence to Microsoft that we do not use Sun Java technology.

        If we or Microsoft waive any conditions, we and Microsoft will consider the facts and circumstances at that time and make a determination as to whether a resolicitation of proxies from Vicinity's stockholders is appropriate.

Termination of the merger agreement (see page 32)

        The merger agreement may be terminated at any time prior to closing the merger, whether before or after the vote of Vicinity's stockholders:

  •
  by mutual consent duly authorized by the boards of Microsoft and Vicinity;

  •
  by us or Microsoft, if the merger is not completed by June 30, 2003 (or, under limited circumstances by October 31, 2003), except that this right to terminate is not available to a party who has breached the merger agreement and is responsible for the failure of the merger to close by this date;

  •
  by us or Microsoft, if a law or regulation makes consummation of the merger illegal, or if any judgment, injunction, order or decree of any governmental entity enjoining the consummation of the merger is entered and becomes final and nonappealable;

  •
  by Microsoft at any time prior to approval of the merger by our stockholders, if our board withdraws its recommendation in favor of the merger, approves an Acquisition Proposal by a third party or there otherwise occurs a "Triggering Event", as described on page 33; or

  •
  by us, if we enter into a definitive agreement with respect to a "Superior Proposal", as described on page 30, provided that we have not breached our non-solicitation obligations, and provided that we notify Microsoft of the proposal and Microsoft does not make a counteroffer that our board determines provides greater benefits to our stockholders than the Superior Proposal

  •
  by us or Microsoft upon a material breach by the other party of any of its covenants or agreements in the merger agreement, or if the other party's representations or warranties become untrue such that, with respect to Vicinity's ability to terminate, this materially and adversely affects Microsoft's ability to close the merger, or with respect to Microsoft's ability to terminate, if the untruth leads to Microsoft being required to pay $250,000 or more in additional merger consideration. However, in either case, the breaching party will have 30 days to cure the breach (if it is curable).

Termination fee (see page 33)

        We are obligated to pay Microsoft a termination fee of $2.25 million if any of the following occur:

  •
  if Microsoft terminates the merger agreement because a Triggering Event has occurred;

  •
  if a competing bid has been announced, the merger agreement is terminated because the merger does not close by June 30, 2003, and we are subsequently acquired within nine months or enter into an agreement to be acquired during that time frame and that transaction subsequently closes; or

  •
  we terminate the merger agreement in order to accept a Superior Proposal.

No solicitation (see page 29)

        Until the merger is completed or the merger agreement is terminated, we have agreed not to solicit or initiate, or engage in any discussions or negotiations with or furnish any non-public information to any person regarding, an Acquisition Proposal by a third party, as described on page 30. In addition, our board has similarly agreed not to endorse any Acquisition Proposal or to change its recommendation regarding the merger.

        However, if we receive an unsolicited Acquisition Proposal that our board of directors believes in good faith, after consulting with legal counsel, is or could reasonably be expected to lead to a Superior Proposal, as described on page 30, and that failure to act on the proposal would be inconsistent with its fiduciary duties, then:

  •
  we may furnish information and discuss and negotiate the offer; and

  •
  upon consulting with our financial advisor, our board may approve, endorse or recommend the offer and change its recommendation regarding the proposed transaction with Microsoft.

        In any event, unless the merger agreement is terminated, we will remain obligated to hold the special meeting with respect to the proposed merger. If we receive an Acquisition Proposal, then unless prohibited under nondisclosure agreements that bind us, we must provide a copy of the Acquisition Proposal to Microsoft and advise Microsoft of any material modification to any Acquisition Proposal.

Interests of executive officers and directors of Vicinity in the merger (see page 23)

        When considering the recommendations of our board of directors, you should be aware that some of our directors and executive officers have interests in the merger that are different from, or are in addition to, yours. For example, each of our executive officers, consisting of Chuck Berger, Maury Austin, Scott Sullivan, Michael Torgersen, Teri Dahlbeck, Dan Shaver and Steve Weinstein, will receive cash severance payments, acceleration of vesting of employee stock options, and arrangements for transitional or full-time continuing employment. In addition, Microsoft has agreed to indemnify our executive officers and directors for a period of ten years following the merger. As a result, these executive officers and directors could be more likely to vote to approve, and recommend the approval of, the merger agreement and the merger, than if they did not hold these interests.

Regulatory filings and approvals required to complete the merger (see page 26)

        The merger is subject to U.S. antitrust laws, and also may be subject to international antitrust laws. We have made the required filings with the Department of Justice and the Federal Trade Commission, and have received notice of early termination of the applicable waiting periods. However, the Department of Justice or the Federal Trade Commission, as well as a state or private person, may challenge the merger at any time before or after its completion.

Appraisal rights of Vicinity stockholders (see page 36 and Annex D)

        Stockholders who do not wish to accept the $3.33 per share cash consideration payable in the merger may seek, under Delaware law, judicial appraisal of the fair value of their shares by the Delaware Court of Chancery. This value could be more or less than or the same as the merger consideration of $3.33 in cash per share. This right of appraisal is subject to a number of restrictions and technical requirements. Generally, in order to exercise appraisal rights, among other things: you must not vote in favor of the proposal to approve the merger and approve and adopt the merger agreement; you must make a written demand on us for appraisal in compliance with Delaware law before the special meeting; and you must hold your shares of record continuously from the time of making a written demand for appraisal until the merger occurs.

        Merely voting against the merger agreement will not preserve your right of appraisal under Delaware law. Also, if you submit a proxy that is not marked "AGAINST" or "ABSTAIN", this proxy will be voted for the merger proposal, and will result in the waiver of appraisal rights. If you hold shares in the name of a broker or other nominee, you must instruct your nominee to take the steps necessary to enable you to assert appraisal rights. If you or your nominee fails to follow all of the steps required by the statute, you will lose your right of appraisal. Please see the section entitled "Appraisal rights of Vicinity stockholders", as well as Section 262 of the Delaware General Corporation Law which sets forth the appraisal rights and is attached as Annex D to this proxy statement, for more information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement contains certain forward-looking statements and information relating to Vicinity that are subject to safe harbors created under the U.S. federal securities laws. These forward-looking statements include, among other things, statements concerning whether and when the proposed transaction with Microsoft will close, whether conditions to the proposed transaction will be satisfied, the effect of the proposed transaction on our business and operating results, and other statements qualified by words such as "anticipate," "believe," "intend," "may," and other words of similar import. These statements are based on our current expectations and are subject to numerous risks and uncertainties, including, among others:

  •
  the requirement that our stockholders approve the merger agreement and proposed merger with Microsoft;

  •
  receipt of necessary approvals under applicable foreign antitrust laws and other relevant regulatory authorities;

  •
  failure by us to satisfy other conditions to the merger, including the minimum "net working capital" requirement specified in the merger agreement; and

  •
  the effect of the announcement of the merger on our customer relationships, operating results and business generally, including the ability to retain key employees.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein.

        The statements made in filing represent our views as of the date of this filing, and it should not be assumed that the statements made herein remain accurate as of any future date. We undertake no duty to any person to update the statements in this proxy statement under any circumstances, except as otherwise required by law.

THE VICINITY SPECIAL MEETING

Date, Time and Place of special meeting

Date and Time:	December 10, 2002 at 8:00 a.m., Pacific Time
Location:	Corporate headquarters of Vicinity Corporation 370 San Aleso Avenue Sunnyvale, California 94085

Purpose of the special meeting

        At the special meeting, you will be asked to consider and vote upon the following items:

  •
  a proposal to approve the merger and approve and adopt the merger agreement;

  •
  a proposal to grant Vicinity management discretionary authority to adjourn the special meeting one or more times, but not later than June 30, 2003; and

  •
  any other matters that may properly come before the special meeting or any adjournment or postponement of the special meeting.

        Any other matters of business must be consented to by Microsoft before they may be considered at the special meeting. We do not currently anticipate that any other matters of business will be brought before the meeting. Our bylaws provide that no business may be transacted at the special meeting unless it is set forth in the notice of the special meeting.

Record date and outstanding shares

        Only stockholders of record as of November 14, 2002, the record date for the special meeting, are entitled to notice of and to vote at the meeting. You will be entitled to exercise one vote for each share you owned as of the record date.

        As of the record date, there were 27,582,124 shares of Vicinity common stock outstanding and entitled to vote, held of record by approximately 266 stockholders, although we have been informed that there are in excess of 3,988 beneficial owners. As of the record date, directors, executive officers and other affiliated stockholders of Vicinity as a group beneficially owned 8,922,621 shares of Vicinity common stock. These shares constituted approximately 32% of all of the outstanding shares of Vicinity common stock as of the record date.

Quorum requirement

        In order to conduct business at the special meeting, a quorum must be present. The presence, in person or by proxy, of the holders of at least a majority of the outstanding shares of Vicinity common stock constitutes a quorum. If you submit a properly executed proxy card, even if you abstain from voting, you will be considered part of the quorum. Broker non-votes will also count as present at the special meeting for establishing a quorum. A broker non-vote occurs with respect to any proposal when a broker is not permitted to vote on that proposal without instruction from the beneficial owner of the shares and no instruction is given. If a quorum is not present at the special meeting, the special meeting will be adjourned or postponed to solicit additional proxies.

Votes necessary to approve the proposals

        Proposal No. 1 – Approval of the Merger and Approval and Adoption of the Merger Agreement.    This proposal must be approved by the holders of at least a majority of the shares of Vicinity common stock outstanding on the record date.

        Proposal No. 2 – Discretionary Authority to Adjourn the Special Meeting.    This proposal must be approved by the holders of at least a majority of the shares held by those present or represented by proxy at the special meeting and eligible to vote on this proposal that are voted "FOR", "AGAINST" or "ABSTAIN" with respect to this proposal.

        Vicinity stockholders holding approximately 30% of the outstanding shares of Vicinity common stock as of the record date have agreed to vote all of their shares of Vicinity common stock in favor of the above proposals and against any action or agreement that would interfere with these proposals. See the section entitled "Voting Agreements" on page 24.

Voting in Person

        If you plan to attend the meeting and wish to vote in person, we will provide you with a ballot at the meeting. We encourage you to vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting (although note that attendance at the meeting does not, in and of itself, constitute a revocation of your proxy).

Voting of proxies

        General.    Shares represented by a properly signed and dated proxy will be voted at the special meeting in accordance with the instructions indicated on the proxy. Proxies that are properly signed and dated but which do not contain voting instructions will be voted "FOR" the merger proposal and the adjournment proposal. The proxy holder may vote the proxy in its discretion as to any other matter that is properly brought before the meeting, if any.

        Abstentions.    You may abstain from voting on any or all proposals. Vicinity will count a properly executed proxy, even if you mark "ABSTAIN" with respect to all proposals, as present for purposes of determining whether a quorum is present. However, the shares represented by that proxy will not be voted at the special meeting. Because the affirmative vote of at least a majority of the outstanding shares of Vicinity common stock is required to approve the merger proposal, if you mark your proxy "ABSTAIN" with respect to the merger proposal, it will have the effect of a vote against this proposal. Likewise, because the affirmative vote of at least a majority of the shares represented in person or by proxy at the special meeting and eligible to vote on the adjournment proposal are required to approve the adjournment proposal, if you mark your proxy "ABSTAIN" with respect to the adjournment proposal, it will have the effect of a vote against this proposal.

        Broker non-votes.    If your broker holds your shares in its name, the broker cannot vote your shares on the proposal without your instructions. If you fail to provide these instructions, this results in a "broker non-vote." You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Because the affirmative vote of at least a majority of the outstanding shares of Vicinity common stock is required to approve the merger and adoption of the merger agreement, if you do not instruct your broker how to vote, it will have the effect of a vote against this proposal. Because only shares actually voted on the adjournment proposal will determine the outcome of any vote on the adjournment proposal, if you do not instruct your broker how to vote, your proxy will have no effect on the adjournment proposal.

        Voting shares in person that are held through brokers.    If your shares are held by your broker or another nominee and you wish to vote those shares in person at the special meeting, you must obtain from the nominee holding your Vicinity common stock a properly executed legal proxy identifying you as a Vicinity stockholder, authorizing you to act on behalf of the nominee at the special meeting and identifying the number of shares with respect to which the authorization is granted.

How to revoke your proxy

        You may revoke your proxy at any time before it is exercised at the special meeting by taking any of the following actions:

  •
  delivering to the corporate secretary of Vicinity prior to the special meeting a written notice, bearing a date subsequent to the date of your original proxy, stating that your original proxy is revoked;

  •
  signing and delivering to the corporate secretary of Vicinity, prior to the vote at the special meeting, a proxy relating to the same shares and bearing a date subsequent to the date of your original proxy; or

  •
  attending the special meeting and voting in person.

Proxy Solicitation

        Vicinity will pay the expenses of soliciting proxies in connection with the special meeting. Directors, officers and employees of Vicinity may solicit proxies, without additional remuneration, by telephone, facsimile, electronic mail and in person. Vicinity also reimburses brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and obtaining your voting instructions.

        You should send in your proxy by mail without delay, but please do not send in any stock certificates with your proxy. After the merger, Microsoft will arrange for instructions to be sent to you regarding how to exchange your Vicinity stock certificates for the $3.33 per share cash payment (without interest and less applicable withholding taxes) to be paid in the merger.

PROPOSAL 1 – ACQUISITION OF VICINITY BY MICROSOFT

THE MERGER

        This section of the proxy statement describes certain aspects of the proposed merger. While we believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should read this entire document and the other documents we refer to, including the merger agreement attached hereto as Annex A, carefully for a more complete understanding of the merger.

Background of the merger

        On July 2, 2002, Brian Roberts, Managing Director in the Corporate Development group at Microsoft and John Betz, Director, Planning and Business Development for the MapPoint business unit at Microsoft, spoke with Jerry Gallagher, a board member of Vicinity, by telephone. The discussion included a review of potential strategic opportunities for the two companies, including a potential acquisition of Vicinity by Microsoft for cash and a preliminary discussion of a potential price range, subject to various factors and to refinement through further discussions and a due diligence review of Vicinity.

        On July 8, 2002, after discussions with members of Vicinity's board of directors, Charles Berger, Chief Executive Officer of Vicinity, sent an email to Mr. Roberts and Mr. Betz indicating that Vicinity was not interested in pursuing a sale of the company at the price range previously discussed, but expressing interest in exploring other potential relationships. On July 9, Mr. Roberts responded to Mr. Berger by e-mail inquiring if Vicinity would be open to an acquisition at a higher price.

        On July 17, 2002, Vicinity's board of directors met and instructed Vicinity's management to proceed with the preparation of a stockholder rights plan, discussed potential merger and acquisition and strategic opportunities, including the inquiry from Microsoft, and authorized management to retain an investment banker to provide advice on strategic opportunities and complete the valuation necessary for the stockholder rights plan.

        On July 30, 2002, Vicinity received a letter from Moloco, LLC, a limited liability company with managers and officers including former employees of Vicinity, stating its intent to present a bid to take over control of Vicinity and to present business matters at Vicinity's next annual meeting of stockholders which would involve a recapitalization, restructuring and refocusing of Vicinity and a distribution of a substantial majority of Vicinity's cash to its stockholders equal to approximately $2.65 per share, subject to adjustment based on several factors. Vicinity and Moloco exchanged several letters regarding this proposal and Moloco's intentions.

        On August 6, 2002, Vicinity's board of directors met and, after presentations by Vicinity's financial and legal advisors, adopted a stockholder rights plan.

        On August 9, 2002, Mr. Berger e-mailed a representative of a third party (referred to as the "other party") indicating that Vicinity would be open to discussing a potential business combination.

        On August 13, 2002, representatives of Vicinity and Microsoft met at Vicinity's offices. Attendees at this meeting included Messrs. Berger, Betz and Roberts, Michael Sears, a board member of Vicinity, Stephen Lawler, Project Manager of the MapPoint business unit at Microsoft, and Andy Tam, an analyst in the Corporate Development group at Microsoft. The meeting included discussions of a potential acquisition by Microsoft. The parties also entered into a non-disclosure agreement at this meeting.

        Between August 14 and 19, Mr. Roberts submitted requests for business and financial due diligence materials to Vicinity, and Vicinity gathered and provided materials to Microsoft in response to these requests.

        On August 22, 2002, Mr. Berger discussed a potential business combination with a representative of the other party.

        On August 27, 2002, Vicinity renewed an existing non-disclosure agreement with the other party, and Mr. Berger met with representatives of the other party and discussed Vicinity's business.

        Between August 28 and October 7, 2002, the other party conducted a business and financial due diligence review of Vicinity. Mr. Berger engaged in several discussions with representatives of the other party during this period that involved diligence, preliminary price figures and issues regarding timing of a potential transaction.

        On August 29, 2002, representatives of Vicinity and Microsoft again met at Vicinity's offices. Attendees included Messrs. Betz, Roberts and Berger, and Deborah Krishnadasan, Human Resources Manager of the Venture Integration unit at Microsoft. Topics included a potential acquisition of Vicinity and related employee issues.

        On September 5, 2002, certain members of Vicinity's board of directors and management met with the principals of Moloco at Vicinity's offices. The representatives of Moloco gave a presentation in which they provided further detail regarding Moloco's proposal, in particular that it would involve a change of control of Vicinity through the merger of Vicinity with Mercanti Systems, a privately-held development stage company managed by certain principals of Moloco.

        On September 9, 2002, Mr. Roberts and Mr. Berger spoke by telephone, and Mr. Roberts outlined a preliminary proposal for Microsoft to acquire Vicinity in a cash transaction. Mr. Roberts and Mr. Berger discussed a preliminary price for the transaction of $3.10 per share, depending on various factors and subject to refinement through further discussions and a further due diligence review of Vicinity.

        On September 16, 2002, Vicinity's board of directors met and unanimously rejected the Moloco proposal, and Vicinity filed a press release announcing the board's decision on September 19, 2002. At the September 16 meeting, Vicinity's board of directors also discussed at length the status of various potential business combinations, in particular the proposed acquisitions by Microsoft and by the other party, and authorized management to proceed with the negotiation of these potential business combinations.

        On September 20, 2002, Mr. Berger met with a representative of the other party to discuss strategic fit between the two companies.

        On September 22 Mr. Roberts and Mr. Berger spoke by telephone to discuss a potential acquisition of Vicinity by Microsoft in further detail. Mr. Roberts proposed a price for the transaction of $3.26 per share, subject to completion of due diligence, negotiation of other terms and other factors.

        On September 26, 2002, Vicinity's board of directors met to discuss the status of various potential business combinations, in particular the proposals from Microsoft and the other party. Vicinity's board authorized management to propose a counteroffer to Microsoft's most recent price proposal and to continue discussions with other potential acquirors, including the other party.

        On September 27, 2002, Mr. Roberts contacted Mr. Berger by telephone and they discussed a potential acquisition in further detail. Mr. Roberts proposed a price of $3.33 per share, subject to completion of due diligence, negotiation of other terms and other factors, and described the methodology Microsoft had used to arrive at a total share count.

        On October 7, 2002, Vicinity received an offer for a cash acquisition of Vicinity from the other party. Vicinity's board of directors met that night to discuss the proposal, subject to several conditions. On October 8, 2002, Vicinity's board met and discussed the proposals from Microsoft and the other party at length, and determined that the other party's offer was not superior from a financial point of view and that the Microsoft proposal was significantly more likely to be completed. Vicinity's board directed Mr. Berger to reject the offer from the other party and to enter into an exclusivity agreement with Microsoft. Mr. Berger informed the other party by telephone that Vicinity was rejecting its offer, and Vicinity entered into an exclusivity agreement with Microsoft that contained exceptions to allow Vicinity's board to exercise its fiduciary duties.

        From October 7 through October 18, Microsoft and its legal advisors conducted a business, legal and financial due diligence review of Vicinity.

        On October 8, 2002, Vicinity engaged U.S. Bancorp Piper Jaffray to render a fairness opinion to its board of directors for the proposed acquisition by Microsoft.

        On October 8, 2002, Vicinity's outside counsel received the initial draft of the merger agreement from Microsoft's outside counsel. From October 8 until October 19, 2002, representatives of Vicinity and Microsoft and their respective legal counsel negotiated and exchanged several drafts of the merger agreement and related transaction agreements.

        On October 19, 2002, Vicinity's board of directors held a meeting at which Vicinity's outside counsel reviewed the principal terms of the merger agreement and the proposed transaction in detail, highlighted open points and issues, and reviewed the responsibilities of the board in considering the proposed transaction. A written summary of the principal terms of the proposed transaction and a draft of the merger agreement had been circulated to the board of directors in advance of the meeting. U.S. Bancorp Piper Jaffray summarized the process that it was undertaking in performing its financial analysis in order to prepare a fairness opinion with respect to the proposed transaction. The board authorized Vicinity's management to continue negotiating with Microsoft.

        Between October 19 and October 22, 2002, representatives of Vicinity and Microsoft and their respective legal counsel finalized the terms of the merger agreement and related transaction agreements.

        On October 22, 2002, Vicinity's board of directors held a meeting at which Vicinity's outside counsel reviewed the resolution of the open negotiation points and issues. U.S. Bancorp Piper Jaffray then presented its financial analysis relating to the proposed transaction and rendered its written opinion to the board of directors that the merger consideration of $3.33 per share in the proposed transaction was fair to the stockholders of Vicinity from a financial point of view. Following this discussion, Vicinity's board of directors unanimously determined that the merger and the merger agreement were advisable, fair to and in the best interests of Vicinity and its stockholders, and unanimously approved the merger agreement, related agreements and the transactions contemplated by those agreements, including the merger. The board also unanimously recommended that Vicinity's stockholders approve the merger and approve and adopt the merger agreement, and that they approve any other matters necessary or advisable to consummate the merger. Finally, the board adopted an amendment to Vicinity's stockholder rights plan to provide that the rights issued to Vicinity stockholders under the plan would not become exercisable as a result of the proposed transaction with Microsoft, and that the rights would terminate immediately following the closing of the merger.

        On October 22, 2002, after the board meeting, the parties entered into the merger agreement and affiliates of CMGI and Oak Investment Partners, and Vicinity's executive officers and directors, entered into voting agreements with Microsoft. Immediately after the closing of trading on the Nasdaq National Market, the parties issued a joint press release announcing the transaction.

        On November 11, 2002, Vicinity received a written reaffirmation and purported clarification of the other party's expression of interest to acquire Vicinity previously made on October 7, 2002. On November 12, 2002, Vicinity's board of directors met and discussed at length this renewed expression of interest, and determined that the terms of the proposal contemplated by the expression of interest were not superior from a financial point of view to the terms of the agreement with Microsoft and that the transaction with Microsoft was significantly more likely to be completed. Vicinity's board of directors unanimously reaffirmed its rejection of the other party's proposal and, at the direction of the board of directors, Vicinity so notified the other party.

Vicinity's reasons for the merger

        Our board of directors has determined that the terms of the merger agreement and the merger are advisable, fair to, and in the best interests of, Vicinity and its stockholders. In the course of reaching its decision to approve the merger and to approve and adopt the merger agreement, the board consulted with our management, our financial advisors and legal counsel.

        The decision of our board of directors was based upon a number of potential benefits of the transaction, including the following:

  •
  the merger consideration relative to the current and historical market prices of Vicinity common stock, and in particular the fact that the $3.33 per share merger consideration represents a 48.7% premium over the closing price of Vicinity common stock on October 22, 2002, the last trading day before the announcement of the proposed transaction, a 51.4% premium over the average of the closing prices of Vicinity common stock during the month leading up to the announcement, and a 64.0% premium over the average of the closing prices during the six months leading up to the announcement;

  •
  the judgment of our board of directors, based on extended arm's-length negotiations with Microsoft, that the $3.33 per share price represented the highest price that could be negotiated with Microsoft;

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  the support for the proposed transaction by our largest stockholders, who collectively hold approximately 30% of our outstanding stock, as evidenced by their willingness to enter into voting agreements with Microsoft;

  •
  the progress of negotiations with a third party that had expressed an interest in acquiring Vicinity, including without limitation that (i) Vicinity's board determined that the price proposal from the other party was not superior to that offered by Microsoft, and was likely less, after taking into account conditions requested by the other party and related potential downward adjustments to price, (ii) the judgment of the board that further negotiations with the other party would not yield a substantial improvement in terms, (iii) the potential for closing conditions to not be satisfied as compared with the Microsoft proposal, and (iv) the uncertainty as to whether a transaction with the other party would ever be consummated, and the speed at which such a transaction could be contemplated, as compared to the speed and certainty accompanying the Microsoft proposal;

  •
  the opinion of U.S. Bancorp Piper Jaffray that, as of the date of the opinion, and based on procedures followed, assumptions made, the matters considered and the limitations on the review undertaken described in the opinion (which is attached as Annex C), the $3.33 per share cash merger consideration in the merger was fair to our stockholders from a financial point of view;

  •
  the financial analysis and presentation by U.S. Bancorp Piper Jaffray, including a comparison of the current market capitalization and enterprise value of Vicinity relative to the valuations of comparable companies and a comparison of the proposed transaction relative to comparable merger transactions (please see "Opinion of Vicinity's financial advisor" for more information on U.S. Bancorp Piper Jaffray's fairness opinion, including the underlying assumptions and methodologies, matters considered and limitations on the review undertaken);

  •
  that the merger agreement enables us to participate in discussions and negotiations with, furnish non-public information and afford access to our books and records to, and release from any confidentiality or standstill agreement to which we are a party, any third party that submits an unsolicited competing bid to acquire Vicinity (subject to the limitations described under "No solicitation" on page 29);

  •
  that the merger agreement permits us to terminate the merger agreement so that we may enter into a definitive agreement for a competing proposal that our board of directors believes to be superior to the proposed merger with Microsoft, subject to the requirements of the merger agreement and the payment by us of a termination fee of $2.25 million;

  •
  that the merger consideration is all cash, which provides certainty of value to our stockholders compared to a transaction in which they would receive stock or other non-cash consideration, especially in light of the recent volatility of the stock market; and

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  the financial stability of Microsoft and the fact that the merger is not subject to a financing condition.

        Our board of directors also identified and considered a number of additional factors in its deliberations concerning the proposed transaction, including the following:

  •
  our prospects and the potential stockholder value that could be expected to be generated if we were to remain an independent, publicly traded company, including our business strategy going forward, our cash reserves, the uncertainty of being able to expand into new vertical markets and to increase revenue from existing customers, and the potential of consolidation in our industry and increased competition, especially from competitors with greater name recognition and financial and other resources;

  •
  Vicinity's efforts in contacting other potential bidders;

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  other alternatives for creating stockholder value, including a tender offer or cash dividend;

  •
  that a cash transaction prevents our stockholders from being able to participate in any value creation that Vicinity could generate going forward, as well as any future control premium, and similarly that our stockholders would not participate in the expected synergies between Vicinity and Microsoft;

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  the limitations that the merger agreement imposes on our ability to operate our business until the transaction closes or is terminated;

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  the risk that the transaction might not be consummated, and in particular the number of conditions to completion of the merger and the possibility that one or more conditions might not be satisfied;

  •
  in the event that the transaction is not consummated, the possible negative effects of the announcement of the merger on our relationships with customers and suppliers, employee morale and potential loss of key employees, and the impact on our sales, operating results and stock price; and

  •
  the current and anticipated regional, national and international economic climate.

        In view of the number and wide variety of positive and negative factors considered in connection with its evaluation of the merger, and the complexity of these matters, our board of directors did not find it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered. In considering the factors described above, individual members of the board of directors may have given different weight to different factors. Our board of directors considered all these factors together and, on the whole, considered them to be favorable to, and to support, its determination.

Recommendation of Vicinity's board of directors

        After careful consideration, our board of directors has determined that the terms of the merger are advisable, fair to, and in the best interests of, Vicinity and its stockholders, has approved and adopted the merger agreement and the merger, and recommends to our stockholders that they vote "FOR" the proposal to approve the merger and to approve and adopt the merger agreement, as well as the adjournment proposal.

        In considering the recommendation of our board of directors with respect to the merger, you should be aware that certain directors and executive officers of Vicinity have interests in the merger that are different from, or are in addition to, the interests of Vicinity stockholders generally. Please see the section entitled "Interests of executive officers and directors of Vicinity in the merger" on page 23.

Opinion of Vicinity's financial advisor

        Our board of directors retained U.S. Bancorp Piper Jaffray to render an opinion to it as to the fairness, from a financial point of view, to our stockholders of the consideration to be received by these stockholders in connection with the merger. On October 22, 2002, our board of directors met to review the proposed merger. During this meeting, U.S. Bancorp Piper Jaffray reviewed with Vicinity's board of directors certain financial analyses, which are summarized below. Also at this meeting, U.S. Bancorp Piper Jaffray delivered its written fairness opinion to our board of directors to the effect that, as of October 22, 2002, and based upon and subject to the factors, assumptions and limitations set forth in its opinion, the $3.33 cash per share merger consideration to be paid pursuant to the merger agreement is fair, from a financial point of view, to our stockholders.

        The full text of the U.S. Bancorp Piper Jaffray written opinion dated October 22, 2002, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by U.S. Bancorp Piper Jaffray in rendering its opinion, is attached as Annex C to this proxy statement and is incorporated in its entirety herein by reference. You are urged to, and should, carefully read the U.S. Bancorp Piper Jaffray opinion in its entirety. The U.S. Bancorp Piper Jaffray opinion addresses only the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders (other than Microsoft Corporation or any of its subsidiaries) of Vicinity common stock in the proposed merger. The U.S. Bancorp Piper Jaffray opinion was directed solely to our board of directors and was not intended to be, and does not constitute, a recommendation to any Vicinity stockholder as to how any stockholder should vote or act on any matter relating to the proposed merger. In arriving at its opinion, U.S. Bancorp Piper Jaffray, among other things:

  •
  reviewed the financial terms of a draft of the merger agreement dated October 19, 2002;

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  reviewed a draft of the stockholder voting agreement dated October 14, 2002;

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  reviewed and analyzed certain publicly available business and financial information relating to Vicinity;

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  reviewed and analyzed certain other financial information relating to Vicinity prepared by company management, including projected financial data for the fiscal years ending June 30, 2003 through 2007, and met with members of Vicinity's management to discuss the financial condition, current operating results and business outlook for Vicinity and the background and rationale of the proposed merger;

  •
  considered the historical stock prices and trading activity of Vicinity's common stock;

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  considered publicly available financial and stock market data of selected publicly held companies;

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  considered to the extent publicly available, the financial terms of certain other recent merger and acquisition transactions; and

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  considered other information, financial studies and analyses and investigations and financial, economic and market criteria that U.S. Bancorp Piper Jaffray deemed relevant for the purpose of rendering its opinion.

        U.S. Bancorp Piper Jaffray relied upon and assumed the accuracy, completeness and fairness of the financial and other information provided to it by us or otherwise made available to it, and did not attempt to, or assume the responsibility to, independently verify this information. U.S. Bancorp Piper Jaffray also assumed, in reliance upon the assurances of our management, that the information provided to U.S. Bancorp Piper Jaffray by us was prepared on a reasonable basis in accordance with industry practice and, with respect to financial planning data and other business outlook information, reflected the best currently available estimates and judgments of our management as to our expected future financial performance, and that our management was not aware of any information or facts that would make the information provided to U.S. Bancorp Piper Jaffray incomplete or misleading. U.S. Bancorp Piper Jaffray assumed that we were not a party to any pending transaction, including external financing, recapitalizations, acquisitions or merger discussions, other than the proposed merger or in the ordinary course of business. U.S. Bancorp Piper Jaffray assumed that all necessary regulatory approvals and consents required for the proposed merger would be attained in a manner that would not change the purchase price to be paid for Vicinity in the merger, and that the merger would be completed on substantially the terms set forth in the draft merger agreement dated October 19, 2002 reviewed by U.S. Bancorp Piper Jaffray, without modification of material terms or conditions. In addition, U.S. Bancorp Piper Jaffray assumed that there were no material changes in Vicinity's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to U.S. Bancorp Piper Jaffray. U.S. Bancorp Piper Jaffray did not assume responsibility for performing, and did not perform, any appraisals or valuations of specific assets or liabilities of Vicinity and was not furnished with any appraisals or valuations, and made no physical inspection of the property or assets of Vicinity. U.S. Bancorp Piper Jaffray's opinion was necessarily based on the information available to it, the facts and circumstances known by it on the date of the opinion and the economic, market or other conditions as they existed and were subject to evaluation as of the date of the opinion.

        U.S. Bancorp Piper Jaffray was not asked to, and did not, advise us in the negotiation of the consideration to be received by its stockholders, any other terms of the proposed merger, or with respect to alternatives to the proposed merger that may have been, or may be, available. In addition, our board of directors did not request that U.S. Bancorp Piper Jaffray solicit, and U.S. Bancorp Piper Jaffray did not solicit, any indications of interest from any third party that may be interested in purchasing all or any part of our shares or assets.

        U.S. Bancorp Piper Jaffray did not undertake any independent analysis of any outstanding, pending or threatened litigation, material claims or other contingent liabilities to which we or any of our affiliates is a party or may be subject. U.S. Bancorp Piper Jaffray also did not undertake any independent analysis of any other governmental investigation or possible unasserted claims to which we or any of our affiliates is a party or may be subject. At the direction of our board of directors, and with its consent, U.S. Bancorp Piper Jaffray's opinion made no assumption concerning, and therefore did not consider, the potential effects of litigation, claims, investigations, or possible assertions of claims, or the outcomes or damages arising out of any such matters.

        The following is a summary of the material financial analyses performed by U.S. Bancorp Piper Jaffray in connection with the preparation of its fairness opinion, which was reviewed with our board of directors at a meeting of the board held on October 22, 2002. It does not purport to be a complete description of the analyses performed by U.S. Bancorp Piper Jaffray or of its presentation to our board of directors on October 22, 2002. This summary includes information presented in tabular format, which tables must be read together with the text of each analysis summary, and considered as a whole, in order to fully understand the financial analyses presented by U.S. Bancorp Piper Jaffray. The tables alone do not constitute a complete summary of the financial analyses. The order in which these analyses are presented below, and the results of those analyses, should not be taken as any indication of the relative importance or weight given to these analyses by U.S. Bancorp Piper Jaffray or our board of directors. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 22, 2002, and is not necessarily indicative of current market conditions.

  Summary of Proposal

        U.S. Bancorp Piper Jaffray reviewed the financial terms of the proposed transaction, including the cash consideration per share and the aggregate transaction value. Based on 28.783 million fully diluted shares of Vicinity common stock outstanding as of October 21, 2002 and an offer price per share of $3.33, the transaction has an implied equity value of $95.8 million and an enterprise value of $13.0 million after subtracting approximately $82.8 million of cash and marketable securities of Vicinity as of September 30, 2002. The "enterprise value" is the sum of the fully diluted market value of any common equity and the value of any preferred stock at liquidation value, plus any short-term and long-term debt, minus cash and cash equivalents.

  Selected Market and Financial Information Concerning Vicinity

        U.S. Bancorp Piper Jaffray reviewed selected market information concerning Vicinity's common stock. Among other things, U.S. Bancorp Piper Jaffray noted the following with respect to the trading of Vicinity common stock:

Market Price as of October 21, 2002	$2.24
1 week trading average	$2.23
1 month trading average	$2.20
3 month trading average	$2.15
6 month trading average	$2.03
12 month trading average	$1.95
52 week (October 21, 2001 to October 21, 2002)
High	$2.40
Low	$1.26

        U.S. Bancorp Piper Jaffray also presented additional stock price and volume performance data for Vicinity common stock for the twelve-month period ended October 21, 2002. U.S. Bancorp Piper Jaffray then compared selected financial data and ratios for Vicinity to the corresponding data and ratios for a group of eleven companies in the internet media and marketing business, which U.S. Bancorp Piper Jaffray deemed comparable to Vicinity, and to the relative performance of the Nasdaq National Market Index.

        U.S. Bancorp Piper Jaffray's analysis concerning Vicinity common stock was based on information concerning Vicinity and its common stock available as of October 21, 2002. U.S. Bancorp Piper Jaffray did not and does not express any opinion as to the actual value of Vicinity common stock on October 21, 2002.

  Comparable Public Companies Analysis

        U.S. Bancorp Piper Jaffray reviewed selected financial data and ratios for Vicinity and compared them to corresponding data for the following publicly traded companies, which companies are engaged primarily in the internet media and marketing business and U.S. Bancorp Piper Jaffray believes are similar to Vicinity's business:

  •
  Avenue A, Inc.

  •
  Digital Impact, Inc.

  •
  DoubleClick Inc.

  •
  InfoNow Corporation

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  InfoSpace, Inc.

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  LookSmart, Inc.

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  MapInfo Corporation

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  Net Perceptions, Inc.

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  Overture Services, Inc.

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  Switchboard Incorporated

  •
  ValueClick, Inc.

        The financial data and ratios compared as part of this analysis included, among other things: the stock price as of October 21, 2002; the 52 week high and low stock prices; the stock price as a percentage of the 52 week high and low; the market value of its common equity and the value of any preferred stock; revenue, gross margin, operating income and net margin for the last twelve months, otherwise referred to as "LTM"; 2002 and 2003 calendar year earnings per share and 2002 and 2003 calendar year price to earnings ratios. This analysis showed, among other things, that the comparable companies had a stock price as a percentage of the 52 week high ranging from 15.6% to 70.7%, with a mean of 40.5% and a median of 35.9%, and a stock price as a percentage of the 52 week low ranging from 111.1% to 326.7%, with a mean of 180.7% and a median of 180.8%. It also showed that LTM gross margin ranged from 30.3% to 94.5%, with a mean of 63.8% and a median of 61.6%, LTM net margin ranged from a negative percentage to 16.3%, with a mean and median of 10.0%, and the 2002 calendar year price to earnings ratio ranging from a negative multiple to 70.0x, with a mean of 40.5x and a median of 26.0x.

        U.S. Bancorp Piper Jaffray also calculated and analyzed (1) the ratio of enterprise value of Vicinity (after giving effect to the proposed transaction) and each comparable company listed above to its LTM revenue, and (2) the ratio of fully diluted market value of equity, using the treasury method, for

Vicinity (after giving effect to the proposed transaction) and each comparable company listed above to its LTM revenue. The analysis indicated the following multiples:

Comparable Company Multiples
Merger Consideration
		Low	Mean	Median	High
Enterprise value as a multiple of:
LTM revenue	0.7x	NEG	1.1x	0.6x	3.6x
Calendar year 2002 revenue	0.7x	NEG	1.1x	0.7x	2.6x
Calendar year 2003 revenue	0.6x	NEG	0.9x	0.6x	2.1x
Equity value as a multiple of:
LTM revenue	5.5x	0.4x	2.2x	1.8x	4.1x
Calendar year 2002 revenue	5.5x	0.9x	1.9x	1.6x	3.0x
Calendar year 2003 revenue	4.5x	0.7x	1.6x	1.4x	2.7x

  Comparable M&A Transactions Analysis

        U.S. Bancorp Piper Jaffray reviewed and analyzed certain publicly available financial information from a group of eight selected merger and acquisition transactions completed between January 1, 2001 and October 21, 2002 involving domestic public target companies operating in similar businesses and having SIC code classifications similar to Vicinity's business. All of the comparable acquisitions analyzed involved targets with an equity value of between $25 million and $150 million and LTM revenues greater than $15 million. The following transactions were deemed similar to the proposed transaction with targets deemed similar to Vicinity:

  •
  Cornerstone Equity Investors IV, L.P. (acquiror)/Vestcom International Inc. (target)

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  ValueClick, Inc. (acquiror)/Be Free, Inc. (target)

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  SPSS Inc. (acquiror)/NetGenesis Corporation (target)

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  Cross Media Marketing Corporation (acquiror)/LifeMinders, Inc. (target)

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  divine, inc. (acquiror)/eshare communications, Inc. (target)

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  ValueClick, Inc. (acquiror)/Mediaplex, Inc. (target)

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  United NewVentures, Inc. (acquiror)/MyPoints.com, Inc. (target)

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  eXcelon Corporation (acquiror)/C-Bridge Internet Solutions, Inc. (target)

U.S. Bancorp Piper Jaffray calculated the ratio of enterprise value to LTM revenue and equity value to LTM revenue of the targets in each transaction and compared the results of these calculations with the calculations for the proposed transaction. This analysis indicated the following multiples:

Comparable Transaction Multiples
Merger Consideration
		Low	Mean	Median	High
Enterprise value as a multiple of LTM revenue	0.7x	0.1x	0.5x	0.5x	0.8x
Equity value as a multiple of LTM revenue	5.5x	0.4x	1.8x	1.3x	5.6x

  Premium Analysis

        U.S. Bancorp Piper Jaffray compared the premium of the implied price per share of the merger consideration over the last sale price of the common stock of Vicinity one day, one week and one month prior to October 22, 2002 to similar premiums for the eight comparable transactions described above at announcement date. U.S. Bancorp Piper Jaffray observed that these premiums were as follows:

		Comparable Premium (Discount)
	Merger Consideration
		Low	Mean	Median	High
1-day premium	48.7%	25.8%	57.8%	48.1%	143.8%
1-week premium	49.3%	27.5%	64.7%	53.0%	149.6%
1-month premium	51.4%	(9.3)%	93.6%	71.8%	205.0%

  Discounted Cash Flow Analysis

        Using a discounted cash flow analysis, U.S. Bancorp Piper Jaffray calculated a range of theoretical per share values for Vicinity, based on (1) the net present value of implied future cash flows of Vicinity's business and (2) the net present value of the terminal value, which is an estimate of the future value of Vicinity's business. U.S. Bancorp Piper Jaffray used internal projected financial planning data prepared by management of Vicinity for the period beginning on October 1, 2002 and ending on June 30, 2007 that reflect Vicinity as a standalone entity. U.S. Bancorp Piper Jaffray calculated the range of net present values for Vicinity based on a range of discount rates of 20% to 30% and a range of terminal revenue multiples of 0.5x to 1.0x applied to the projected fiscal year 2007 revenues. This analysis yielded a range of estimated equity present values for Vicinity of between $2.93 per share and $3.31 per share.

        Although the summary set forth above does not purport to be a complete description of the analyses performed by U.S. Bancorp Piper Jaffray, the material analyses performed by U.S. Bancorp Piper Jaffray in rendering its opinion have been summarized above. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. U.S. Bancorp Piper Jaffray believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses or of the summary, without considering the analyses as a whole or all of the factors included in its analyses, would create an incomplete view of the processes underlying the analyses set forth in the U.S. Bancorp Piper Jaffray opinion. In arriving at its opinion, U.S. Bancorp Piper Jaffray considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Instead U.S. Bancorp Piper Jaffray made its determination as to the fairness on the basis of its experience and financial judgement after considering the results of all of its analyses. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. No company or transaction used in the above analyses as a comparison is directly comparable to Vicinity or the proposed merger.

        The analyses were prepared solely for purposes of U.S. Bancorp Piper Jaffray's providing its opinion to our board of directors that the merger consideration to be paid pursuant to the merger agreement was fair, from a financial point of view, to our stockholders (other than Microsoft or any of its subsidiaries) as of October 22, 2002. These analyses do not purport to be appraisals or to reflect the prices at which Vicinity might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In performing its analyses, U.S. Bancorp Piper Jaffray made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. The analyses performed by U.S. Bancorp Piper Jaffray are based upon forecasts of future results, which are not necessarily indicative of actual values or actual future results and may be significantly more or less favorable than suggested by these analyses. These analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. U.S. Bancorp Piper Jaffray does not assume responsibility if future results are materially different from those forecasted.

        As described above, U.S. Bancorp Piper Jaffray's opinion to our board of directors was one of many factors taken into consideration by ourboard of directors in making its determination to approve the merger agreement. The above summary does not purport to be a complete description of the analyses performed by U.S. Bancorp Piper Jaffray in connection with the opinion and is qualified by reference to the written opinion of U.S. Bancorp Piper Jaffray set forth in Annex C.

        U.S. Bancorp Piper Jaffray is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. Our board of directors selected U.S. Bancorp Piper Jaffray to render its fairness opinion in connection with the proposed merger on the basis of its experience and reputation in valuing securities in connection with mergers and acquisitions. U.S. Bancorp Piper Jaffray currently makes a market in the common stock of Vicinity and Microsoft. It has also from time to time provided research coverage and made recommendations on the common stock of Vicinity. In addition, U.S. Bancorp Piper Jaffray has performed certain investment banking services for Vicinity and Microsoft from time to time since 1999, and may provide certain investment banking services in the future. U.S. Bancorp Piper Jaffray in the ordinary course of its business may actively trade securities of Vicinity and Microsoft for its own account or the accounts of its customers and, accordingly, may at any time hold long or short positions in these securities.

        U.S. Bancorp Piper Jaffray was retained by means of an engagement letter dated October 8, 2002 to render a fairness opinion to our board of directors. Under the terms of this engagement letter, we have agreed to pay U.S. Bancorp Piper Jaffray a fee of $300,000 for providing the opinion that is not contingent upon consummation of the proposed merger. Whether or not the proposed merger is consummated, we have also agreed to reimburse U.S. Bancorp Piper Jaffray for its reasonable out-of-pocket expenses and to indemnify it against certain liabilities relating to or arising out of services performed by U.S. Bancorp Piper Jaffray in rendering its opinion to our board of directors. U.S. Bancorp Piper Jaffray has not received any other compensation from Vicinity during the two years preceding the date of this proxy statement. U.S. Bancorp Piper Jaffray was not engaged by Microsoft for any investment banking or advisory services during the last two years. Microsoft buys and sells a variety of securities from a number of financial institutions including U.S. Bancorp Piper Jaffray. Microsoft estimates that during the last two years mark ups in lieu of commissions from transactions with U.S. Bancorp Piper Jaffray did not exceed $300,000.

Interests of executive officers and directors of Vicinity in the merger

        When considering the recommendations of our boards of directors, you should be aware that some of the executive officers and directors of Vicinity have interests in the merger that are different from, or are in addition to, yours as stockholders. These interests include the following:

Change of Control, Severance and Transitional Employment Arrangements

        At the time we entered into the merger agreement, our executive officers entered into agreements with us covering change of control, severance and transitional employment. These agreements supercede change of control and severance arrangements that the executive may be entitled to under an offer letter or other agreement with us. These agreements provide benefits upon the closing of the merger and following the closing, and are tied to conditions such as not having been terminated for cause and not having resigned for other than good reason. For purposes of the agreements, good reason includes (i) a change in title or, provided that we maintain our current office space for our headquarters, the executive officer's office space, (ii) a reduction in base salary, or (iii) our requiring the executive officer to be based at any office or location more than 35 miles from the office where the officer was employed immediately preceding the merger.

        In particular, these agreements provide for the following benefits:

          Acceleration of Vesting of Employee Stock Options. Each agreement provides that, upon the closing of the merger, unless the executive officer's employment has been terminated by us for cause or the officer has resigned other than for good reason, each stock option held by each executive officer will vest and will convert into the right to receive cash in an amount equal to the difference between $3.33 and the exercise price per share of the option, multiplied by the number of shares subject to the option.

          Payment of Severance. Unless an executive officer's employment has been terminated for cause or the officer has resigned other than for good reason, the executive officer will receive an initial severance payment on the later of January 2, 2003 or three days following the closing of the merger. The initial severance payment to each of our executive officers would be as follows: Charles Berger, $187,500; Scott P. Sullivan, $129,000; Michael T. Torgersen, $120,000; J. Daniel Shaver, $150,000; Teri Dahlbeck, $168,750; Steve Weinstein, $150,000; and Maury Austin, $177,187.50. A second severance payment would be made to each executive officer that remains continuously employed for six months after the closing, or is terminated before this time without cause or resigns for good reason. The second severance payment to each executive officer would be equal to the first severance payment.

          Employment with Microsoft. At the closing of the merger, each executive officer may commence a transitional period of employment with us not to exceed six months and which would be "at will" in nature, meaning that we or the officer may terminate employment at any time and with or without cause or good reason. During this transitional period of employment, the annual rate of compensation for each of our officers would be as follows: Charles Berger, $250,000; Scott P. Sullivan, $172,000; Michael T. Torgersen, $160,000; J. Daniel Shaver, $150,000; Teri Dahlbeck, $225,000; Steve Weinstein, $200,000; and Maury Austin, $236,250.

Indemnification

        Microsoft has agreed to assume all rights to indemnification, advancement of expenses, and limitations on liability for officers, directors, employees and agents of Vicinity for a period of ten years following the closing of the merger.

Voting agreements

        Microsoft entered into voting agreements with our two largest stockholders, CMGI and Oak Investment Partners, as well as each of our executive officers and directors. The voting agreements require these stockholders to vote their shares in favor of the merger and adoption of the merger agreement, and against any action or agreement that would interfere with the completion of the merger or change in any manner the voting rights of holders of Vicinity common stock. In order to secure these obligations, these stockholders granted a proxy and power of attorney with respect to these matters to Microsoft.

        The voting agreements apply only to the exercise of voting rights attaching to Vicinity shares and do not limit the discretion of any stockholder who is a director of Vicinity with respect to his duties as a director of Vicinity.

        In addition, each Vicinity stockholder who is a party to a voting agreement agreed not to transfer any of its Vicinity stock unless the transferee enters into a similar voting agreement with Microsoft. The voting agreements will terminate upon the earliest to occur of the termination of the merger agreement in accordance with its terms or the completion of the merger (or, in the case of the agreement with CMGI, April 30, 2003).

        As of the record date, the Vicinity stockholders who entered into voting agreements collectively owned 8,083,487 shares of outstanding Vicinity common stock, representing approximately 30% of the currently outstanding shares of Vicinity common stock. None of the Vicinity stockholders who are parties to the voting agreements were paid additional consideration in connection with these agreements.

        The form of voting agreement is attached as Annex B, and we urge you to read this carefully.

Completion and effectiveness of the merger

        The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including approval of the merger and approval and adoption of the merger agreement by Vicinity's stockholders and receipt of required regulatory approvals. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware.

Treatment of shares of Vicinity common stock and Vicinity stock options

        Upon completion of the merger, each outstanding share of Vicinity common stock, other than shares held by Vicinity, its subsidiaries and stockholders electing to exercise their appraisal rights, will be converted into the right to receive $3.33 in cash (without interest and less applicable withholding taxes).

        Upon completion of the merger, Vicinity stock options held by our executive officers will be converted into the right to receive cash in an amount equal to the difference between $3.33 and the exercise price of the option, multiplied by the number of shares subject to the option. Each other outstanding Vicinity stock option will be converted into an option to purchase shares of Microsoft common stock. The number of shares subject to each new Microsoft stock option will be equal to the number of shares subject to the Vicinity stock option multiplied by the exchange ratio, rounded down to the nearest whole share. The exercise price per share for each new Microsoft stock option will be equal to the exercise price per share of the prior Vicinity stock option, divided by the exchange ratio, rounded up to the nearest whole cent. In each case, the exchange ratio will be equal to $3.33 divided by the average of the closing trading prices of Microsoft common stock over the ten trading days preceding the closing date of the merger. The new Microsoft stock options will have the same vesting schedule as the prior Vicinity stock options, and continuous employment with Vicinity will be credited to each optionee for purposes of vesting.

        Under the merger agreement, Microsoft is required to use commercially reasonable best efforts to file a registration statement on Form S-8 within 10 days after the closing of the merger to cover the issuance of the shares upon exercise of the new Microsoft stock options. Microsoft has agreed to use commercially reasonable best efforts to maintain the effectiveness of that registration statement for so long as any of the new Microsoft stock options remain outstanding.

        If the merger is completed, Vicinity common stock will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act.

Exchange of Vicinity stock certificates for cash

        When the merger is completed, Microsoft's exchange agent will mail to our stockholders a letter of transmittal and instructions for use in surrendering Vicinity stock certificates in exchange for cash. When you deliver your Vicinity stock certificates to the exchange agent along with an executed letter of transmittal and any other required documents, your Vicinity stock certificates will be canceled and you will receive the cash payment of $3.33 per share, without interest and less applicable withholding taxes, to which you are entitled under the merger agreement.

        Any stockholder that has lost its Vicinity stock certificate will be required to furnish an affidavit of loss and a bond, any may be required to pay fees, in addition to the documents accompanying the letter of transmittal to receive the cash payment.

Material United States federal income tax consequences of the merger

        The following is a summary of United States federal income tax consequences of the merger to our stockholders. The discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to our stockholders. The discussion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations, administrative rulings and court decisions in effect as of the date of this proxy statement, all of which are subject to change at any time, possibly with retroactive effect. The discussion applies only to stockholders who hold shares of our common stock as capital assets, and may not apply to shares of our common stock received in connection with the exercise of employee stock options or otherwise as compensation, or to certain types of stockholders (including insurance companies, mutual funds, tax-exempt organizations, financial institutions, broker-dealers, and persons who hold their shares as part of a hedge, straddle or conversion transaction) who may be subject to special rules. This discussion does not discuss the tax consequences to any stockholder who, for United States federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address any aspect of state, local or foreign tax laws.

        The receipt of cash for shares of Vicinity common stock in the merger will be a taxable transaction for United States federal income tax purposes. In general, a stockholder who surrenders shares of our common stock for cash in the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the shares of our common stock surrendered. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash in the merger. This gain or loss will be long-term capital gain or loss provided that a stockholder's holding period for the shares is more than one year at the time of the consummation of the merger. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

        Backup withholding at a 30% rate will apply to all cash payments to which a holder of shares or other payee is entitled under the merger agreement, unless the stockholder or other payee provides a taxpayer identification number (social security number, in the case of individuals, or employer identification number, in the case of other stockholders), certifies that the number is correct, and otherwise complies with the backup withholding tax rules. Each of our stockholders and, if applicable, each other payee, should complete and sign the Substitute Form W-9 included as part of the letter of transmittal to be mailed to you shortly after completion of the merger in order to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the paying agent. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

        The United States federal income tax consequences set forth above are for general information purposes only and are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each stockholder should consult the stockholder's tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the merger, including the application of state, local and foreign tax laws.

Regulatory filings and approvals required to complete the merger

        The proposed transaction is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which prevents certain transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the appropriate waiting periods expire or are terminated. We have filed the required information and materials with the Department of Justice and the Federal Trade Commission, and have received notice of early termination of the applicable waiting periods. The requirements of Hart-Scott-Rodino will be satisfied if the merger is completed within one year from the termination of the waiting period. The transaction may also be subject to international antitrust laws.

        The Antitrust Division of the Department of Justice or the Federal Trade Commission may challenge the merger on antitrust grounds either before or after expiration of the waiting period. Accordingly, at any time before or after the completion of the merger, either the Antitrust Division of the Department of Justice or the Federal Trade Commission could take action under the antitrust laws. Certain other persons could take action under the antitrust laws, including seeking to enjoin the merger. Additionally, at any time before or after the completion of the merger, notwithstanding that the applicable waiting period was terminated, any state could take action under the antitrust laws. A challenge to the merger could be made and if a challenge is made there is no assurance that we would prevail.

        Neither of us is aware of any other material governmental or regulatory approval required for completion of the merger, other than compliance with the applicable corporate law of Delaware.

THE MERGER AGREEMENT

        This section of the document describes selected portions of the merger agreement. While we believe that the description covers the material terms of the merger agreement, this summary may not contain all of the information that is important to you. The merger agreement is attached to this document as Annex A and we urge you to carefully read this document in its entirety.

The merger

        The merger agreement provides for the transaction to be effected through a merger of Bootstrap Merger Sub, Inc., a newly formed and wholly owned subsidiary of Microsoft, with and into Vicinity. As a result of the merger, the separate corporate existence of Bootstrap Merger Sub will cease and Vicinity will survive the merger and become a wholly owned subsidiary of Microsoft. The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, and will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware.

        Upon completion of the merger, each outstanding share of Vicinity common stock, other than shares held by Vicinity, its subsidiaries and stockholders electing to exercise their appraisal rights, will be converted into the right to receive $3.33 in cash (without interest and less applicable withholding taxes). Except as provided in agreements between Microsoft and certain officers of Vicinity as described previously, Microsoft also will assume each outstanding Vicinity stock option and convert it into an option to purchase shares of Microsoft common stock. For more details, please see the section entitled "Treatment of shares of Vicinity common stock and Vicinity stock options" starting on page 24.

Representations and warranties

  Representations and warranties of Vicinity

        The merger agreement contains various representations and warranties that we made to Microsoft and Bootstrap Merger Sub, including, among others, representations and warranties relating to:

  •
  our corporate organization and good standing, and corporate power and authority to enter into the merger agreement and consummate the merger;

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  whether our participation in the transaction violates our charter documents or any material contracts that we are a party to, or any orders, rules or regulations of any governmental authority;

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  required consents, waivers and approvals from governmental authorities,

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  our capitalization and the presence of any voting agreements relating to our capital stock;

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  our subsidiaries and ownership interests in other entities;

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  our filings and reports with the Securities and Exchange Commission;

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  our financial statements and undisclosed liabilities, and changes in our business since our most recent financial statements;

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  the disclosure documents associated with the proposed transaction;

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  our tax obligations and compliance with tax laws;

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  our employee benefit plans and employee matters;

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  the effect of the proposed merger on vesting of stock options or payment of awards;

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  litigation matters related to us and our compliance with laws;

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  our contractual obligations;

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  our technology and intellectual property rights;

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  receipt of a fairness opinion from our financial advisor and board recommendation of the proposed transaction;

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  brokers' and finders' fees in connection with the transaction;

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  customers and suppliers;

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  completeness of representations and warranties; and

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  vote required for the transaction.

  Representations and warranties of Microsoft and Bootstrap Merger Sub

        The merger agreement also contains various representations and warranties that Microsoft and Bootstrap Merger Sub made to us, including, among others, representations and warranties relating to:

  •
  their corporate organization and good standing, and corporate power and authority to enter into the merger agreement and consummate the merger;

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  whether their participation in the transaction violates their charter documents or any material contracts that they are a party to, or any orders, rules or regulations of any governmental authority;

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  required consents, waivers and approvals from governmental authorities,

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  the disclosure documents associated with the proposed transaction;

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  brokers' and finders' fees in connection with the transaction;

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  ability to finance the transaction;

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  litigation related to the proposed transaction; and

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  Microsoft's filings and reports with the Securities and Exchange Commission.

        The representations and warranties in the merger agreement are complicated and are not easily summarized. We urge you to read the sections of the merger agreement entitled "Representations and Warranties of the Company," and "Representations and Warranties of Parent and Purchaser" carefully.

Conduct of Vicinity's business before the closing of the merger

        We have agreed that until the closing of the merger, or unless Microsoft otherwise consents in writing, we will conduct our business in the ordinary course consistent with past practice, and will use commercially reasonable efforts to preserve our present business organization, officers and employees, relationships with suppliers, customers, licensors, licensees and other business relationships.

        We have also agreed that until the closing of the merger, or unless Microsoft otherwise consents in writing, we will conduct our business in compliance with specific restrictions relating to the following:

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  declaring or paying dividends or making other distributions with respect to our capital stock, or otherwise changing our capital structure (including stock splits or reverse stock splits);

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  amending our certificate of incorporation or bylaws;

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  incurring or guaranteeing indebtedness other than borrowings under short term credit facilities not in excess of $50,000 in the aggregate;

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  factoring accounts receivable;

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  changing accounting methods (otherwise than as required by GAAP);

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  granting severance or termination pay, except as provided under certain existing agreements, or otherwise increase pay or benefits other than in the ordinary course;

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  issuing our securities;

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  acquiring, disposing or licensing our assets other than in the ordinary course;

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  entering into any joint venture or partnership;

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  modifying, amending or terminating our material agreements;

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  making tax elections inconsistent with past practice that would materially increase our tax liabilities;

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  settling any litigation or claim in excess of $50,000;

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  failing to maintain insurance covering our material properties;

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  entering into any material contract requiring expenditures in excess of $100,000;

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  adopting a plan of liquidation, dissolution, recapitalization or reorganization;

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  merging with or acquiring any third party or material amount of assets;

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  adopting or amending employee benefit plans, entering into employment contracts, making loans to affiliates and other similar activities;

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  making payments under employee benefit plans except in the ordinary course of business (and other than the severance arrangements between us and our officers);

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  failing to make timely filings with the SEC or to take actions required by the Sarbanes-Oxley Act;

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  contributing our intellectual property to any standards organization, or incorporating public domain software into our products;

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  issuing any stock options to our executive officers; or

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  taking any action that would likely result in any conditions of the merger not being satisfied or that would materially impair our ability to consummate the merger.

        In addition, we have agreed to notify Microsoft of any change in the normal course of our business, assets, operations or financial condition.

        The agreements related to the conduct of our business in the merger agreement are complicated and not easily summarized. We urge you to read the sections of the merger agreement entitled "Conduct of the Business of the Company" carefully.

No solicitation

        Until the merger is completed or the merger agreement is terminated, we have agreed not to take any of the following actions directly or indirectly:

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  solicit or initiate any Acquisition Proposal, as defined below;

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  engage in any discussions or negotiations with any person regarding any Acquisition Proposal;

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  furnish any non-public information with respect to any Acquisition Proposal, or allow access to our books and records;

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  release any third party from any confidentiality or standstill agreement to which we are a party;

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  following receipt of an Acquisition Proposal, withhold, withdraw or change our recommendation in favor of the merger; or

  •
  approve, endorse or recommend any Acquisition Proposal.

        However, if we receive an unsolicited, written, bona fide Acquisition Proposal and our board of directors believes in good faith, after consultation with our legal counsel, that (1) the Acquisition Proposal is, or could reasonably be expected to lead to, a Superior Proposal, as defined below, and (2) the failure to engage in discussions or negotiations or take such other actions as listed above would be inconsistent with its fiduciary duties, then we may engage in discussions or negotiations with, furnish information to or release from any confidentiality or standstill agreement, any person with respect to the Acquisition Proposal. In addition, if the board makes the determinations in the preceding sentence after consulting with our financial advisor, the board may withhold, withdraw or change its recommendation in favor of the merger and/or approve, endorse or recommend the Acquisition Proposal. If we receive an Acquisition Proposal, then unless prohibited under nondisclosure agreements under which we are currently bound, we must provide a copy of the Acquisition Proposal to Microsoft and advise Microsoft of any material modification to any Acquisition Proposal, in each case within one business day. In any event, unless the merger agreement is terminated, we will remain obligated to hold the special meeting with respect to the proposed merger.

        An Acquisition Proposal includes any offer or proposal by a third party, other than the proposed merger or the proposals previously made by Moloco, LLC, for:

  •
  any merger, consolidation or business combination involving us;

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  the acquisition or purchase of more than a 25% interest of any class of our equity securities;

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  any tender offer or exchange offer, that, if consummated, would result in any person or group beneficially owning 25% or more of any class of our equity securities; or

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  an acquisition of a substantial portion of our assets.

        A Superior Proposal is a bona fide written Acquisition Proposal which our board of directors believes, in good faith, after consultation with our financial advisor, would provide greater benefits to us and our stockholders from a financial point of view as compared to the proposed merger, and is reasonably capable of being financed by the person making the Acquisition Proposal.

Public announcements

        Neither we nor Microsoft may make any public announcement regarding the proposed merger without the written consent of the other party, except as may be required by law or rules or policies of the Nasdaq National Market, in which circumstances the announcing party must make reasonable efforts to consult with the other party.

Employee benefit plans

        We have agreed, at or prior to the time the merger becomes effective, to terminate any of our employees who have not previously accepted an offer of employment by Microsoft or an offer of continued employment with us as required in the merger agreement. All employees, other than our executive officers and employees terminated for cause, that are terminated by us at or prior to the effective time of the merger, or within one year after the closing, will receive a standard severance package agreed to with Microsoft, provided that these employees have not failed to accept an offer of employment by Microsoft or continued employment with us at a location within 35 miles of their current work location, and that they sign a release. For purposes of vacation accrual, employees who are hired by Microsoft will receive credit for time worked with us.

        We have agreed to terminate all of our employee benefit plans, including our 401(k) plan and our employee stock purchase plan, immediately prior to the effective time of the merger.

Conditions to closing the merger

        The parties' respective obligations to complete the merger are subject to the satisfaction or waiver of each of the following conditions:

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  the merger agreement and the merger must be approved by the Vicinity stockholders;

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  all waiting periods under the Hart-Scott-Rodino Act must have expired or been terminated, and any other approvals or requirements under applicable material antitrust laws must have been obtained or complied with; and

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  there must not have been any action taken, or any law, regulation, judgment or order deemed applicable to the proposed merger proposed, enacted, enforced by any governmental entity, and there must not be pending any action by any governmental entity against Microsoft or us, that is likely to:

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  render Microsoft unable to accept for payment or pay for some or all of the Vicinity shares;

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  impose material limitations on the ability of Microsoft to exercise full rights of ownership of the Vicinity shares;

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  prohibit or impose any limitations on Microsoft's ownership of our business or assets;

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  compel Microsoft to dispose of or hold separate any portion of the business or assets of us or Microsoft;

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  oblige us or Microsoft to pay material damages in connection with the transaction; or

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  otherwise have a material adverse effect on Vicinity, or, as a result of the transaction, on Microsoft.

        Microsoft's obligations to complete the merger are subject to the satisfaction or waiver of each of the following additional conditions:

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  we must have performed or complied with all of our covenants, obligations and agreements;

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  our representations and warranties must be true and correct as of the date the merger is to be completed as if made at that time, except that representations and warranties that address matters only as of a particular date must be true and correct as of that date, unless the untruth does not constitute a material adverse effect on Vicinity;

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  our representation related to our capitalization must be true and correct in all material respects as of the date of the merger agreement;

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  no banking moratorium, limitation by the U.S. government on the extension of credit by banks, or change in banking, general financial or capital market conditions which materially and adversely affects the ability of U.S. financial institutions to extend credit, or any material change of any of these conditions that were existing at the time we entered into the merger agreement, may have occurred;

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  no party to the voting agreements shall have materially breached its representations, warranties, covenants or agreements, and those agreements must be enforceable, except to the extent that the benefits expected to be received by Microsoft are not materially and adversely affected;

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  we must have $79,350,000 of net working capital, defined to be our total current assets less all of our current and "other" liabilities, as reflected on our financial statements (but excluding payments or obligations pursuant to rights of appraisal, private and equity or equity-related securities, our "property and equipment, net", "intangible assets, net" and "other assets" as reflected on our financial statements), with this amount being reduced by $350,000 per month, pro-rated for partial months, for each month between December 31, 2002 and the tentative closing date of the merger;

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  we must have obtained the settlement of a specified dispute, the renewal of a specified agreement and certain other consents and approvals that Microsoft has required us to obtain; and

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  we must have removed and replaced any Sun Java technology used in our products, and provided evidence to Microsoft that we do not use Sun Java technology.

        Our obligations to complete the merger are subject to the satisfaction or waiver of each of the following additional conditions:

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  Microsoft must have performed or complied with all of its covenants, obligations and agreements; and

  •
  Microsoft's representations and warranties must be true and correct as of the date the merger is to be completed as if made at that time, except that representations and warranties that address matters only as of a particular date must be true and correct as of that date, in either case unless the untruth does not constitute a material adverse effect on Microsoft.

        For purposes of the merger agreement, a material adverse effect means a material adverse effect on the financial condition, business, assets or results of operations of the relevant company. However, a material adverse effect does not include:

  •
  changes, effects and circumstances resulting from factors affecting the industry or specific markets in which the company competes, or factors affecting the company's customers or the industries or markets in which the company's customers operate, so long as the change does not affect the company in a disproportionate manner;

  •
  changes, effects and circumstances resulting from changes in general economic, regulatory or political conditions, conditions in the United States or worldwide capital markets or any act of terrorism or war, so long as the change does not affect the company in a disproportionate manner; or

  •
  with respect to Vicinity only, from the announcement of the proposed merger or a change in the trading price of our common stock.

Termination of the merger agreement

        The merger agreement may be terminated at any time prior to closing the merger, whether before or after the requisite stockholder approval:

  •
  by mutual consent duly authorized by the boards of Microsoft and Vicinity;

  •
  by either Microsoft or Vicinity, if the merger is not completed by June 30, 2003 (or by October 31, 2003, if the Department of Justice or Federal Trade Commission makes a second request for information under the Hart-Scott Rodino Act), except that this right to terminate is not available to any party whose action or failure to act was a principal cause of the failure of the merger to occur on or before this date, and this action or failure to act constitutes a breach of the merger agreement;

  •
  by Microsoft or Vicinity, if a law or regulation makes consummation of the merger illegal, or if any judgment, injunction, order or decree of any governmental entity enjoining the consummation of the merger is entered and becomes final and nonappealable;

  •
  by Microsoft at any time prior to the adoption and approval of the merger agreement and the merger by the required vote of stockholders of Vicinity, if a Triggering Event, as described below, occurs;

  •
  by Vicinity, if we enter into, or our board of directors determines to enter into, a definitive agreement providing for the consummation of a Superior Proposal, provided that we are not in breach of our non-solicitation obligations, we notified Microsoft of the Superior Proposal, and Microsoft does not, within three business days, make an offer that our board of directors determines in good faith, after consultation with our financial advisor and legal counsel, provides greater benefits to Vicinity stockholders than the Superior Proposal;

  •
  by Vicinity upon a material breach by Microsoft of any of its covenants or agreements in the merger agreement, or if Microsoft's representations or warranties are or become untrue to the extent that this would reasonably be expected to have a material adverse effect on Microsoft's ability to consummate the proposed merger. However, if the breach or inaccuracy is curable by Microsoft through the exercise of commercially reasonable efforts, and Microsoft continues to exercise commercially reasonable efforts, then we may not terminate the merger agreement if the breach or inaccuracy is cured within 30 days after delivery of the notice of breach or inaccuracy; or

  •
  by Microsoft upon a material breach by Vicinity of any of our covenants or agreements in the merger agreement, or if our representations or warranties are or become untrue to the extent that Microsoft would be required to pay $250,000 or more in additional consideration in the merger than the amount payable had our capitalization representation been accurate. However, if the breach or inaccuracy is curable by us through the exercise of commercially reasonable efforts, and we continue to exercise commercially reasonable efforts, then Microsoft may not terminate the merger agreement if the breach or inaccuracy is cured within 30 days after delivery of the notice of breach or inaccuracy.

        A Triggering Event is defined as one of the following:

  •
  our board of directors withdraws or materially amends or modifies in a manner adverse to Microsoft its recommendation in favor of the merger;

  •
  our board of directors recommends to our stockholders any Acquisition Proposal or resolves or announces an intention to do so;

  •
  our board of directors actually approves an Acquisition Proposal or resolves to do so; or

  •
  a tender offer or exchange offer for 50% or more of our outstanding shares of common stock is announced or commenced, and our board of directors either recommends acceptance of the offer or fails to recommend against the offer within 10 business days.

Termination fee

        We are obligated to pay Microsoft a termination fee equal to $2.25 million in immediately available funds if any of the following occur:

  •
  if Microsoft terminates the merger agreement because a Triggering Event has occurred;

  •
  the merger agreement is terminated by Microsoft or us due to the failure of the merger to occur on or prior to June 30, 2003 (or October 31, 2003, as applicable), no Triggering Event has occurred, an Acquisition Proposal has been publicly announced and not irrevocably withdrawn, and within nine months of the termination of the merger agreement the transaction contemplated by the Acquisition Proposal is contemplated or we have entered into a definitive agreement for a transaction covered by the Acquisition Proposal (and the transaction is later consummated); or

  •
  we terminate the merger agreement due to our entering into, or our board of directors determining to enter into, a definitive agreement providing for the consummation of a Superior Proposal.

The termination fee is payable by us within one business day of termination in the first circumstance listed above, at or prior to the consummation of the acquisition of Vicinity in the second circumstance listed above, and at or prior to the termination of the merger agreement in the third circumstance listed above.

Amendments, modifications and waivers

        Any party to the merger agreement may amend or modify any provision of the merger agreement if authorized by the boards of directors of each company, and if the amendment or modification is signed by all parties. Any party may waive any provision of the merger agreement if the waiver is signed by the party against whom the waiver is to be effective. Notwithstanding the above, no amendment of the merger agreement may be made after the adoption of the merger agreement by our stockholders except as allowed under applicable law.

        Our board of directors recommends that you vote "FOR" the proposal to approve the merger and to approve and adopt the merger agreement.

PROPOSAL 2 – ADJOURNMENT OF THE VICINITY SPECIAL MEETING

        If at the Vicinity special meeting on December 10, 2002, the number of shares of Vicinity common stock present or represented and voting in favor of approval of the merger is insufficient to approve the merger under Delaware law and under our certificate of incorporation, our management may move to adjourn the special meeting in order to enable our board of directors to continue to solicit additional proxies in favor of the merger. In that event, we will ask you to vote only upon the adjournment proposal, and not the merger proposal.

        In this proposal, we are asking you to authorize the holder of any proxy solicited by our board of directors to vote in favor of adjourning the special meeting, and any later adjournments, to a date or dates not later than June 30, 2003. If the stockholders approve the adjournment proposal, we could adjourn the special meeting, and any adjourned session of the special meeting, to a date not later than June 30, 2003 and use the additional time to solicit additional proxies in favor of the merger, including the solicitation of proxies from stockholders that have previously voted against the merger. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the merger to defeat the merger proposal, we could adjourn the special meeting without a vote on the merger proposal and seek to convince the holders of those shares to change their votes to votes in favor of the merger.

        Under our certificate of incorporation and bylaws, the adjournment proposal requires the approval of a majority of the votes represented in person or by proxy at the special meeting and eligible to vote on the proposal. Accordingly, broker non-votes will have no effect on the outcome of this proposal, but abstentions will have the effect of a vote against this proposal. No proxy that is specifically marked "AGAINST" approval of the merger proposal will be voted in favor of the adjournment proposal, unless it is specifically marked "FOR" the discretionary authority to adjourn the special meeting to a later date.

        Our board of directors believes that if the number of shares of Vicinity common stock present or represented at the special meeting and voting in favor of the merger is insufficient to approve the merger, it is in the best interests of our stockholders to enable the board, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes in favor of the merger to bring about its approval.

        Our board of directors recommends that you vote "FOR" the proposal to authorize the adjournment of the special meeting to a date or dates not later than June 30, 2003.

APPRAISAL RIGHTS OF VICINITY STOCKHOLDERS

        Under the Delaware General Corporation Law, Vicinity stockholders may object to the merger and demand in writing that Vicinity pay the fair value of their shares. Determination of fair value is based on all relevant factors, but excludes any appreciation or depreciation in anticipation of the applicable merger. Stockholders who elect to exercise appraisal rights must comply with all of the procedures to preserve those rights. A copy of Section 262 of the Delaware General Corporation Law, which sets forth the appraisal rights, is attached as Annex D to this proxy statement.

        Section 262 sets forth the required procedure a stockholder requesting appraisal must follow. These procedures are complicated and must be followed completely. Failure to comply with the procedure may cause a termination of your appraisal rights. The following information is only a summary of the required procedures, is qualified in its entirety by the provisions of Section 262. Please review Section 262 for the complete procedures. Neither Microsoft nor Vicinity will give you any notice other than as described in this document and as required by the Delaware General Corporation Law.

        General Requirements.    Section 262 requires generally requires the following:

  •
  Written demand for appraisal.  You must deliver a written demand for appraisal to Vicinity before the vote is taken at the Vicinity stockholders' meeting. This written demand for appraisal must be separate from the action by written consent. In other words, failure to return the proxy or returning the proxy with a notation on it will not alone constitute demand for appraisal. You should read the paragraphs below for more details on making a demand for appraisal.

  •
  Refrain from voting for the merger proposal.  You must not vote in favor of the merger agreement or the merger. If you return a properly executed proxy or otherwise vote in favor of the merger agreement or the merger, your right to appraisal will terminate, even if you previously filed a written demand for appraisal.

  •
  Continuous ownership of Vicinity shares.  You must continuously hold your shares of Vicinity stock from the date you make the demand for appraisal through the closing of the merger.

  Requirements for Written Demand for Appraisal

        A written demand for appraisal of Vicinity stock is only effective if it is signed by, or for, the stockholder of record who owns the shares at the time the demand is made. The demand must be signed as the stockholder's name appears on its stock certificate(s). If you are the beneficial owner of Vicinity stock but not the stockholder of record, you must have the stockholder of record sign a demand for appraisal.

        If you own Vicinity stock in a fiduciary capacity, including a trustee, guardian, or custodian, you must disclose the fact that you are signing the demand for appraisal in that capacity.

        If you own Vicinity stock with more than one person, such as in a joint tenancy or tenancy in common, all of the owners must sign, or have signed for them, the demand for appraisal. An authorized agent, which could include one or more of the joint owners, may sign the demand for appraisal for a stockholder of record; however, the agent must expressly disclose who the stockholder of record is and that he is signing the demand as that stockholder's agent.

        If you are a record owner, such as a broker, who holds Vicinity stock as a nominee for others, you may exercise a right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In this case, you should specify in the written demand the number of shares as to which you wish to demand appraisal. If you do not expressly specify the number of shares, we will assume that your written demand covers all the shares of Vicinity stock that are in your name.

        If you are a Vicinity stockholder, you should address the written demand to Vicinity Corporation, 370 San Aleso Avenue, Sunnyvale, Calfornia 94085, Attention: Secretary. It is important that we receive all written demands before the vote concerning the merger is taken. As explained above, this written demand should be signed by, or on behalf of, the stockholder of record. The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of stock owned, and that the stockholder is thereby demanding appraisal of such stockholder's shares.

        Written Notice.    Within ten days after the closing of the merger, we must give written notice that the merger has become effective to each stockholder who has fully complied with the conditions of Section 262.

        Petition with the Chancery Court.    Within 120 days after the closing of the merger, either we or any stockholder who has complied with the conditions of Section 262, may file a petition in the Delaware Court of Chancery. This petition should request that the chancery court determine the value of the shares of Vicinity stock held by all of the stockholders who are entitled to appraisal rights. If you intend to exercise your rights of appraisal, you should file such a petition in the chancery court. We have no intentions at this time to file such a petition. Because we have no obligation to file such a petition, if you do not file such a petition within 120 days after the closing, you will lose your rights of appraisal.

        Withdrawal of Demand.    If you change your mind and decide you no longer want appraisal rights, you may withdraw your demand for appraisal rights at any time within 60 days after the closing of the merger. You may also withdraw your demand for appraisal rights after 60 days after the closing of the merger, but only with the written consent of Vicinity. If you withdraw your demand for appraisal rights, you will receive the merger consideration provided in the merger agreement.

        Request for Appraisal Rights Statement.    If you have complied with the conditions of Section 262, you are entitled to receive a statement from us setting forth the number of shares that have demanded appraisal rights and the number of stockholders who own those shares. In order to receive this statement, you must send a written request to us within 120 days after the closing of the merger. After the merger, we have ten days after receiving a request to mail the statement to the stockholder.

        Chancery Court Procedures.    If you properly file a petition for appraisal in the chancery court and deliver a copy to us, we will then have 20 days to provide the chancery court with a list of the names and addresses of all stockholders who have demanded appraisal rights and have not reached an agreement with us as to the value of their shares. The chancery court will then send notice to all of the stockholders who have demanded appraisal rights. If the chancery court decides it is appropriate, it has the power to conduct a hearing to determine whether the stockholders have fully complied with Section 262 of the Delaware General Corporation Law and whether they are entitled to appraisal rights under that section. The chancery court may also require you to submit your stock certificates to the Registry in Chancery so that it can note on the certificates that an appraisal proceeding is pending. If you do not follow the chancery court's directions, you may be dismissed from the proceeding.

        Appraisal of Chancery Shares.    After the chancery court determines which stockholders are entitled to appraisal rights, the chancery court will appraise the shares of stock. To determine the fair value of the shares, the chancery court will consider all relevant factors except for any appreciation or depreciation due to the anticipation or accomplishment of the merger. After the chancery court determines the fair value of the shares, it will direct us to pay that value to the stockholders who are entitled to appraisal rights. The chancery court can also direct us to pay interest, simple or compound, on that value if the chancery court determines that interest is appropriate. In order to receive the fair value for your shares, you must surrender your stock certificates to us.

        The chancery court could determine that the fair value of shares of Vicinity stock is more than, the same as, or less than the merger consideration. In order words, if you demand appraisal rights, you could receive less consideration than you would under the merger agreement.

        Costs and Expenses of Appraisal Proceeding.    The costs and expenses of the appraisal proceeding may be assessed against Vicinity and the stockholders participating in the appraisal proceeding, as the chancery court deems equitable under the circumstances. You can request that the chancery court determine the amount of interest, if any, we should pay on the value of stock owned by stockholders entitled to the payment of interest. You may also request that the chancery court allocate the expense of the appraisal action incurred by any stockholder pro rata against the value of all of the shares entitled to appraisal.

        Loss of Stockholder's Rights.    If you demand appraisal rights, after the closing of the merger you will not be entitled to:

  •
  vote your shares of stock, for any purpose, for which you have demanded appraisal rights;

  •
  receive payment of dividends or any other distribution with respect to such shares, except for dividends or distributions, if any, that are payable to holders of record as of a record date prior to the effective time of the merger; or

  •
  receive the payment of the consideration provided for in the merger agreement.

        However, you can regain these rights if no petition for an appraisal is filed within 120 days after the closing of the merger, or if you deliver to us a written withdrawal of your demands for an appraisal and your acceptance of the merger, either within 60 days after the closing of the merger or with our written consent. As explained above, these actions will also terminate your appraisal rights. However, an appraisal proceeding in the chancery court cannot be dismissed unless the chancery court approves. The chancery court may condition its approval upon any terms that it deems just.

        If you fail to comply strictly with these procedures you will lose your appraisal rights. Consequently, if you wish to exercise your appraisal rights, we strongly urge you to consult a legal advisor before attempting to exercise your appraisal rights.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS,
DIRECTORS AND EXECUTIVE OFFICERS OF VICINITY

        The following table presents information as to the beneficial ownership of our common stock as of September 30, 2002 by:

  •
  each person who, to our knowledge, beneficially owns more than 5% of the outstanding shares of our common stock;

  •
  each of our directors;

  •
  our chief executive officer and each of our four other most highly compensated executive officers during our fiscal year 2002; and

  •
  all of our directors and executive officers, as a group.

        Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to the community property laws where applicable, to our knowledge the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Percentage ownership is based on 27,124,524 shares of Vicinity common stock outstanding as of September 30, 2002. Shares of common stock subject to options which are currently exercisable, or will become exercisable, on or before November 29, 2002 (within 60 days of September 30, 2002) are deemed outstanding in computing the percentage of the person or entity holding such securities but are not deemed outstanding in computing the percentage of any other person or entity. Unless otherwise indicated, the address for each person is c/o Vicinity Corporation, 370 San Aleso Avenue, Sunnyvale, California 94085.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock Beneficially Owned

5% or Greater Stockholders
CMGI, Inc. (1) 100 Brickstone Square Andover, MA 01810	4,636,422	17.1%
Oak Investment Partners (2) One Gorham Island Westport, CT 06880	3,352,994	12.4
Moloco, LLC (3) 2033 North Main Street, Suite 440 Walnut Creek, CA 94596	1,861,400	6.9
Directors and Executive Officers
Gerald R. Gallagher (4)	3,360,285	12.4%
Ron Smith (5)	57,291	*
Michael Sears (6)	23,332	*
Douglas McIntyre (7)	8,124	*
Barton Faber (8)	5,625	*
Charles Berger (9)	4,991	*
Maury Austin (10)	284,532	1.0
Scott Sullivan (11)	80,562	*
Mike Torgersen (12)	58,331	*
Mary Gavin	50,075	*
All executive officers and directors as a group (12 persons)	3,933,148	14.5
*Represents less than 1% of the issued and outstanding shares.

(1) Based solely on a Schedule 13G filed on February 14, 2002 with the Securities and Exchange Commission.

(2) Consists of 3,270,287 shares held by Oak Investment Partners VIII, L.P., 82,707 shares held by Oak VIII Affiliates Fund, L.P., both affiliates of Oak Investment Partners.

(3) Based solely on a Schedule 13D/A filed on September 26, 2002 with the Securities and Exchange Commission.

(4) Consists of 3,270,287 shares held by Oak Investment Partners VIII, L.P., 82,707 shares held by Oak VIII Affiliates Fund, L.P., both affiliates of Oak Investment Partners, and 7,291 shares issuable upon the exercise of stock options granted to Mr. Gallagher that are currently exercisable or exercisable within 60 days of September 30, 2002. Mr. Gallagher is a managing member of both the general partner of Oak Investment Partners VIII, L.P. and Oak VIII Affiliates Fund, L.P. Mr. Gallagher disclaims beneficial ownership of the shares held by Oak Investment Partners VIII, L.P. and Oak VIII Affiliates Fund, L.P., except to the extent of his pecuniary interest therein. Excludes 17,709 shares issuable upon exercise of stock options granted to Mr. Gallagher that are not currently exercisable and will not be exercisable within 60 days of September 30, 2002.

(5) Consists of 57,291 shares issuable upon the exercise of stock options granted to Mr. Smith that are currently exercisable or exercisable within 60 days of September 30, 2002. Excludes 17,709 shares issuable upon exercise of stock options granted to Mr. Smith that are not currently exercisable and will not be exercisable within 60 days of September 30, 2002.

(6) Consists of 20,000 shares owned by Mr. Sears and 3,332 shares issuable upon the exercise of stock options granted to Mr. Sears that are currently exercisable or exercisable within 60 days of September 30, 2002. Excludes 6,668 shares issuable upon exercise of stock options granted to Mr. Sears that are not currently exercisable and will not be exercisable within 60 days of September 30, 2002.

(7) Consists of 8,124 shares issuable upon the exercise of stock options granted to Mr. McIntyre that are currently exercisable or exercisable within 60 days of September 30, 2002. Excludes 16,876 shares issuable upon exercise of stock options granted to Mr. McIntyre that are not currently exercisable and will not be exercisable within 60 days of September 30, 2002.

(8) Consists of 5,625 shares issuable upon the exercise of stock options granted to Mr. Faber that are currently exercisable or exercisable within 60 days of September 30, 2002. Excludes 39,375 shares issuable upon exercise of stock options granted to Mr. Faber that are not currently exercisable and will not be exercisable within 60 days of September 30, 2002.

(9) Excludes 1,300,000 shares issuable upon exercise of stock options granted to Mr. Berger that are not currently exercisable and will not be exercisable within 60 days of September 30, 2002.

(10) Consists of 45,991 shares owned by Mr. Austin and 238,541 shares issuable upon the exercise of stock options granted to Mr. Austin that are currently exercisable or exercisable within 60 days of September 30, 2002. Excludes 211,459 shares issuable upon exercise of stock options granted to Mr. Austin that are not currently exercisable and will not be exercisable within 60 days of September 30, 2002.

(11) Consists of 12,153 shares owned by Mr. Sullivan and 68,409 shares issuable upon the exercise of stock options granted to Mr. Sullivan that are currently exercisable or exercisable within 60 days of September 30, 2002. Excludes 116,591 shares issuable upon exercise of stock options granted to Mr. Sullivan that are not currently exercisable and will not be exercisable within 60 days of September 30, 2002.

(12) Consists of 10,936 shares owned by Mr. Torgersen and 47,395 shares issuable upon the exercise of stock options granted to Mr. Torgersen that are currently exercisable or exercisable within 60 days of September 30, 2002. Excludes 102,605 shares issuable upon exercise of stock options granted to Mr. Torgersen that are not currently exercisable and will not be exercisable within 60 days of September 30, 2002.

        Change in Control and Voting Arrangements.    Please see the sections titled "The Merger" on page 12, "The Merger Agreement" on page 27 and "Voting agreements" on page 24.

STOCKHOLDER PROPOSALS

        If the proposed merger is consummated in a timely fashion, we do not currently intend to hold a 2003 annual meeting of stockholders. If we do hold this meeting, the deadline for submitting stockholder proposals for inclusion in our proxy statement and form of proxy relating to this meeting has passed. In the event the merger is not consummated, then stockholder proposals for our 2004 annual meeting must be received no later than 120 days prior to the anniversary of our 2003 annual meeting. Stockholders wishing to bring a proposal before the 2004 annual meeting of stockholders (but not include it in the proxy materials for this meeting) must provide written notice of such proposal to the Secretary of Vicinity at our principal executive offices no later than 120 days prior to the anniversary of our 2003 annual meeting.

        Whether or not you plan to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares will be represented at the meeting.

ANNEX A

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
VICINITY CORPORATION
MICROSOFT CORPORATION
AND
BOOTSTRAP MERGER SUB, INC.
Dated as of October 22, 2002

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
VICINITY CORPORATION,
MICROSOFT CORPORATION
AND
BOOTSTRAP MERGER SUB, INC.
Dated as of October 22, 2002

i

ii

iii

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER, dated as of October 22, 2002 (this "AGREEMENT"), by and among Vicinity Corporation, a Delaware corporation (the "COMPANY"), Microsoft Corporation, a Washington corporation ("PARENT"), and Bootstrap Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("PURCHASER").

R E C I T A L S:

        A.    The Board of Directors of each of Parent, Purchaser and the Company has approved, and deems it advisable and in the best interests of its respective stockholders to consummate, a merger of Purchaser with and into the Company in accordance with the DGCL and upon the terms and subject to the conditions set forth herein (the "MERGER"); such approval of this Agreement and the Transactions, including the Merger, by the Board of Directors of the Company (the "COMPANY BOARD OF DIRECTORS") was unanimous.

        B.    In furtherance thereof, it is proposed that Parent acquire all shares of the issued and outstanding common stock, par value $0.001 per share, of the Company, together with each right attached to each such share (each a "COMPANY RIGHT") issued pursuant to the Rights Agreement dated August 9, 2002 among the Company and American Stock Transfer & Trust Company, as rights agent (the "RIGHTS PLAN") (each such share and attached Company Right being collectively referred to as a "SHARE" and all such shares and attached Company Rights being collectively referred to herein as the "SHARES"), for $3.33 per Share, net to the holder in cash (the "MERGER PRICE").

        C.    Contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent's and Purchaser's willingness to enter into this Agreement, certain stockholders of the Company (each, a "STOCKHOLDER") are entering into a Voting Agreement (the "VOTING AGREEMENT") in the form attached hereto as Exhibit A, pursuant to which each such Stockholder has agreed to grant a proxy to Purchaser and vote the Shares owned by such Stockholder in favor of the Merger, upon the terms and subject to the conditions set forth therein.

        D.    The Company, Parent and Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other Transactions.

        NOW, THEREFORE, in consideration of the foregoing and the respective covenants, agreements, representations and warranties set forth herein, the parties agree as follows:

ARTICLE I
THE MERGER

SECTION 1.1 THE MERGER.

        (a)  Subject to the terms and conditions of this Agreement, and in accordance with the DGCL, at the Effective Time (as defined in Section 1.1(b) hereof), Purchaser shall be merged with and into the Company, whereupon the separate existence of Purchaser shall cease, and the Company shall continue as the surviving corporation (sometimes referred to herein as the "SURVIVING CORPORATION"). The name of the Surviving Corporation shall be designated by Parent and may be changed with the Merger.

        (b)  Concurrently with the Closing (as defined in Section 1.5 hereof), provided that the conditions set forth in Article VI have been satisfied or to the extent permitted hereunder, waived, the Company and Parent shall cause a certificate of merger (the "CERTIFICATE OF MERGER") with respect to the Merger to be executed and filed with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective on the date and time at which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such other date and time as is agreed between the parties and specified in the Certificate of Merger, and such date and time is hereafter referred to as the "EFFECTIVE TIME."

        (c)  The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing and subject thereto, from and after the Effective Time, the Surviving Corporation shall possess all rights, privileges, immunities, powers and franchises and be subject to all of the obligations, restrictions, disabilities, liabilities, debts and duties of the Company and Purchaser.

SECTION 1.2 EFFECT ON COMPANY COMMON STOCK.

        At the Effective Time:

        (a)  CANCELLATION OF SHARES OF COMPANY COMMON STOCK. Each share of Company Common Stock held by the Company as treasury stock and each share of Company Common Stock owned by Parent or Purchaser immediately prior to the Effective Time shall automatically be cancelled and retired and cease to exist, and no consideration or payment shall be delivered therefor or in respect thereto. All shares of Company Common Stock to be converted into the Merger Price pursuant to this Section 1.2 shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be cancelled and retired and cease to exist; and each holder of a certificate (representing prior to the Effective Time any such shares of Company Common Stock) shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive the Merger Consideration into which such shares of Company Common Stock have been converted.

        (b)  CONVERSION OF SHARES OF COMPANY COMMON STOCK. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock referred to in the first sentence of Section 1.2(a) hereof and Dissenting Shares (as defined in Section 1.6 hereof)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the Merger Price (the "MERGER CONSIDERATION").

        (c)  CAPITAL STOCK OF PURCHASER. Each share of Common Stock, $0.01 par value per share, of Purchaser (the "PURCHASER COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and nonassessable share of Common Stock, $0.001 par value per share, of the Surviving Corporation. Each certificate evidencing ownership of such shares of Purchaser Common Stock shall evidence ownership of shares of common stock of the Surviving Corporation.

        (d)  TREATMENT OF COMPANY OPTIONS.

          (i)    Except as otherwise provided in written agreements entered into with the Company and provided to Parent prior to the date of this Agreement or in the Severance Agreements, as of the Effective Time, each Company Option (as defined in Section 3.4(a)) shall, by virtue of the Merger and at the Effective Time, and without any further action on the part of any holder thereof, be converted into a nonstatutory option granted pursuant to the Microsoft 2001 Stock Plan, notwithstanding the type of Company Option being converted, to purchase that number of shares of Parent Common Stock determined by multiplying the number of shares of Company Common Stock subject to such Company Option at the Effective Time by the Exchange Ratio, at an exercise price per share of Parent Common Stock equal to the exercise price per share of such Company Option immediately prior to the Effective Time divided by the Exchange Ratio (rounded up to the nearest whole cent) (a "SUBSTITUTED PARENT OPTION"). If the foregoing calculation results in a Substituted Parent Option being exercisable for a fraction of a share of Parent Common Stock, then the number of shares of Parent Common Stock subject to such option shall be rounded down to the nearest whole number of shares. The Substituted Parent Options shall have the same vesting schedule as the Company Options and continuous employment with the Company shall be credited to each optionee for purposes of determining the number of shares of Parent Common Stock subject to exercise under such optionee's Substituted Parent Option after the Effective Time. Each Company Option held by an executive officer listed in Section 6.2(h) shall be treated in the manner set forth in the Severance Agreement to which that executive officer is a party.

          (ii)  Parent shall use its commercially reasonable best efforts to cause the shares of Parent Common Stock issuable upon exercise of the Substituted Parent Options to be registered as of the Effective Time on a then effective Form S-8 promulgated by the SEC or to file a Form S-8 covering such options within ten (10) days of the Effective Time and shall use its commercially reasonable best efforts to maintain the effectiveness of such registration statement or registration statements for so long as any Substituted Parent Option remains outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, Parent shall administer Substituted Parent Options in a manner that complies with Rule 16b-3 promulgated by the SEC under the Exchange Act, but shall have no responsibility for such compliance by the Company or its predecessors. Parent shall give holders of Substituted Parent Options notice of their new options as soon as practicable after the Effective Time. Each Substituted Parent Option shall be administered pursuant to the terms and conditions of the Microsoft 2001 Stock Plan.

        (e)  ESPP.

          (i)    The Company shall take all steps necessary to (i) ensure no further offering period commences under the Company 2000 Employee Stock Purchase Plan (the "COMPANY ESPP") and (ii) terminate the Company ESPP as of the Effective Time.

          (ii)  Subject to local laws, Parent agrees that eligible employees of the Company may participate in Parent's Employee Stock Purchase Plan (the "PARENT ESPP") commencing with the first offering period (as defined in the Parent ESPP) that begins after the Effective Time and subject to the terms and conditions of the Parent ESPP.

SECTION 1.3 EXCHANGE OF CERTIFICATES.

        (a)  Mellon Investor Services L.L.C. shall act as the depositary and exchange agent for the delivery of the Merger Consideration in exchange for shares of Company Common Stock (the "EXCHANGE AGENT") in connection with the Merger. Prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent the Merger Consideration for the benefit of the holders of shares of Company Common Stock which are converted into the Merger Price pursuant to Section 1.2(b) hereof (being hereafter referred to as the "EXCHANGE FUND"). For purposes of determining the amount of Merger Consideration to be so deposited, Parent and Purchaser shall assume no stockholder of the Company will perfect any rights to appraisal of his, her or its Shares. The deposited sum shall be invested in the Exchange Agent's discretion (provided that Parent shall be responsible for replacing any losses of principal to such fund resulting from such investments) and all interest thereon shall be paid to Parent for its sole benefit.

        (b)  As of or promptly following the Effective Time but in no event later than seven (7) business days thereafter, the Surviving Corporation shall cause the Exchange Agent to mail (and to make available for collection by hand) to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Dissenting Shares) (the "CERTIFICATES"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which shall be in the form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for the payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive from Parent or the Exchange Agent in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate, to be mailed to the surrendering holder (or made available for collection by hand if so elected by the surrendering holder) within five (5) business days of receipt thereof, and the Certificate so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration.

        (c)  Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any holders of shares of Company Common Stock prior to the Merger who have not theretofore complied with this Article I shall thereafter look for payment of their claim, as general creditors thereof, only to Parent for their claim for Merger Consideration (without interest) to which such holders may be entitled.

        (d)  None of Parent, the Company or the Exchange Agent shall be liable to any Person in respect of any cash held in the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to twelve (12) months after the Effective Time (or immediately prior to such earlier date on which any cash payable in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such cash payable in respect of such Certificate shall, to the extent permitted by applicable law, become the property of Parent, free and clear of any claims or interest of any Person previously entitled thereto, except as otherwise provided in subsection (c) above.

        (e)  All Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Section 1.3, except as otherwise provided by law.

        (f)    Parent or the Surviving Corporation shall be entitled but not required to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from consideration otherwise payable pursuant to this Agreement to any holder of any Shares such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, (A) such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made, and (B) Parent shall provide, or cause the Exchange Agent to provide, to the holders of such Shares written notice of the amounts so deducted or withheld.

        (g)  If payment of the Merger Price payable to a holder of Shares pursuant to the Merger is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other Taxes required by reason of the issuance to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not applicable.

SECTION 1.4 LOST CERTIFICATES.

        If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the payment of any reasonable fees, and the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct (but consistent with past practice of the Company), as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article I.

SECTION 1.5 MERGER CLOSING.

        Subject to the satisfaction or waiver of the conditions set forth in Article VI hereof, the closing of the Merger (the "CLOSING") will take place at such time and on such date to be specified by Parent, and no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI hereof that are to be satisfied other than on the day of the Closing, at the offices of Preston Gates & Ellis LLP, 701 Fifth Avenue, Suite 5000, Seattle, Washington 98104, unless another time, date or place is agreed to in writing by the parties hereto (such date, the "CLOSING DATE").

SECTION 1.6 DISSENTING SHARES.

        Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who is entitled to demand and properly demands appraisal for such Shares in accordance with the DGCL (the "DISSENTING SHARES") shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his or her right to appraisal. If, after the Effective Time, such holder fails to perfect or withdraws or otherwise loses his or her right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration without any interest thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands. Any amounts paid to a holder pursuant to a right of appraisal will be paid by the Company out of its own funds and will not be reimbursed by Parent or any affiliate of Parent.

SECTION 1.7 ANTIDILUTION.

        In the event the Company changes the number of shares of Company Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such Shares and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Merger Price and/or the Merger Consideration, as appropriate, shall be proportionately adjusted.

SECTION 1.8 SUBSEQUENT ACTIONS.

        If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

SECTION 1.9 COMPANY ACTION.

        Contemporaneously with the execution of this Agreement, the Company shall amend the Rights Plan to exclude the Transactions as to not cause Purchaser and Parent to be deemed an "acquiring person" under the Rights Plan, which amendment shall be in a form agreed to by Purchaser and Parent.

ARTICLE II
THE SURVIVING CORPORATION

SECTION 2.1 CERTIFICATE OF INCORPORATION.

        At the Effective Time, subject to Section 5.5 hereof, the Certificate of Incorporation of the Surviving Corporation may, at the option of Purchaser, be amended and restated in its entirety to be the same as the Certificate of Incorporation of Purchaser, as in effect immediately prior to the Effective Time, and such Certificate of Incorporation of the Surviving Corporation, as so amended and restated, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and such Certificate of Incorporation.

SECTION 2.2 BYLAWS.

        At the Effective Time, subject to Section 5.5 hereof, the Bylaws of the Surviving Corporation shall be amended and restated in its entirety to be the same as the Bylaws of Purchaser, as in effect immediately prior to the Effective Time, and such Bylaws of the Surviving Corporation, as so amended and restated, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL, the Certificate of Incorporation of the Surviving Corporation and such Bylaws; PROVIDED, HOWEVER, that all references in such Bylaws to Purchaser shall be amended to refer to the name of the Surviving Corporation or such other names as Parent may specify.

SECTION 2.3 OFFICERS AND DIRECTORS.

        The directors of Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, and the officers of Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        As of the date hereof, the Company represents and warrants to Parent and Purchaser that the statements contained in this Article III are true and correct, except as set forth in a correspondingly numbered schedule delivered by the Company to Parent dated as of the date hereof (the "COMPANY DISCLOSURE SCHEDULE"). The Company Disclosure Schedule shall be arranged in paragraphs corresponding to numbered and lettered sections contained in this Article III, and the disclosures in any paragraph of the Company Disclosure Schedule shall qualify other sections in this Article III to the extent it is reasonably and readily apparent.

SECTION 3.1 CORPORATE EXISTENCE AND POWER.

        The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and all Licenses required to carry on its business as now conducted except for failures to have any such License which would not, in the aggregate, have a Company Material Adverse Effect (as defined hereafter). The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except in such jurisdictions where failures to be so qualified would not reasonably be expected to, in the aggregate, have a Company Material Adverse Effect.

SECTION 3.2 CORPORATE AUTHORIZATION.

        The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to approval of the Company's stockholders, to consummate the Transactions. The execution and delivery of this Agreement and the performance of the Company's obligations hereunder have been duly and validly authorized by all necessary corporate action on the part of the Company subject only to the approval and adoption of this Agreement and the approval of the Merger by the Company's stockholders. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery by Parent and Purchaser, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by the effect, if any, of (i) any applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally, and (ii) general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

SECTION 3.3 CONSENTS AND APPROVALS; NO VIOLATIONS.

        (a)  Neither the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, nor the consummation by the Company of the Transactions will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or the Bylaws of the Company, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or obligation to repurchase, repay, redeem or acquire or any similar right or obligation) under any of the terms, conditions or provisions of any Material Contract, note, mortgage, letter of credit, other evidence of indebtedness, guarantee, license, lease or agreement or similar instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their assets may be bound or (iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection (b) below have been obtained or made and that the approval of the Company's stockholders has been obtained, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity to which the Company or any of its Subsidiaries is subject, except, in the case of clauses (ii) and (iii) above, for such violations, breaches, defaults, rights of termination, cancellation or acceleration or obligations which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (b)  No filing or registration with, notification to, or authorization, consent or approval of any Governmental Entity is required in connection with the execution and delivery of this Agreement by the Company or the performance by the Company of its obligations hereunder, except (i) the filing of the Certificate of Merger in accordance with the DGCL; (ii) compliance with any applicable requirements of the HSR Act or any comparable provisions under any applicable pre-merger notification laws or regulations of foreign jurisdictions; (iii) the filing or deemed filing with the SEC and/or NASDAQ of (A) the Proxy Statement and (B) such reports under Sections 13(a) and 16 of the Exchange Act as may be required in connection with this Agreement and the Transactions; and

(iv) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings (A) the failure of which to be obtained or made would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect and would not have a material adverse effect on the ability of the Company to perform its obligations hereunder or (B) that become applicable as a result of the business or activities in which Parent or any of its affiliates is or proposes to be engaged or any acts or omissions by, or facts specifically pertaining to, Parent.

SECTION 3.4 CAPITALIZATION.

        (a)  The authorized capital stock of the Company consists of 100,000,000 shares of common stock, par value $0.001 per share, of the Company (the "COMPANY COMMON STOCK") and 5,000,000 shares of preferred stock, par value $0.001 per share, of the Company (the "COMPANY PREFERRED STOCK"), of which 1,000,000 shares are designated as Series A Junior Participating Preferred, par value $0.001 per share (the "SERIES A PREFERRED STOCK"). As of September 30, 2002, there were (i) 27,124,524 shares of Company Common Stock issued and outstanding and (ii) no shares of Company Preferred Stock issued and outstanding. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. As of September 30, 2002, there were outstanding options issued pursuant to the Company's 1995 Stock Option Plan, the Company's 1996 Stock Option Plan, the Company's 2000 Equity Participation Plan and the NetCreate Systems, Inc. Amended and Restated 1999 General Stock Incentive Plan (collectively, the "OPTION PLANS") to purchase 4,397,655 shares of Company Common Stock (the "COMPANY OPTIONS") and no outstanding warrants. Company Options are listed on Section 3.4 of the Company Disclosure Schedule (including the name of the holder, the date of grant and the exercise price of such Company Option, the number of shares of Company Common Stock as to which such Company Option has vested and the vesting schedule for such Company Option). Except as set forth in this Section 3.4, as of the date of this Agreement, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or any Subsidiary of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company and (iii) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "COMPANY SECURITIES"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. All of the outstanding shares of the Company's capital stock are, and all shares of the Company's capital stock which may be issued pursuant to the exercise of outstanding Company Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable. The rights, preferences and privileges of the Company Preferred Stock are as set forth in the Certificate of Incorporation of the Company, as last amended and restated.

        (b)  The Company is not party to, nor to its knowledge is any stockholder of the Company a party to (other than the Voting Agreement), any voting agreement, voting trust or similar agreement or arrangement relating to any class or series of its capital stock, or any agreement or arrangement providing for registration rights with respect to any capital stock or other securities of the Company.

SECTION 3.5 SUBSIDIARIES.

        (a)  Each Subsidiary of the Company (i) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has all corporate power required to carry on its business as now conducted and (iii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for failures of this representation and warranty to be true which would not, in the aggregate, have a Company Material Adverse Effect. All Subsidiaries of the Company and their respective jurisdictions of incorporation are identified in Section 3.5 of the Company Disclosure Schedule.

        (b)  All of the outstanding shares of capital stock of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable, and such shares are owned by the Company or by a Subsidiary of the Company free and clear of any Liens or limitations on voting rights. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sale, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of any of such Subsidiaries. There are no agreements requiring the Company or any of its Subsidiaries to make contributions to the capital of, or lend or advance funds to, any Subsidiaries of the Company.

SECTION 3.6 SEC DOCUMENTS.

        The Company has filed all required forms, reports and documents, together with any required amendments, with the SEC since November 3, 1999 and has made available to Parent such forms, reports and documents in the form filed with the SEC. All such required documents (including those that the Company may file subsequent to the date hereof) are referred to herein as the "COMPANY SEC DOCUMENTS." As of their respective dates, and giving effect to any amendments thereto, (a) the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents and (b) none of the Company SEC Documents, at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Company SEC Document. None of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC.

SECTION 3.7 FINANCIAL STATEMENTS.

        (a)  The financial statements of the Company (including, in each case, any notes and schedules thereto) included or incorporated by reference in the Company SEC Documents (i) comply as to form in all material respects with all accounting requirements applicable to the Company and the rules and regulations of the SEC with respect thereto, (ii) are in conformity with GAAP, applied on a consistent basis (except as indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by the rules and regulations of the SEC) during the periods involved, and (iii) fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated (except that unaudited financial statements may not contain footnotes and were or are subject to normal year-end audit adjustments which were not and are not expected to be, individually or in the aggregate, material in amount).

        (b)  The Company has heretofore furnished to Parent and Purchaser a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

SECTION 3.8 DISCLOSURE DOCUMENTS.

        The Proxy Statement, as amended or supplemented, will not, at the time of filing with the SEC or at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of all applicable laws, including the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by Parent or Purchaser specifically for inclusion or incorporation by reference therein.

SECTION 3.9 ABSENCE OF UNDISCLOSED LIABILITIES.

        Except for liabilities and obligations incurred in the ordinary course of business and consistent with past practice or reflected in the Company SEC Documents, since June 30, 2002 (the "BALANCE SHEET DATE"), neither the Company nor any of its Subsidiaries has, as of the date hereof, liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) in excess of $250,000 in the aggregate. Section 3.9 of the Company Disclosure Schedule sets forth a good faith estimate of the total of all professional fees (legal, accounting and investment banking) to be incurred by the Company in connection with the Transactions or in connection with any alternative change of control transaction being considered by the Company simultaneously with the Merger.

SECTION 3.10 ABSENCE OF MATERIAL ADVERSE CHANGES, ETC.

        Since the Balance Sheet Date, there has not been a Company Material Adverse Effect. Without limiting the foregoing, except as contemplated by this Agreement, since the Balance Sheet Date, there has not been:

        (a)  any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any Subsidiary (other than any wholly owned Subsidiary) of the Company of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, the Company or any Company Securities or any stock split, reclassification, subdivision or exchange of any Company Securities;

        (b)  any amendment of any provision of the Certificate of Incorporation or Bylaws of, or of any material term of any outstanding security issued by, the Company or any Subsidiary (other than any wholly owned Subsidiary) of the Company;

        (c)  any incurrence, assumption or guarantee by the Company or any Subsidiary of the Company of any indebtedness for borrowed money other than borrowings under existing short term credit facilities not in excess of $100,000 in the aggregate;

        (d)  a material change to any Tax election or any accounting method or any settlement or consent to any claim or assessment relating to Taxes incurred, or any incurrence of any obligation to make any payment of, or in respect of, any Taxes, except in the ordinary course of business, or agreement to extend or waive the statutory period of limitations for the assessment or collection of Taxes;

        (e)  any (i) grant of any severance or termination pay to any director, officer or employee of the Company or any Subsidiary of the Company, (ii) entry into any employment, deferred compensation or other similar agreement (or any material amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary of the Company, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of the

Company or any Subsidiary of the Company, in each case other than those required by written contractual agreements or in the ordinary course of business consistent with past practice;

        (f)    any issuance of Company Securities or securities of any Subsidiary of the Company other than (i) pursuant to Company Options outstanding as of the Balance Sheet Date, (ii) pursuant to the Company ESPP, or to the extent of shares reserved for issuance as of the Balance Sheet Date, the Option Plans, or (iii) pursuant to the Rights Plan;

        (g)  any acquisition or disposition of assets material to the Company and its Subsidiaries, except in the ordinary course of business consistent with past practice, or any acquisition or disposition of capital stock of any third party (other than acquisitions or dispositions of non-controlling equity interests of third parties in the ordinary course of business consistent with past practice where the aggregate cost of all such acquisitions and dispositions does not exceed $100,000), or any merger or consolidation with any third party;

        (h)  any entry by the Company or any of its Subsidiaries into any joint venture, partnership or similar agreement with any Person other than a wholly owned Subsidiary of the Company;

        (i)    any damage, destruction or loss (whether or not covered by insurance) affecting the Company's and/or its Subsidiaries' properties or business that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

        (j)    any granting by the Company or any of its Subsidiaries of a security interest in or lien on any material property or assets of the Company;

        (k)  any entry by the Company or any of its Subsidiaries into any new Material Contract;

        (l)    any cancellation of any debts or waiver of any claims or rights in excess of $100,000;

        (m)  any capital expenditure or acquisition of any property, plant and equipment by the Company or any of its Subsidiaries for a cost in excess of $250,000 per fiscal quarter in the aggregate; or

        (n)  any agreement, authorization or commitment, whether in writing or otherwise, to take any action described in this Section 3.10.

SECTION 3.11 TAXES.

        (a)  For purposes of this Section 3.11, the "COMPANY" refers to the Company and each of its Subsidiaries. The Company has timely filed (or caused to be filed) all federal, state, local and foreign Tax Returns required to be filed by it, which Tax Returns are true, correct and complete in all respects. All Taxes required to be paid by the Company (whether or not shown on any Tax Return) in respect of the periods covered by such Tax Returns ("RETURN PERIODS") have been paid. The Company has fully accrued all unpaid taxes in respect of all periods (or portion of any such periods) subsequent to the Return Periods. The Company has not taken any position on any tax return or filing which is or would be subject to penalties under Section 6662 of the Code. The Company is not currently the beneficiary of any extension of time to file any Tax Return. There is no material difference between the amounts of the book basis and the tax basis of any assets of the Company that is not reflected in an appropriate accrual of deferred tax liability on the books of the Company. All material elections with respect to Taxes made by or with respect to the Company are set forth on the Company Disclosure Schedule. The Company has provided Parent true and correct copies of all Tax Returns, work papers, correspondence with any taxing authority, Tax planning memoranda and other Tax data with respect to the Company.

        (b)  No deficiencies or adjustments for any Tax have been claimed, proposed, assessed or threatened against the Company. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. The Company Disclosure Schedule accurately sets forth the years for which the Company's federal, state, local and foreign income Tax Returns, respectively, have been audited and any years which are the subject of a pending audit by the Internal Revenue Service ("IRS") or any other applicable taxing authority. Except as so disclosed, the Company is not subject to any pending or threatened Tax audit or examination and the Company has not waived or entered in to any other agreement with respect to any statute of limitation with respect to its Taxes or Tax Returns.

        (c)  The Company Disclosure Schedule sets forth: (i) the tax basis of the Company in its assets as of June 30, 2002, (ii) the current and accumulated earnings and profits of the Company as of September 30, 2002, (iii) the amount of any net operating loss carryover, net capital loss carryover, foreign tax credit, investment credit or other credit carryover and charitable contribution carryover of the Company as of June 30, 2002, (iv) the amount of any deferred gain or loss allocable to the Company or excess loss account of the Company as of June 30, 2002, and (v) a list of all joint ventures, partnerships, limited liability companies or other business entities (within the meaning of Treas. Reg. Section 301.7701-3) in which the Company has an interest as of the date hereof.

        (d)  No consent or agreement has been made under Section 341 of the Code by or on behalf of the Company or any predecessor thereof. The Company has no interests in real estate which would be subject to any real estate excise, transfer or other similar tax as a result of the consummation of the Transactions.

        (e)  There are no liens for Taxes upon the assets of the Company except for Taxes that are not yet payable. The Company has withheld all Taxes required to be withheld by it in respect of wages, salaries and other payments to all employees, officers and directors and timely paid all such amounts withheld to the proper taxing authority. The Company is not a party to any tax sharing or tax allocation agreement nor has it been a member of any affiliated group of corporations within the meaning of Section 1504 of the Code other than the group of which the Company is currently the common parent. No item of income or gain reported by the Company for financial accounting purposes in any pre-Closing period is required to be included in taxable income in any post-Closing period. The Company does not have and has not had a "permanent establishment" (as defined in any applicable income tax treaty) in any country other than the United States. There are no outstanding rulings or requests for rulings from any taxing authority with respect to the Company. The Company does not have an "overall foreign loss" as defined in Section 904(f) of the Code. The use of any net operating loss carryover, net capital loss carryover, unused investment credit or other credit carryover of the Company is not subject to any limitation pursuant to Section 382 of the Code or otherwise. The Company is not and has never been a real property holding corporation within the meaning of Section 897 of the Code.

        (f)    The Company has not participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code. The Company is not required to include in income any adjustment pursuant to Section 481(a) of the Code (or similar provisions of other law or regulations) in its current or in any future taxable period by reason of a change in accounting method; nor does the Company have any knowledge that the IRS (or other taxing authority) has proposed, or is considering, any such change in accounting method. None of the assets of the Company is property that is required to be treated as owned by any other person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954 as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, and none of the assets of the Company is "tax exempt use property" within the meaning of Section 168(h) of the Code. None of the assets of the Company secures any debt, the interest on which is tax exempt under Section 103 of the Code.

        (g)  The Company has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement, or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

        (h)  In connection with the consummation of the Transactions, no payments of money or other property, acceleration of benefits, or provisions of other rights have or will be made hereunder, under any agreement contemplated herein, or under the Plans (as defined in Section 3.12(a)) that would be reasonably likely to result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code, determined without regard to whether such payment is reasonable compensation for services performed or to be performed in the future, and whether or not some other subsequent action or event would be required to cause such payment, acceleration, or provision to be triggered. None of the Company, Parent or any of their Subsidiaries will be obligated to pay, or to make any payment to any individual as reimbursement or compensation for, any excise Taxes or similar Taxes imposed on any employee or former employee of, or individual providing services to, the Company or any of its Subsidiaries under Section 4999 of the Code or any similar provisions as a result of the consummation of the Transactions, either alone or in connection with any other event.

SECTION 3.12 EMPLOYEE BENEFIT PLANS.

        (a)  Each employee benefit plan ("PLAN") covering active, former, or retired employees of the Company is listed in Section 3.12(a) of the Company Disclosure Schedule. The Company has made available to Parent a copy of each Plan and, where applicable, any related trust agreement, annuity, or insurance contract, and every annual report (Form 5500) that has been filed with the IRS (including all attachments and schedules thereto). To the extent applicable, each Plan complies, in all material respects, with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code, and any Plan intended to be qualified under Section 401(a) or 423 of the Code is so qualified and has been tax-qualified since its creation and its related trust is tax-exempt and has been so since its creation. No "prohibited transaction," as defined in ERISA Section 406 or Code Section 4975 has occurred with respect to any Plan. Each Plan has been maintained and administered in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including, but not limited, to ERISA and the Code, which are applicable to such Plans. There are no pending or anticipated claims against or otherwise involving any of the Plans and no suit, action, or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought against or with respect to any Plan. All contributions, reserves, or premium payments to the Plan, accrued to the date hereof, have been made or provided for. There are no restrictions on the rights of the Company to amend or terminate any Plan without incurring any liability thereunder other than as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"). The Company has not engaged in and is not a successor or parent corporation to an entity that has engaged in a transaction described in ERISA Section 4069. There have been no amendments to, written interpretation of, or announcement (whether or not written) by the Company relating to, or change in employee participation or coverage under, any Plan. Neither the Company nor any of its ERISA affiliates have any current or projected liability in respect of post-employment or post-retirement welfare benefits for retired or former employees of the Company other than health care continuation benefits required to be provided under COBRA. No tax under Section 4980B of the Code has been incurred in respect of any Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code.

        (b)  Neither the Company nor any ERISA affiliate has ever maintained, had an obligation to contribute to, contributed to, or had any liability with respect to any current or former employee benefit plan which is or has been subject to Title IV of ERISA (including, but not limited to, any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA). No Plan is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

        (c)  All of the Company's employee benefit plans that are subject to the laws of any jurisdiction outside the United States are in compliance with and have been operated consistent with their material terms and such applicable laws, including relevant Tax laws, and the requirements of any trust deed under which they were established. Section 3.12 of the Company Disclosure Schedule lists all of the Company's employee benefit plans that are subject to the laws of any jurisdiction outside the United States. With respect to each Plan, no event has occurred, and there exists no condition or set of circumstances, that would subject the Company or any ERISA affiliate, directly or indirectly, to any material liability arising under any applicable laws, including relevant Tax laws (including, without limitation, any material liability to or under any such plan or any indemnity agreement to which the Company or any ERISA Affiliate is a party), excluding liability for benefit claims and funding obligations. With respect to each such employee benefit plan, there are no material funded benefit obligations for which the contributions have not been made or properly accrued and there are no material unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted, on the financial statements of the Company or any ERISA affiliate.

        (d)  No Plan is subject to any ongoing audit, investigation or other administrative proceeding of the IRS, the U.S. Department of Labor or any other federal, state or local governmental entity or, to the knowledge of the Company, is scheduled to be subject to such an audit, investigation or proceeding.

SECTION 3.13 CHANGE OF CONTROL.

        With regard to any options, stock, restricted stock, stock bonus or other awards granted under the Option Plans or Company ESPP which are not exercisable or vested prior to the Effective Time, except as agreed to in writing by Parent or as set forth in Section 3.13 of the Company Disclosure Schedule, the Company has not taken any action to make such options or awards exercisable or vested by reason of the Merger. Prior to the Effective Time, the Company shall take all action necessary relating to the Option Plans or Company ESPP to provide that the occurrence of the Transactions shall not entitle participants under such plans to accelerated vesting or a cash-out of the stock options, restricted stock, stock bonus or other awards granted to them thereunder.

SECTION 3.14 LITIGATION; COMPLIANCE WITH LAWS.

        (a)  Except as disclosed in the Company SEC Documents, there is no material action, suit, arbitration or proceeding pending against or, to the knowledge of the Company, threatened against or affecting, the Company or any Subsidiary of the Company or any of their respective properties before any court or arbitrator or any Governmental Entity. There is no judgment, decree or order against the Company or, to the Company's knowledge, any of its directors or officers (in their capacities as such), that could reasonably be expected to prevent, enjoin or materially alter or delay any of the Transactions or that would reasonably be expected to have a Company Material Adverse Effect. There is no litigation that the Company or any of its Subsidiaries has pending against other parties.

        (b)  To the knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or its Subsidiaries is pending or has been threatened in a writing delivered to the Company.

        (c)  The Company and its Subsidiaries are in compliance with all applicable material federal, state, local or foreign statutes, laws, ordinances, rules and regulations of any Governmental Entity applicable to their respective businesses and operations, except for violations that would not reasonably be expected to have individually or in the aggregate a Company Material Adverse Effect. All Permits required to conduct the business of the Company and its Subsidiaries as currently conducted have been obtained, are in full force and effect and are being complied with, except where the failure to hold or to be in compliance with such Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 3.15 CERTAIN CONTRACTS AND ARRANGEMENTS.

        (a)  Except as otherwise disclosed in Section 3.15 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or subject to any of the following types of contracts, agreements and commitments (such contracts, agreements and commitments as are required to be set forth in Section 3.15 of the Company Disclosure Schedule or to be filed with any Company SEC Document are referred to herein as "MATERIAL CONTRACTS"):

          (i)    any agreement (A) relating to the employment of, or the performance of services by, any employee, consultant or other Person (other than ordinary course, at-will offer letters), (B) pursuant to which the Company or any of its Subsidiaries is or may become obligated to make any severance, termination or similar payment to any current or former employee or director, or (C) pursuant to which the Company or any of its Subsidiaries is or may become obligated to make any bonus or similar payment (excluding sales commissions and similar payments made in the ordinary course of business consistent with past practice) to any current or former employee or director;

          (ii)  any agreement or other arrangement relating to the acquisition, transfer, development, distribution, settlement, consent to use, sharing or license of any Company Intellectual Property material to the Company's business, including, but not limited to, development agreements, joint marketing agreements and any product or marketing alliance agreements, terms of use or privacy policies or software escrow agreements (except for any standard customer contract and any contract pursuant to which non-customized software is licensed to the Company or any of its Subsidiaries under any third party software license generally available to the public, if such software is not incorporated into any product of the Company or any of its Subsidiaries or otherwise redistributed or sublicensed by the Company or any of its Subsidiaries);

          (iii)  any agreement that provides for indemnification of any officer, director, employee or agent of the Company;

          (iv)  any agreement imposing any material restriction on the right or ability of the Company or any of its Subsidiaries, or which, after consummation of the Merger, would impose a restriction on the right or ability of Parent or any of its Subsidiaries (other than the Company and its Subsidiaries), to compete in any line of business or in any geographic region with any other Person or to transact business or deal in any other manner with any other Person;

          (v)  any agreement (other than agreements evidencing Company Options) (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any Company Securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance, right of first refusal or similar right with respect to any Company Securities, or (C) providing the Company or any of its Subsidiaries with any right of first refusal or similar right with respect to, or right to repurchase or redeem, any Company Securities;

          (vi)  any agreement that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $100,000 in the aggregate;

          (vii) any agreement of partnership or joint venture, or agreement which would give rise to an obligation on the part of the Company to form a joint venture or to acquire securities of a third party; and

          (viii)any other contract, agreement or commitment not otherwise listed in Section 3.15 of the Company Disclosure Schedule, the termination of which would cause a Company Material Adverse Effect.

        (b)  Each Material Contract is in full force and effect and is a valid and binding obligation of the Company and, to the knowledge of the Company, the other parties thereto, and neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or passage of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults which, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. To the Company's knowledge, none of the parties to any of the Material Contracts identified in Section 3.15 of the Company Disclosure Schedule has expressed in writing an intent to terminate or materially reduce the amount of its business with the Company in the future.

SECTION 3.16 TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS.

        (a)  "COMPANY INTELLECTUAL PROPERTY" shall mean:

          (i)    all patents, trademarks, trade names, service marks, domain names, copyrights and any renewal rights, applications and registrations for any of the foregoing, and all trade dress, schematics, technology, trade secrets, know-how, moral rights and computer software programs or applications (in both source and object code form) owned by the Company; and

          (ii)  all license rights in any third party intellectual property, proprietary or personal rights, documentation, or tangible or intangible property, including, without limitation, the types of intellectual property and tangible and intangible proprietary information described in clause (i) above, that are being, and/or have been, used in, or are currently under development for use in, and are material to, the business of the Company as it has been, is currently or is currently anticipated to be (up to the Closing), conducted. Company Intellectual Property described in clause (i) above is referred to herein as "COMPANY OWNED INTELLECTUAL PROPERTY" and Company Intellectual Property described in this clause (ii) is referred to herein as "COMPANY LICENSED INTELLECTUAL PROPERTY". Unless otherwise noted, all references to "Company Intellectual Property" shall include both Company Owned Intellectual Property and Company Licensed Intellectual Property.

        (b)  The Company Disclosure Schedule lists: (i) all patents, registered copyrights, trademarks, and service marks, and any applications and registrations for any of the foregoing, that are included in the Company Owned Intellectual Property; (ii) all software products and services that are currently published, offered, or under development by the Company and scheduled to be commercially released within six (6) months of the date hereof; (iii) licenses and sublicenses of Company Owned Intellectual Property that are material to the business of the Company as it has been, is currently or is currently anticipated to be (up to the Closing), conducted; (iv) all Company Licensed Intellectual Property (other than license agreements for standard "shrink wrapped, off the shelf," commercially available, third party products used by the Company); and (v) any obligations of exclusivity, non-competition, non-solicitation, or first negotiation to which the Company is subject under any agreement that does not fall within the ambit of clause (iii) or (iv) above and that are either material to the Company's business or that, to the Company's knowledge, could reasonably be expected to be materially adverse to Parent's business.

        (c)  Each item of the Company Intellectual Property is either: (i) owned by the Company, (ii) in the public domain, or (iii) rightfully used by the Company pursuant to a valid license or other agreement. The Company has all rights in the Company Intellectual Property reasonably necessary to carry out the Company's current, and anticipated future (up to the Closing), activities and has or had during the relevant period all rights in the Company Intellectual Property reasonably necessary to carry out the Company's former activities.

        (d)  The Company is not, nor as a result of the execution or delivery of this Agreement, or performance of the Company's obligations hereunder, will the Company be, in violation of any license, sublicense or other agreement relating to the Company Intellectual Property or of any non-disclosure agreement to which the Company is a party or otherwise bound, except for any such violations that would not have a Company Material Adverse Effect.

        (e)  Except pursuant to the terms of the agreements listed in the Company Disclosure Schedule, the Company is not obligated to provide any financial consideration or other material consideration to any third party, nor is any third party otherwise entitled to any financial consideration or other material consideration, with respect to any exercise of rights by the Company or its successors in the Company Intellectual Property contained in the Company's current products as listed on the Company Disclosure Schedule or in the Company Intellectual Property contained in any Company web site.

        (f)    The use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights in any Company Owned Intellectual Property by the Company or its licensees, does not infringe any copyright, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, moral right, other intellectual property right (excluding patents), right of privacy, right of publicity or right in personal or other data of any person, except for any such violations that would not have a Company Material Adverse Effect. Further (i) the use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights granted to the Company by its licensors in any Company Licensed Intellectual Property as practiced by the Company or (ii) any exercise of rights granted by the Company to its licensees in or to the Company Licensed Intellectual Property prior to the Effective Time does not infringe any copyright, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, moral right, other intellectual property right (excluding patents), right of privacy, right of publicity or right in personal or other data of any person, except for any such violations that would not have a Company Material Adverse Effect. To the Company's knowledge, the use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights in any Company Owned Intellectual Property by the Company or its licensees does not infringe any patents except for any such violations that would not have a Company Material Adverse Effect. Further, to the Company's knowledge, (i) the use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights granted to the Company by its licensors in any Company Licensed Intellectual Property as practiced by the Company prior to the Effective Time or (ii) any exercise of rights granted by the Company to its licensees in or to the Company Licensed Intellectual Property prior to the Effective Time does not infringe any patents, except for any such violations that would not have a Company Material Adverse Effect. No claims (i) challenging the validity, enforceability, or ownership by the Company of any of the Company Owned Intellectual Property or (ii) to the effect that the use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights in any Company Owned Intellectual Property by Company or its licensees infringes any intellectual property or other proprietary or personal right of any person, have been asserted or are threatened by any person. To the Company's knowledge, there is no unauthorized use, infringement or misappropriation of any of the Company Owned Intellectual Property by any third party, employee of the Company or former employee of the Company.

        (g)  No parties other than the Company possess any current or contingent rights to any source code that is part of the Company Owned Intellectual Property (including, without limitation, through any escrow account).

        (h)  The Company's standard practice is to secure from all parties who have created any material portion of, or otherwise have any material rights in or to, the Company Owned Intellectual Property written assignments or licenses of any such work or other rights to the Company.

        (i)    The Company has provided Parent with a copy of or access to all material support and maintenance agreements relating to Company Owned Intellectual Property or to which the Company is a party as to Company Licensed Intellectual Property.

        (j)    The Company has obtained written agreements from all employees and third parties with whom the Company has shared confidential information (i) of the Company, or (ii) received from others which the Company is obligated to treat as confidential, which agreements require such employees and third parties to keep such information confidential.

        (k)  The Company does not collect or use any personally identifiable information from users of its website. The Company owns all right, title and interest in and to all data the Company collects from, or discloses about, users of its website, including, but not limited to, all website user demographic data. The Company's practices regarding the collection and use of consumer personal information are in accordance in all material respects with the Company's privacy policy as published on its website. The Company is in compliance with all legal and contractual requirements relating to its websites. Without limiting the generality of the foregoing sentence, the Company's terms of use (or analogous document, regardless of its actual name) complies with the Company's legal and license requirements, and the Company is in compliance with its terms of use.

        (l)    The Company does not use the technology provided by Sun Microsystems, Inc. ("SUN") pursuant to the Sun Java Development Kit, the Sun Java Runtime Environment, or the Sun Java Virtual Machine. The Company has not entered into any agreements with Sun regarding the Sun Java Development Kit, the Sun Java Runtime Environment, or the Sun Java Virtual Machine.

        The Company does not use or incorporate into, combine with, or distribute in conjunction with its products or services any Potentially Viral Software. "POTENTIALLY VIRAL SOFTWARE" means software which is licensed pursuant to terms that (x) create, or purport to create, obligations with respect to the products or services (including any content available through such products or services) or (y) grant, or purport to grant, to any third party any rights or immunities to or under the Company Intellectual Property. The Company does not (A) incorporate any Publicly Available Software in whole or in part into any part of its products or services, (B) use Publicly Available Software in whole or in part in the development of any of its products or services in a manner that may subject the products, services or content available therefrom, in whole or in part, to all or part of the license obligations of any Publicly Available Software, or (C) combine or distribute its products or services (including any content available therefrom) with any Publicly Available Software. "PUBLICLY AVAILABLE SOFTWARE" means any software that requires as a condition of use, modification and/or distribution of such software that such software or other software incorporated into, derived from or distributed with such software be (A) disclosed or distributed in source code form; (B) be licensed for the purpose of making derivative works; or (C) be redistributable at no charge.

        (m)  The Company is not a member of any standards organization (including, without limitation, any similar organizations, such as special interest groups, associations, and others).

        (n)  Without limiting any other remedy available to Parent, to the extent necessary to perfect title in any of the Company Intellectual Property, or otherwise effect any provision of or remedy any breach of this Section 3.16, the Company hereby agrees to perform any act and execute any document as may reasonably be requested by Parent.

SECTION 3.17 ENVIRONMENTAL MATTERS.

        Except as would not result in a Company Material Adverse Effect, no underground storage tanks and no amount of any Hazardous Material are present, as a result of the actions of the Company or any of its Subsidiaries or any affiliate of the Company or, to the Company's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased.

        (a)  Except as would not result, individually or in the aggregate, in a Company Material Adverse Effect (i) neither the Company nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Effective Time, and (ii) neither the Company nor any of its Subsidiaries has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "HAZARDOUS MATERIALS ACTIVITIES") in violation of any applicable rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

        (b)  The Company and its Subsidiaries currently hold all Company Environmental Permits necessary for the conduct of the Company's and its Subsidiaries' Hazardous Material Activities and other businesses of the Company and its Subsidiaries as such activities and businesses are currently being conducted, except where the absence of such Company Environmental Permits would not result in a Company Material Adverse Effect.

        (c)  No action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending and no action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against the Company or any of its Subsidiaries in a writing delivered to the Company or any of its Subsidiaries concerning any Company Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company or any of its Subsidiaries. The Company is not aware of any fact or circumstance which could involve the Company or any of its Subsidiaries in any environmental litigation or impose upon the Company any environmental liability, in each case that would result in a Company Material Adverse Effect.

SECTION 3.18 INSURANCE.

        The Company has made available to Parent a copy of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of the Company and its Subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been denied, questioned or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies have been paid and the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. To the knowledge of the Company, there has been no threatened termination of, or material premium increase with respect to, any such material policies.

SECTION 3.19 CERTAIN TRANSACTIONS.

        Except as set forth in the Company SEC Documents, since Company's proxy statement dated November 28, 2001, no event has occurred that would be required to be reported as a "certain relationship" or "related transaction" or "indebtedness" pursuant to Item 404 of Regulation S-K promulgated by the SEC.

SECTION 3.20 OPINION OF FINANCIAL ADVISOR.

        The Company has received the opinion of U.S. Bancorp Piper Jaffray Inc. to the effect that, as of the date of such opinion, and based upon and subject to the matters stated therein, the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock.

SECTION 3.21 BOARD RECOMMENDATION.

        The Company Board of Directors has unanimously, as of the date of this Agreement, (i) determined that this Agreement and the Transactions, including the Merger, are advisable and are fair to and in the best interests of the Company and its stockholders, (ii) approved and adopted this Agreement and the Transactions, including the Merger and the Voting Agreement and the transactions contemplated thereby, and (iii) subject to the other terms and conditions of this Agreement, resolved to recommend the Merger and approval and adoption of this Agreement and each of the Transactions by the Company's stockholders, and, as of the date of this Agreement, none of the aforesaid actions by the Company Board of Directors has been amended, rescinded or modified.

SECTION 3.22 BROKERS' AND FINDERS' FEES.

        Except for fees payable by the Company to U.S. Bancorp Piper Jaffray Inc., there is no investment banker, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, the Company or any Subsidiary of the Company that would be entitled to any fee or commission from the Company, any Subsidiary of the Company, Parent or any of Parent's affiliates in connection with or upon consummation of the Transactions.

SECTION 3.23 BANKRUPTCY.

        No creditor or any other Person has made any attempt, has notified the Company or, to the knowledge of the Company, has any plans or intentions to force or cause the Company to declare bankruptcy or insolvency, liquidate, enter into receivership or otherwise cease operations as presently conducted.

SECTION 3.24 CERTAIN BUSINESS PRACTICES.

        Neither the Company, its Subsidiaries nor, to the Company's knowledge, any of their respective directors, officers or employees, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity or (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

SECTION 3.25 TITLE TO PROPERTY.

        The Company and its Subsidiaries own, or have a valid right to use, or an agreement with a third party with respect to, all assets, including without limitation, Company Intellectual Property, material to the current business of the Company and its Subsidiaries. All real property owned by the Company ("OWNED REAL PROPERTY") is listed in Section 3.25 of the Company Disclosure Schedule. The Company has good and marketable title, free and clear of all title defects, security interests, pledges, options, claims, liens, encumbrances, and restrictions of any nature whatsoever (including, without limitation, leases, conditional sale contracts, collateral security arrangements, and other title or interest-retaining agreements) in fee simple absolute to all Owned Real Property, except statutory encumbrances securing payments not yet due and such encumbrances as do not materially affect the use of the properties subject thereto or affected thereby or otherwise materially impair business operations at such properties. There are no condemnation proceedings pending or, to the knowledge of the Company, threatened in respect to the Owned Real Property. There are no leases, subleases, licenses, occupancy agreements or other agreements, oral or written, under which the Company is the lessor of any portion of the Owned Real Property. All Owned Real Property is in satisfactory condition and repair for the requirements of the current business of the Company and its Subsidiaries. The Company has made available to Parent copies of all material leases or subleases pursuant to which the Company and its Subsidiaries lease (i) real property (the "REAL PROPERTY LEASES") or

(ii) personal property which require annual payments in excess of $50,000 with respect to each personal property lease or sublease (clauses (i) and (ii) collectively, the "COMPANY LEASES"). Each Real Property Lease is listed on Section 3.25 of the Company Disclosure Schedule. Each of the Company Leases is in full force and effect in accordance with its respective terms, except where the failure to so be in full force and effect would not reasonably be expected to result in a Company Material Adverse Effect, and there is not, under any of such leases, any existing default or event of default of the Company or any of its Subsidiaries or, to the Company's knowledge, any other party, except for such defaults or events of default that would not reasonably be expected to result in a Company Material Adverse Effect.

SECTION 3.26 INTEREST OF OFFICERS.

        To the Company's knowledge, none of the officers or directors of the Company or any of its Subsidiaries has any material interest in any property, real or personal, tangible or intangible, including inventions, copyrights, trademarks or trade names, used in or pertaining to the business of the Company or that of its Subsidiaries, or any supplier, distributor or customer of the Company or any of its Subsidiaries, except, in the case of the Company, for the normal rights of a stockholder, and except for rights under any Plan.

SECTION 3.27 CUSTOMERS AND SUPPLIERS.

        During the 12-month period preceding the date hereof, no customer which individually accounted for more than 5% of the Company's gross revenues during such 12-month period has canceled or otherwise terminated, or made any written threat to the Company or its Subsidiaries to cancel or otherwise terminate, its relationship with the Company or its Subsidiaries, and, as of the date hereof, to the knowledge of the Company, no such customer has provided written notice to the Company that it intends to cancel or otherwise terminate its relationship with the Company or its Subsidiaries or substantially reduce its future purchases of services or products of the Company or its Subsidiaries, as the case may be.

SECTION 3.28 EMPLOYEE MATTERS.

        Each of the Company and its Subsidiaries, for the three (3) years preceding the date of this Agreement, has been in compliance in all material respects with all currently applicable laws and regulations respecting employment, termination of employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and has not engaged in any unfair labor practice. Each of the Company and its Subsidiaries, for the three (3) years preceding the date of this Agreement, has in all material respects withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to its employees and is not liable for any material arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. Neither the Company nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any governmental or administrative authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending claims against the Company under any workers compensation plan or policy or for long term disability. There are no controversies pending or, to the Company's knowledge, threatened, between the Company and its Subsidiaries, on the one hand, and any of their respective employees, on the other hand, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any agency, court or tribunal, foreign or domestic, including claims for compensation, pending severance benefits, vacation time, vacation pay or pension benefits, or any other claim pending in any court or administrative agency from any current or former employee or any other person arising out of the Company's status as employer or purported employer or any workplace practices or policies whether in the form of claims for employment discrimination, harassment, unfair labor practices, grievances, wage and hour violations, wrongful discharge, or otherwise. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract nor does the Company know of any activities or proceedings of any labor union to organize any such employees. To the Company's knowledge, no employees of the Company or any of its Subsidiaries are or have in the past been in violation of any term of any employment contract, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted by the Company or to the use of trade secrets or proprietary information of others. No key employees or officers of the Company or any of its Subsidiaries have given notice to the Company, nor is the Company otherwise aware, that any such key employee or officer intends to terminate his or her employment with the Company or any of its Subsidiaries.

SECTION 3.29 MINUTE BOOKS.

        The minute books of the Company and its Subsidiaries made available to Parent contain a complete and accurate summary in all material respects of all meetings of directors and stockholders or actions by written consent since the time of incorporation of the Company and its Subsidiaries through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

SECTION 3.30 MATERIAL THIRD PARTY CONSENT.

        The Material Contracts include every contract which, if no required consent regarding the Transactions is obtained, would have a Company Material Adverse Effect on Parent's ability to operate the business of the Company and its Subsidiaries in the same manner as the business was operated by the Company and its Subsidiaries as of the Effective Time.

SECTION 3.31 REPRESENTATIONS COMPLETE.

        None of the representations or warranties made by the Company herein or in any Schedule hereto, including the Company Disclosure Schedule, or in any certificate furnished by the Company pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain upon the consummation of the Merger any untrue statement of a material fact, or omits or will omit upon the consummation of the Merger to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

SECTION 3.32 COMPLETE COPIES OF MATERIALS.

        The Company has delivered or made available to Parent true and complete copies of each document which has been listed on the Company Disclosure Schedule.

SECTION 3.33 VOTE REQUIRED.

        The affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any of the Company's capital stock necessary to approve this Agreement and the Transactions.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

        As of the date hereof, each of Parent and Purchaser represents and warrants to the Company that the statements contained in this Article IV are true and correct, except as set forth in a correspondingly numbered schedule delivered by Parent and Purchaser to the Company dated as of the date hereof (the "PARENT DISCLOSURE SCHEDULE"). The Parent Disclosure Schedule shall be arranged in paragraphs corresponding to numbered and lettered sections contained in this Article IV, and the disclosures in any paragraph of the Parent Disclosure Schedule shall qualify other sections in this Article IV to the extent it is reasonably and readily apparent.

SECTION 4.1 CORPORATE EXISTENCE AND POWER.

        Each of Parent and Purchaser is a corporation duly incorporated, validly existing and in good standing, as applicable, under the laws of its jurisdiction of incorporation, has all requisite corporate powers and all Licenses required to carry on its business as now conducted except for failures to have any such License which would not, in the aggregate, have a Parent Material Adverse Effect (as defined hereafter). Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failures to be so qualified would not reasonably be expected to, in the aggregate, have a Parent Material Adverse Effect.

SECTION 4.2 CORPORATE AUTHORIZATION.

        Each of Parent and Purchaser has the requisite power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all necessary corporate action on the part of Parent and Purchaser. This Agreement has been duly executed and delivered by Parent and Purchaser and constitutes the valid and binding obligation of Parent and Purchaser, respectively, enforceable against each entity in accordance with its terms, except to the extent that enforceability may be limited by the effect, if any, of (i) any applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally, and (ii) general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

SECTION 4.3 CONSENTS AND APPROVALS; NO VIOLATIONS.

        (a)  Neither the execution and delivery of this Agreement by Parent or Purchaser, the performance by Parent or Purchaser of its respective obligations hereunder, nor the consummation by Parent or Purchaser of the Transactions will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws (or other governing or organizational documents) of Parent or of Purchaser, as applicable, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or obligation to repurchase, repay, redeem or acquire or any similar right or obligation) under any of the terms, conditions or provisions of any note, mortgage, letter of credit, other evidence of indebtedness, guarantee, license, lease or agreement or similar instrument or obligation to which Parent or Purchaser is a party or by which any of them or any of the respective assets may be bound or (iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection (b) below have been obtained or made, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity to which Parent or Purchaser is subject.

        (b)  No filing or registration with, notification to, or authorization, consent or approval of any Governmental Entity is required in connection with the execution and delivery of this Agreement by Parent or by Purchaser or the performance by either entity of its obligations hereunder, except (i) the filing of the Certificate of Merger in accordance with the DGCL; (ii) compliance with any applicable requirements of the HSR Act or any comparable provisions under any applicable pre-merger notification laws or regulations of foreign jurisdictions; (iii) the filing or deemed filing with the SEC and/or NASDAQ of (A) the Proxy Statement and (B) such reports under Sections 13(a) and Section 16 of the Exchange Act as may be required in connection with this Agreement and the Transactions; and (iv) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings (A) the failure of which to be obtained or made would not, in the aggregate, reasonably be expected to have a Parent Material Adverse Effect and would not have a material adverse effect on the ability of Parent or of Purchaser to perform its obligations hereunder or (B) that become applicable as a result of any acts or omissions by, or facts specifically pertaining to, the Company.

SECTION 4.4 DISCLOSURE DOCUMENTS.

        The information supplied or to be supplied by Parent or its Subsidiaries or Representatives for inclusion or incorporation by reference in the Proxy Statement, as amended or supplemented, will not, at the time of filing with the SEC or at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

SECTION 4.5 BROKERS' AND FINDERS' FEES.

        There is no investment banker, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, Parent or any Subsidiary of Parent that would be entitled to any fee or commission from Parent, any Subsidiary of Parent, the Company or any of the Company's affiliates in connection with or upon consummation of the Transactions.

SECTION 4.6 INTERIM OPERATIONS OF PURCHASER.

        Purchaser was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions.

SECTION 4.7 FINANCING.

        Purchaser has, and will have available to it upon the consummation of the Merger, sufficient funds to consummate the Transactions, including payment in full for all Shares outstanding at the Effective Time (and all related fees and expenses), subject to the terms and conditions of this Agreement.

SECTION 4.8 LITIGATION.

        There is no judgment, decree or order against Parent or Purchaser or any of their respective Subsidiaries or, to the knowledge of Parent or Purchaser, any of their directors or officers (in their capacities as such), that could reasonably be expected to prevent, enjoin or materially alter or delay any of the Transactions.

SECTION 4.9 SEC DOCUMENTS.

        Parent has filed all required forms, reports and documents, together with any required amendments, with the SEC since November 3, 1999. All such required documents (including those that Parent may file subsequent to the date hereof) are referred to herein as the "PARENT SEC DOCUMENTS." As of their respective dates, and giving effect to any amendments thereto, (a) the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents and (b) none of the Parent SEC Documents, at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Parent SEC Document.

ARTICLE V
COVENANTS OF THE PARTIES

SECTION 5.1 CONDUCT OF THE BUSINESS OF THE COMPANY.

        Except as (i) contemplated by this Agreement or (ii) set forth on the Company Disclosure Schedule, after the date hereof and prior to the earlier of the Effective Time or the termination of this Agreement in accordance with Section 7.1, the Company agrees as to itself and its Subsidiaries that (except to the extent that Parent shall otherwise consent, which consent shall not be unreasonably withheld, delayed or conditioned) (A) the Company shall conduct its operations according to the ordinary course of business consistent with past practice, and will use commercially reasonable efforts to preserve intact its present business organization, to keep available the services of its present officers and employees and to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with it and (B) without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries shall:

        (a)  declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of the Company, or repurchase, redeem or acquire any outstanding shares of capital stock or other equity securities of, or other ownership interests in, the Company or any Subsidiary of the Company or effect any stock split (forward or reverse) or otherwise change its capitalization or capital structure in any manner from the way it existed on the date hereof;

        (b)  amend any provision of the Certificate of Incorporation or Bylaws of, or any material term of any outstanding security issued by, the Company or any Subsidiary (other than any wholly owned Subsidiary) of the Company;

        (c)  incur, assume or guarantee any indebtedness for borrowed money other than borrowings under existing short term credit facilities not in excess of $50,000 in the aggregate;

        (d)  factor any accounts receivable of the Company;

        (e)  change any method of accounting or accounting practice by the Company or any Subsidiary of the Company, except for any such change required by reason of a change in GAAP;

        (f)    except as provided by the Severance Agreements, (i) grant any severance or termination pay to any director, officer or employee of the Company or any Subsidiary of the Company, (ii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary of the Company, (iii) increase benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary of the Company, in each case other than in the ordinary course of business consistent with past practice;

        (g)  issue any Company Securities or the securities of any Subsidiary of the Company other than (i) pursuant to Company Options, warrants or other Company Common Stock equivalents outstanding as of the date of this Agreement (ii) pursuant to the Company ESPP, or (iii) pursuant to the Rights Plan;

        (h)  acquire, dispose of or license assets of the Company and its Subsidiaries, except in the ordinary course of business consistent with past practice, or acquire or dispose of capital stock of any third party or merge or consolidate with any third party;

        (i)    enter into any joint venture, partnership or similar agreement with any Person other than a wholly owned Subsidiary;

        (j)    modify, amend or terminate any of the Company's or any of its Subsidiaries' Material Contracts, or waive, release or assign any material rights or claims under any of the Company's or any of its Subsidiaries' Material Contracts, except in the ordinary course of business or as expressly required by this Agreement;

        (k)  make any Tax election inconsistent with past practice that, individually or in the aggregate, would adversely affect in any material respect the Tax liability or Tax attributes of the Company or any of its Subsidiaries, taken as a whole, or settle or compromise any material Tax liability;

        (l)    settle, compromise or otherwise terminate any litigation, claim or other settlement negotiation in an amount in excess of $50,000 in the aggregate, provided that there are no additional non-financial settlement terms to which the Company is subject;

        (m)  fail to maintain insurance covering the Company's or its Subsidiaries' material properties and assets under substantially similar terms and conditions as the Company's or its Subsidiaries', as applicable, current policies;

        (n)  enter into any Material Contract which would require the Company to expend a sum in excess of $100,000;

        (o)  split, combine or reclassify any class of capital stock of the Company;

        (p)  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

        (q)  acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company;

        (r)  adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan or grant agreement, or enter into any employment contract, consulting agreement or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), pay any special bonus or special remuneration to any director, officer, consultant or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than increases to employees who are not directors or affiliates in the ordinary course of business consistent with past practice or as required by law or as provided by the Severance Agreements or make any loans to any of its officers, directors, employees, affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons pursuant to an employee benefit plan or otherwise;

        (s)  except as provided by the Severance Agreements, pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or affiliate or pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or affiliates of the Company or any of its Subsidiaries of any amount relating to unused vacation days, except payments and accruals made in the ordinary course of business consistent with past practice; adopt or pay, grant, issue, accelerate or accrue salary, stock options, other equity rights or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any Company or Company Subsidiary director, officer, employee, agent or consultant, whether past or present, or amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

        (t)    fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

        (u)  except as required or permitted under this Agreement, take any action that would or is reasonably likely to result in any of the conditions to the Merger set forth in Article VI not being satisfied, or would make any representation or warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time, or that would materially impair the ability of the Company to consummate the Merger in accordance with the terms hereof;

        (v)  fail to take any action required by the Sarbanes-Oxley Act of 2002;

        (w)  contribute any Company Intellectual Property to any standards organization, or use or incorporate any intellectual property from any standards organization in the Company's products or services;

        (x)  incorporate any Publicly Available Software in whole or in part into any part of the Company's products or services, use Publicly Available Software in whole or in part in the development of any products or services in a manner that may subject the products, services or content available therefrom, in whole or in part, to all or part of the license obligations of any Publicly Available Software, or combine or distribute the products or services (including any content available therefrom) with any Publicly Available Software; or

        (y)  authorize, commit or agree to take any of the foregoing actions except as otherwise permitted by this Agreement.

        Notwithstanding the foregoing or anything contained herein to the contrary, from the date hereof to the earlier of the Effective Time or the termination of this Agreement in accordance with Section 7.1, the Company shall confer with Parent and its Representatives, at such times as they may request, as to operational and integration matters to the extent permitted by law, and promptly notify the same of any change in the normal course of any business, operations or financial condition of the Company, its Subsidiaries or their respective assets or properties, or any emergency related thereto. Without limiting the generality of the foregoing, the Company shall promptly notify Parent of (i) any discussions or actions (of any type, preliminary or otherwise) relating to bankruptcy of the Company or its Subsidiaries, (ii) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Entity (for which the Company has received written or oral notice), (iii) any material loss of or damage to any property owned by the Company or its Subsidiaries, (iv) any material change in material existing relationships with outside third parties (for which the Company has received written or oral notice), (v) the institution or threat of any material litigation that could affect the Company, (vi) the failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement or (vii) any other matter that could result in a Company Material Adverse Effect.

SECTION 5.2 STOCKHOLDER APPROVAL; PREPARATION OF PROXY STATEMENT.

        (a)  Promptly following the date of this Agreement, the Company shall prepare and file with the SEC the proxy or information statement to be sent to the Company's stockholders in connection with the Company Special Meeting (the "PROXY STATEMENT"). No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to the Proxy Statement will be made by the Company without providing Parent a reasonable opportunity to review and comment thereon. The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. The Company will cause the final Proxy Statement to be mailed to the Company's stockholders as promptly as possible subsequent to its filing with the SEC. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

        (b)  The Company shall establish, prior to or as soon as practicable following the execution and delivery of this Agreement, on a date to be agreed upon by Parent and the Company, which date shall be set taking into account the status of pending regulatory matters to the Transactions, a record date for, duly call, give notice of, convene and hold a special meeting of its stockholders (the "COMPANY SPECIAL MEETING") for the purpose of considering the approval and adoption of this Agreement and (with the consent of Parent) such other matters as may in the reasonable judgment of the Company be appropriate for consideration at the Company Special Meeting. The Company shall delay the annual meeting of its stockholders and shall not include in the Proxy Statement for the Company Special Meeting any matters other than the approval of the Merger; PROVIDED, HOWEVER, that the Company shall not be required to delay the annual meeting of its stockholders beyond January 31, 2003; PROVIDED, FURTHER, that the prohibitions set forth in this sentence shall not be applicable if this Agreement is terminated in accordance with Article VII. Once the Company Special Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Special Meeting (other than for the absence of a quorum) without the consent of Parent; PROVIDED, HOWEVER, that the Company may postpone, adjourn or cancel the Company Special Meeting if this Agreement is terminated in accordance with Article VII. Subject to the Company's right, pursuant to Section 5.4 hereof, to withhold, withdraw, modify, change or fail to make its recommendations in favor of the Merger, the Company Board of Directors shall include such recommendations in the Proxy Statement. Unless the Company Board of Directors shall have withheld, withdrawn, modified, changed or failed to make its recommendations in favor of the Merger in compliance with Section 5.4, the Company shall use commercially reasonable efforts to secure the vote or consent of stockholders required by the DGCL to effect the Merger.

        (c)  The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the Transactions and (iii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

SECTION 5.3 ACCESS TO INFORMATION; CONFIDENTIALITY AGREEMENT.

        Between the date hereof and the earlier of the Effective Time or the termination of this Agreement in accordance with Section 7.1, the Company shall (i) upon 24 hours prior notice from

Parent, give Parent and its counsel, financial advisors, auditors and other authorized representatives (collectively, "REPRESENTATIVES") access, beginning at 9 a.m. on the second business day following delivery of such notice, to the offices, properties, books and records of the Company and its Subsidiaries, (ii) furnish to Parent and Parent's Representatives such financial and operating data and other information relating to the Company, its Subsidiaries and their respective operations as such Persons may reasonably request and (iii) instruct the Company's employees, counsel and financial advisors to cooperate with Parent in its investigation of the business of the Company and its Subsidiaries; PROVIDED that any information and documents received by Parent or its Representatives (whether furnished before or after the date of this Agreement) shall be held in accordance with the Confidentiality Agreement, which shall remain in full force and effect pursuant to the terms thereof for five (5) years following the date that a disclosing party first discloses confidential information (except as otherwise provided in the Confidentiality Agreement, notwithstanding the execution and delivery of this Agreement or the termination hereof.

SECTION 5.4 NO SOLICITATION.

        (a)  From the date hereof until the Effective Time or, if earlier, the termination of this Agreement, the Company shall not, whether directly or indirectly through its Representatives, (a) solicit or initiate any Acquisition Proposal (as defined hereafter), (b) engage in discussions or negotiations with, or disclose any non-public information relating to the Company or its Subsidiaries or afford access to the properties, books or records of the Company or its Subsidiaries to, any Person (other than Parent or its Representatives) concerning an Acquisition Proposal, (c) release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party, or (d) following receipt of an Acquisition Proposal, withhold, withdraw, modify or change in a manner adverse to Parent, or fail to make, its recommendations in favor of the Merger or approve, endorse or recommend such Acquisition Proposal; PROVIDED that, in each case, if and to the extent that (i) the Company Board of Directors believes in good faith, after consultation with the Company's legal counsel (and, in order for the Company to withhold, withdraw, modify or change in a manner adverse to Parent or fail to make its recommendations in favor of the Merger, and/or approve, endorse or recommend such Acquisition Proposal as referenced below, the Company's financial advisor), that such Acquisition Proposal is, or could reasonably be expected to lead to, a Superior Proposal (as defined hereafter) and (ii) the Company Board of Directors believes in good faith, after consultation with the Company's counsel, that the failure to engage in such discussions or negotiations, provide such information or access, release a third party from or waive any provisions under any such confidentiality or standstill agreement, so withhold, withdraw, modify, change or fail to make its recommendations in favor of the Merger and/or so approve, endorse or recommend such Acquisition Proposal would be inconsistent with the fiduciary duties of the Company Board of Directors under applicable law, then the Company may participate in discussions or negotiations regarding such Acquisition Proposal, provide non-public information with respect to the Company and its Subsidiaries, afford access to the properties, books or records of the Company and its Subsidiaries, release a third party from or waive any provisions under any such confidentiality or standstill agreement, withhold, withdraw, modify or change in a manner adverse to Parent or fail to make its recommendations in favor of the Merger, and/or approve, endorse or recommend such Acquisition Proposal, as applicable. Upon its receipt thereof, except to the extent prohibited by nondisclosure agreements in effect as of the date hereof, the Company shall promptly (and in any event within one (1) business day) provide Parent with a copy of any written Acquisition Proposal received and a written statement with respect to any non-written Acquisition Proposal received, which statement shall include the identity of the parties making the Acquisition Proposal and the terms thereof, and shall promptly (and in any event within one (1) business day) advise Parent of any material modification or proposed modification thereto. Nothing contained in this Agreement shall prohibit the Company or the Company Board of Directors from taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to

Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure required by applicable law.

        (b)  The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any third party (other than Parent or Purchaser) conducted heretofore with respect to any Acquisition Proposal, except that the Company shall use its commercially reasonable efforts to cause any such parties in possession of confidential information about the Company that was furnished by or on behalf of the Company in connection with any Acquisition Proposal to return or destroy all such information in the possession of any such Person or in the possession of any Representative of any such Person. The Company shall use its commercially reasonable efforts to inform its Representatives of the restrictions described in this Section 5.4.

        (c)  Nothing contained in this Section 5.4 shall be interpreted to affect or modify in any way the obligations of the Company as set forth in Section 5.2 to call, hold and conduct a Company Special Meeting to approve the Merger; PROVIDED, HOWEVER, that the Company shall have no obligation to call, hold and conduct a Company Special Meeting to approve the Merger if this Agreement is terminated in accordance with Article VII.

SECTION 5.5 DIRECTOR AND OFFICER LIABILITY.

        (a)  Parent and the Company agree that all rights to indemnification and advancement of expenses and all limitations on liability existing in favor of any Indemnitee (as defined in Section 5.5(b) hereof) as provided by the DGCL and in the Certificate of Incorporation or Bylaws of the Company or an agreement between an Indemnitee and the Company or a Subsidiary of the Company shall survive the Merger and continue in full force and effect in accordance with its terms for a period of ten (10) years following the Effective Time.

        (b)  After the Effective Time, Parent shall, or shall cause the Surviving Corporation to, indemnify and hold harmless for a period of ten (10) years following the Effective Time the individuals who on or prior to the Effective Time were officers, directors, employees or agents of the Company and any of its Subsidiaries (the "INDEMNITEES") to the same extent as set forth in subsection (a) above.

        (c)  The obligations of Parent and the Surviving Corporation under this Section 5.5 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 5.5 applies without the prior written consent of such affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 5.5 applies shall be third party beneficiaries of this Section 5.5).

        (d)  In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, honor the obligations set forth in this Section 5.5.

SECTION 5.6 COMMERCIALLY REASONABLE EFFORTS.

        Upon the terms and subject to the conditions of this Agreement, each party hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Transactions.

SECTION 5.7 CERTAIN FILINGS.

        (a)  Each party hereto shall file with the Department of Justice and the Federal Trade Commission a Pre-Merger Notification and Report Form pursuant to the HSR Act in respect of the Transactions within ten (10) days of the date of this Agreement, and each party will use commercially reasonable efforts to take or cause to be taken all actions necessary, including to promptly and fully comply with any requests for information from regulatory Governmental Entities, to obtain any clearance, waiver, approval or authorization relating to the HSR Act that is necessary to enable the parties to consummate the Transactions. Without limiting the provisions of this Section 5.7, each party hereto shall use commercially reasonable efforts to promptly make the filings required to be made by it with all foreign Governmental Entities in any jurisdiction in which the parties believe it is necessary or advisable.

        (b)  The Company and Parent shall each use commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the Merger or the Transactions under any Antitrust Law. If any administrative, judicial or legislative action or proceeding is instituted (or threatened to be instituted) challenging the Merger or the Transactions as violative of any Antitrust Law, the Company and Parent shall each cooperate to contest and resist any such action or proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Merger or the Transactions, including, without limitation, by pursuing all reasonable avenues of administrative and judicial appeal.

        (c)  Each of the Company and Parent shall promptly inform the other party of any material communication received by such party from the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other governmental or regulatory authority regarding any of the Transactions.

SECTION 5.8 PUBLIC ANNOUNCEMENTS.

        Neither the Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release or other public announcement with respect to the Merger, this Agreement or the other Transactions without the prior written consent of the other party, except as may be required by law or by any listing agreement with, or the policies of, NASDAQ or an applicable national securities exchange in which circumstance such announcing party shall make reasonable efforts to consult with the other parties to the extent practicable.

SECTION 5.9 EMPLOYEE MATTERS.

        (a)  The Company will cooperate, as reasonably requested by Parent, with the efforts of Parent to interview persons employed by the Company and to provide to specified persons employed by the Company offers of continued transitional employment with the Company in a form acceptable to Parent. Nothing in the foregoing sentence, however, obligates Parent to extend or to approve a minimum number of employment offers or offers of continued employment by the Company. On or prior to the Effective Time, the Company will terminate any employees of the Company who have not, prior to the Effective Time, accepted an offer of employment (whether temporary or ongoing) by Parent or an offer of continued employment by the Company as required in this Agreement, and the Company shall provide to all such employees (other than employees listed in Section 6.2(h) and employees who are terminated with Cause) the Severance Package, provided that (i) such employees have not failed to accept an offer of employment by Parent or continued employment by the Company, in each case at a location within 35 miles of the employee's work location and (ii) such employees have provided an effective release in a form satisfactory to Parent. In addition to the foregoing, the Company shall pay all severance and wind-up costs and provide notices required by law with respect to terminations. The Company will not make any discretionary payment of severance or other discretionary payments to any terminated employee who refuses to execute a release or who refuses an offer of employment by Parent or continued employment by the Company, in each case at a location within 35 miles of the employee's work location. The Company will not terminate without Cause the employment of any employees of the Company except as expressly provided for under this Agreement or as otherwise consented to by Parent, which consent shall not be unreasonably withheld.

        (b)  At Parent's request and immediately prior to the Effective Time, the Company shall terminate or cause to be terminated any or all of the Plans described on Section 3.12 of the Company Disclosure Schedule that are intended to be qualified within the meaning of Section 401(a) of the Code, including, without limitation, the Vicinity 401(k) Plan. Additionally, the Company, at Parent's request and prior to the Effective Time, shall terminate or cause to be terminated or amend or cause to be amended any or all other employee benefit plans, policies and arrangements set forth on Section 3.12 of the Company Disclosure Schedule, except for the Severance Agreements at the time and in such manner as Parent may direct, with Parent having sole and exclusive authority to determine the continuation, amendment or termination of such plans provided that such continuation, amendment or termination shall not be effective until immediately prior to the Effective Time.

        (c)  Parent and the Company shall confer and work together in good faith to develop appropriate communications to the employees of the Company regarding the Merger and a transition plan in contemplation of the Effective Time. All employee communications pertinent to employment matters connected with the Merger, including communications relevant to employment, termination and/or severance, shall be subject to the prior approval of Parent. Based upon Parent's current employment policies, there are no restrictions as to a Parent employee's eligibility to participate in its health care plan due to any preexisting condition or in Parent's 401(K) plan due to waiting period limitations. For purposes of calculating the rate of vacation accrual, Parent will credit employees of the Company and/or its Subsidiaries who become employees of Parent immediately subsequent to the Effective Time with an additional period of continuous employment equal to the actual amount of time of continuous employment such employee had with the Company and/or its Subsidiaries prior to the Effective Time.

        (d)  Upon the Effective Time, Parent and Purchaser shall guaranty payment of all obligations of the Company pursuant to the Severance Agreements.

        (e)  Upon the Effective Time, Parent shall cause the Company to provide a Severance Package to each Company employee (other than employees listed in Section 6.2(h)) who is employed by the Company after the time of Closing and who is terminated by the Company without Cause within one year after Closing, provided that each such employee has provided the Company with an effective release in a form satisfactory to Parent.

SECTION 5.10 STATE TAKEOVER LAWS.

        If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation is or may become applicable to the Merger, or the Voting Agreement, the Company shall take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such statute or regulation on the Merger, and the Voting Agreement.

SECTION 5.11 CERTAIN NOTIFICATIONS.

        Between the date hereof and the Effective Time, each party shall promptly notify the other party hereto in writing after becoming aware of the occurrence of any event which will, or is reasonably likely to, result in the failure to satisfy any of the conditions specified in Article VI hereto.

SECTION 5.12 ADDITIONAL REPORTS.

        The Company shall furnish to Parent copies of any reports which it files with the SEC on or after the date hereof but prior to the Closing Date.

SECTION 5.13 TAX RETURNS.

        Prior to the Closing Date, the Company shall properly and timely file all Tax Returns with respect to the Company and any Subsidiary of the Company required to be filed prior to the Closing Date (without taking into account any extension of time to file Tax Returns) and shall pay all Taxes with respect to the Company or any Subsidiary of the Company required to be paid prior to the Closing Date (without taking into account any extension of time to file Tax Returns). All such Tax Returns shall be prepared consistent with past practice and shall be subject to the approval of Parent, which shall not be unreasonably withheld. The Company shall (i) notify Parent promptly if it receives notice of any Tax audit, the assessment of any Tax, the assertion of any Tax lien, or any request, notice or demand for taxes by any taxing authority, (ii) provide Parent a description of any such matter in reasonable detail (including a copy of any written materials received from the taxing authority), and (iii) take no action with respect to such matter without the consent of Parent, which shall not be unreasonably withheld. The Company shall not (i) make or revoke any tax election which may affect the Company or any of its Subsidiaries, (ii) execute any waiver of restrictions on assessment of any tax, or (iii) enter into any agreement or settlement with respect to any tax, in each case without the approval of Parent, which shall not be unreasonably withheld.

SECTION 5.14 ISSUANCE OF SERIES A PREFERRED STOCK.

        The Company shall not issue any shares of its Series A Preferred Stock, except upon the valid exercise of outstanding Company Rights.

SECTION 5.15 OBLIGATIONS OF PURCHASER.

        Parent will take all action necessary to cause Purchaser to perform it obligations under this Agreement.

SECTION 5.16 RENEWAL OF CUSTOMER CONTRACTS.

        The Company shall not renew any existing customer contract for a term in excess of one (1) year without providing Parent with seven (7) days prior written notice of such renewal.

SECTION 5.17 NO STOCK OPTION GRANTS.

        The Company shall not issue to any executive officer set forth in Section 6.2(h) any options or warrants to purchase any shares of capital stock of the Company pursuant to the Option Plans or otherwise.

ARTICLE VI
CONDITIONS TO THE MERGER

SECTION 6.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS.

        The respective obligations of the Company, Parent and Purchaser to consummate the Merger are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver at or prior to the Effective Time of each of the following conditions:

        (a)  this Agreement shall have been adopted and the Merger approved by the stockholders of the Company;

        (b)  there shall not have been any action taken, or any statute, law, ordinance, rule, regulation, injunction, judgment, order or decree proposed, entered, enacted, enforced, promulgated, issued or deemed applicable to the Merger by any Governmental Entity, other than the application of the waiting period provisions of the HSR Act to the Merger, and there shall not be pending any action, suit or proceeding by any Governmental Entity against Parent, the Company, Purchaser or any of their respective Subsidiaries, that is likely to (i) render Parent and/or Purchaser unable to accept for payment or pay for some or all of the Shares, (ii) impose material limitations on the ability of Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, (iii) prohibit or impose any limitations on Parent's direct or indirect ownership or operation (or that of any of its affiliates) of all or a material portion of their or the Company's businesses or assets, (iv) compel Parent or its affiliates to dispose of or hold separate any portion of the business or assets of the Company or Parent and their respective Subsidiaries, (v) oblige the Company, Parent or any of their respective Subsidiaries to pay material damages in connection with the Transactions or (vi) otherwise constitute a Company Material Adverse Effect or, as a result of the Transactions, a Parent Material Adverse Effect; and

        (c)  any waiting periods (and any extension thereof) under the HSR Act applicable to the Merger shall have expired and any other approval or requirements under any other applicable material Antitrust Law shall have been obtained or complied with.

SECTION 6.2 CONDITIONS OF PARENT.

        The obligation of Purchaser to consummate the Merger is further subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

        (a)  the Company shall have complied with or performed on or before the Closing Date, its covenants, obligations and agreements under this Agreement;

        (b)  the representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as if made as of such date such that, in each case or in the aggregate, such failure to be true and correct constitutes a Company Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all "Company Material Adverse Effect" and materiality qualifications and other qualifications based on the word "material" contained in such representations and warranties shall be disregarded), except (A) for changes contemplated by this Agreement, (B) for those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct as of such particular date such that, in each case or in the aggregate, such failure to be true and correct constitutes a Company Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all "Company Material Adverse Effect" and materiality qualifications and other qualifications based on the word "material" contained in such representations and warranties shall be disregarded), and (C) for the representations and warranties in Section 3.4, which shall be true and correct in all material respects as of the date of this Agreement;

        (c)  there shall not have occurred and be continuing (i) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (ii) any direct or indirect limitation (whether or not mandatory) by a United States governmental entity on the extension of credit by banks or other financial institutions, (iii) a change in banking, general financial or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans, or (iv) in the case of any of the foregoing existing on the date of this Agreement, a material change, acceleration or worsening thereof;

        (d)  no party to the Voting Agreement other than Purchaser and/or Parent shall have materially breached or materially failed to perform any of its covenants or agreements under such agreement or materially breached any of its representations and warranties in such agreement and such agreement shall be valid, binding and enforceable, except to the extent that the benefits expected to be received by Parent and Purchaser under this Agreement are not materially and adversely affected;

        (e)  the Company shall have $79,350,000 of Net Working Capital (the "WORKING CAPITAL AMOUNT") as of the second business day after the first date upon which all of the conditions set forth in this Article VI (other than this Section 6.2(e)) have been satisfied, or waived or such earlier date as the parties may agree in writing (the "TENTATIVE CLOSING DATE"); PROVIDED, HOWEVER, that if the Tentative Closing Date occurs after December 31, 2002, then the Working Capital Amount shall be decreased by $350,000 for each month between December 31, 2002 and the Tentative Closing Date (and if the Tentative Closing Date occurs before the last day of a month, then the amount by which the Working Capital Amount is decreased with respect to that month shall be a pro-rated amount of $350,000 based upon the number of calendar days in that month). If, as of the Tentative Closing Date, Purchaser and the Company cannot agree as to whether this condition has been satisfied, then the parties shall engage Ernst & Young LLP (the "SPECIAL AUDITOR") to perform a review or other mutually agreed procedures sufficient to determine whether the condition has been satisfied. The Company shall provide the Special Auditor with access to all of its financial records and shall assist the Special Auditor in obtaining confirmations of the assets and liabilities of the Company. The Company and the Special Auditor shall complete the review or agreed upon procedures, and the Special Auditor shall issue its report, as promptly as possible but in no event more than twenty (20) days after the Tentative Closing Date, and, if that report indicates that this condition has been satisfied, then this condition shall be deemed satisfied upon the date of issuance of that report (the "ISSUANCE DATE") and the Closing Date shall be and the Closing shall occur on the second business day after the Issuance Date or such earlier date as the parties may agree in writing. The determination of the Special Auditor shall be final;

        (f)    Purchaser shall have received evidence, in form and substance reasonably satisfactory to it, that such consents, approvals or authorizations listed on Section 6.2(f) of the Company Disclosure Schedule have been obtained, which are reasonably necessary in connection with the Transactions;

        (g)  the Company Board of Directors and the compensation committee of the Company Board of Directors (or such other committee that administers the Option Plans) shall have adopted resolutions confirming their determination as administrators of the Option Plans that the receipt of Substituted Parent Options pursuant to Section 1.2(d)(i) in exchange for Company Options shall constitute the substitution of similar and equivalent options pursuant to the terms of the Option Plans;

        (h)  the Company shall have approved the Agreement Regarding Change of Control, Severance and Transitional Employment in the form attached hereto as Exhibit B (the "SEVERANCE AGREEMENT") for the following executive officers of the Company: Charles W. Berger, Maury Austin, Scott P. Sullivan, Michael T. Torgersen, Teri Dahlbeck, Dan Shaver, Steve Weinstein, and each such executive officer shall have executed a Severance Agreement with the Company;

        (i)    the Company shall have settled the outstanding dispute listed on Section 6.2(i) of the Company Disclosure Schedule;

        (j)    the Company shall have renewed the term of the agreement listed on Section 6.2(j) of the Company Disclosure Schedule;

        (k)  the Company shall provide Purchaser with a certificate certified by its Chief Executive Officer and Chief Financial Officer which provides that all of the conditions set forth in paragraphs (a) through (j) of this Section 6.2 have been satisfied; and

        (l)    Purchaser shall have been permitted by the Company to conduct reasonable tests and investigations, and shall have received evidence in a form and substance satisfactory to Purchaser that (A) the Company does not run, utilize, rely on, or otherwise use in any way whatsoever the technology provided by Sun pursuant to the Sun Java Development Kit, the Sun Java Runtime Environment, or the Sun Java Virtual Machine and (B) any technology provided by Sun pursuant to the Sun Java Development Kit, the Sun Java Runtime Environment, or the Sun Java Virtual Machine that was previously used by the Company shall have been removed and replaced by substitute technology acceptable to Purchaser.

SECTION 6.3 CONDITIONS OF THE COMPANY.

        The obligation of the Company to consummate the Merger is further subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

        (a)  each of Parent and Purchaser shall have complied with or performed on or before the Closing Date, its covenants, obligations and agreements under this Agreement; and

        (b)  the representations and warranties of Parent and Purchaser contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as if made as of such date such that, in each case or in the aggregate, such failure to be true and correct constitutes a Parent Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all "Parent Material Adverse Effect" and materiality qualifications and other qualifications based on the word "material" contained in such representations and warranties shall be disregarded), except (A) for changes contemplated by this Agreement and (B) for those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct as of such particular date such that, in each case or in the aggregate, such failure to be true and correct constitutes a Parent Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all "Parent Material Adverse Effect" and materiality qualifications and other qualifications based on the word "material" contained in such representations and warranties shall be disregarded).

ARTICLE VII
TERMINATION

SECTION 7.1 TERMINATION.

        Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Transactions may be abandoned:

        (a)  by the mutual written consent of Parent and the Company duly authorized by the Boards of Directors of Parent and the Company, respectively;

        (b)  by either the Company or Parent, if:

          (i)    the Merger has not been consummated on or before June 30, 2003 (the "OUTSIDE DATE"); PROVIDED, HOWEVER, that the Outside Date shall be October 31, 2003 if the Department of Justice or the Federal Trade Commission makes a second request for information pursuant to the HSR Act; PROVIDED, FURTHER, that if the Tentative Closing Date occurs on or before the Outside Date but the parties hereto cannot agree as to whether the condition in Section 6.2(e) has been satisfied, then the Outside Date shall be the second business day immediately following (A) the Issuance Date or (B) if earlier than the Issuance Date, the date that the parties hereto reach agreement as to whether the condition in Section 6.2(e) has been satisfied; PROVIDED, FURTHER, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to have been consummated on or before such date and such action or failure to act constitutes a breach of this Agreement; or

          (ii)  there shall be any applicable law or regulation that makes consummation of the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any Governmental Entity having competent jurisdiction enjoining the Company or Parent from consummating the Merger is entered and such judgment, injunction, order or decree shall have become final and nonappealable;

        (c)  by Parent, if (i) the Company Board of Directors shall have withdrawn or shall have materially amended or modified in any respect adverse to Parent its recommendations in favor of the Merger, (ii) the Company Board of Directors shall have recommended to the stockholders of the Company any Acquisition Proposal or shall have resolved or announced an intention to do so, (iii) the Company Board of Directors shall have (A) approved or recommended any Acquisition Proposal or (B) resolved to approve or recommend any Acquisition Proposal, or (iv) a tender offer or exchange offer for 50% or more of the outstanding shares of Company Common Stock is announced or commenced and, either (A) the Company Board of Directors recommends acceptance of such tender offer or exchange offer by its stockholders or (B) within ten (10) business days of such commencement, the Company Board of Directors shall have failed to recommend against acceptance of such tender offer or exchange offer by its stockholders (each of (i), (ii) and (iii), a "TRIGGERING EVENT");

        (d)  by the Company, if (but not less than three (3) business days after Parent's receipt of the written notice referred to in clause (ii) of this Section 7.1(d)) the Company enters into, or the Company Board of Directors determines to enter into, a definitive acquisition agreement providing for the consummation of a Superior Proposal; PROVIDED that: (i) the Company is not in breach of its obligations under Section 5.4 hereof in connection with such Superior Proposal, (ii) the Company shall have notified Parent in writing that the Company has received a Superior Proposal and intends to enter into a definitive acquisition agreement providing for the consummation of such Superior Proposal, attaching the most current version of such agreement to such notice, and (iii) Parent shall not have made, within three (3) business days after receipt of the Company's written notice of its intention to enter into a definitive acquisition agreement providing for the consummation of a Superior Proposal, an offer that the Company Board of Directors determines in good faith, after consultation with the Company's financial advisor and its legal counsel, provides greater benefits to the Company's stockholders than such Superior Proposal;

        (e)  by the Company, upon a material breach of any covenant or agreement on the part of Parent or Purchaser set forth in this Agreement, or if any representation or warranty of Parent or Purchaser shall have been untrue or inaccurate when made or shall have become untrue or inaccurate such that, in the aggregate, in the case of such representations and warranties, such untruths or inaccuracies would reasonably be expected to have a material adverse effect on Parent's or Purchaser's ability to consummate the Transactions; PROVIDED, HOWEVER, that if such untruth or inaccuracy in Parent's or Purchaser's representations and warranties or breach by Parent or Purchaser is curable by Parent or Purchaser through exercise of commercially reasonable efforts, then the Company may not terminate this Agreement pursuant to this Section 7.1(e) until the earlier of (i) the expiration of a thirty (30) day period after delivery of written notice from the Company to Parent of such untruth or inaccuracy or breach, or (ii) the date on which Parent or Purchaser ceases to exercise commercially reasonable efforts to cure such untruth or inaccuracy or breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(e) if such untruth or inaccuracy or breach by Parent or Purchaser is cured during such thirty-day period); or

        (f)    by Parent, upon a material breach of any covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have been untrue or inaccurate when made or shall have become untrue or inaccurate such that Parent would be required to pay as Merger Consideration $250,000 or more in excess of the sum of the aggregate Merger Consideration that would have been payable had the representations and warranties in Section 3.4 been true and correct; PROVIDED, HOWEVER, that if such untruth or inaccuracy in the Company's representations and warranties or breach by the Company is curable by the Company through exercise of commercially reasonable efforts, then Parent may not terminate this Agreement pursuant to this Section 7.1(f) until the earlier of (i) the expiration of a thirty (30) day period after delivery of written notice from Parent to the Company of such untruth or inaccuracy or breach, or (ii) the date on which the Company ceases to exercise commercially reasonable efforts to cure such untruth or inaccuracy or breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(f) if such untruth or inaccuracy or breach by the Company is cured during such thirty-day period); PROVIDED, FURTHER, that additional Merger Consideration paid for shares of Company Common Stock issued upon exercise of Company Options disclosed in Section 3.4 hereof or Section 3.4 of the Company Disclosure Schedule or pursuant to the current offering period under the Company ESPP shall not be included in such $250,000 amount.

        The party desiring to terminate this Agreement shall give written notice of such termination to the other party.

SECTION 7.2 EFFECT OF TERMINATION.

        Except for any willful breach of this Agreement by any party hereto (which willful breach and liability therefor shall not be affected by the termination of this Agreement or the payment of any Termination Fee (as defined in Section 7.3(a) hereof)), if this Agreement is terminated pursuant to Section 7.1 hereof, then this Agreement shall become void and of no effect with no liability on the part of any party hereto; PROVIDED, HOWEVER, that notwithstanding such termination the agreements contained in Sections 7.2, 7.3 and 8.7 hereof and the proviso to Section 5.3 hereof shall survive the termination hereof.

SECTION 7.3 FEES; EXPENSES.

        (a)  The Company agrees to pay Parent in immediately available funds by wire transfer an amount equal to $2,250,000 (the "TERMINATION FEE") if:

          (i)    this Agreement is terminated by Parent pursuant to Section 7.1(c) hereof;

          (ii)  this Agreement is terminated by Parent or the Company, as applicable, pursuant to Section 7.1(b)(i) hereof prior to which no Triggering Event has occurred, if (A) following the date hereof and prior to such termination of this Agreement, an Acquisition Proposal shall have been publicly announced and shall not have been publicly and irrevocably withdrawn prior to such termination of this Agreement, and (B) within nine (9) months following such termination of this Agreement, either (1) the transaction contemplated by such Acquisition Proposal (a "COMPANY ACQUISITION") is consummated, or (2) the Company enters into a definitive agreement providing for such Company Acquisition and such Company Acquisition is later consummated; or

          (iii)  this Agreement is terminated by the Company pursuant to Section 7.1(d) hereof.

        (b)  The Company shall pay the Termination Fee required pursuant to this Section 7.3 (if all conditions thereto have been satisfied) (i) at or prior to the termination of this Agreement by the Company in the circumstances described in Section 7.3(a)(iii) hereof, (ii) not later than one (1) business day after the termination of this Agreement by Parent in the circumstances described in Section 7.3(a)(i) hereof, or (iii) at or prior to the consummation of the applicable Company Acquisition in the case of a Termination Fee payable pursuant to Section 7.3(a)(ii) hereof.

        (c)  All costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses.

ARTICLE VIII
MISCELLANEOUS

SECTION 8.1 NOTICES.

        All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement to any party hereunder shall be in writing and deemed given upon (a) personal delivery, (b) transmitter's confirmation of a receipt of a facsimile transmission, (c) confirmed delivery by a standard overnight carrier or when delivered by hand or (d) when mailed in the United States by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by notice given hereunder):

        If to the Company, to:

    Vicinity Corporation.
    370 San Aleso Avenue
    Sunnyvale, CA 94095
    Fax: (408) 543-3002
    Attention: Charles W. Berger

        with copies to:

    Fenwick & West LLP
    Two Palo Alto Square
    Palo Alto, CA 94306
    Fax: (650) 494-1417
    Attention:  Gordon K. Davidson, Esq.
                  and Mark A. Leahy, Esq.

        If to Parent and/or Purchaser, to:

    Microsoft Corporation
    One Microsoft Way
    Redmond, WA 98052
    Fax: (425) 936-7329
    Attention: Deputy General Counsel, Finance and Operations

        and:

    Microsoft Corporation
    One Microsoft Way
    Redmond, WA 98052
    Fax: (425) 936-7329
    Attn: Senior Vice President, Corporate Development

        with a copies to:

    Preston Gates & Ellis LLP
    701 Fifth Avenue
    Suite 5000
    Seattle, WA 98104
    Fax: (206) 623-7022
    Attention:  Richard Dodd, Esq.
                  and Annette D. Elinger, Esq.

SECTION 8.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

        The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. All other covenants and agreements contained herein which by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Effective Time, shall survive the Effective Time in accordance with their terms.

SECTION 8.3 INTERPRETATION.

        References herein to the "knowledge" of a party shall mean the knowledge of the executive officers of such party in each case assuming the exercise of reasonable inquiry either directly or by representatives on his, her or their behalf. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." As used in this Agreement, the term "affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

        The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement. Any matter disclosed pursuant to any Section of the Company Disclosure Schedule or the Parent Disclosure Schedule shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

SECTION 8.4 AMENDMENTS, MODIFICATION AND WAIVER.

        (a)  Except as may otherwise be provided herein, any provision of this Agreement may be amended, modified or waived by the parties hereto, by action taken by or authorized by their respective Board of Directors, prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and Parent or, in the case of a waiver, by the party against whom the waiver is to be effective; PROVIDED, HOWEVER, that after the adoption of this Agreement by the stockholders of the Company, no such amendment shall be made except as allowed under applicable law.

        (b)  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 8.5 SUCCESSORS AND ASSIGNS.

        The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; PROVIDED that neither the Company nor Parent nor Purchaser may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

SECTION 8.6 SPECIFIC PERFORMANCE.

        The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

SECTION 8.7 GOVERNING LAW.

        This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies.

SECTION 8.8 SEVERABILITY.

        If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

SECTION 8.9 THIRD PARTY BENEFICIARIES.

        This Agreement is solely for the benefit of the Company and its successors and permitted assigns, with respect to the obligations of Parent and/or Purchaser under this Agreement, and for the benefit of Parent and its successors and permitted assigns, with respect to the obligations of the Company under this Agreement, and this Agreement shall not, except to the extent necessary to enforce the provisions of Sections 5.5 and 5.9(b) hereof, be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

SECTION 8.10 ENTIRE AGREEMENT.

        This Agreement, including the Annex, the exhibits and the schedules hereto constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements or understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof.

SECTION 8.11 COUNTERPARTS; EFFECTIVENESS.

        This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

SECTION 8.12 RULES OF CONSTRUCTION.

        The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

SECTION 8.13 SUBMISSION TO JURISDICTION.

        All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware state or federal court sitting in New Castle County. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the New Castle County for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

SECTION 8.14 PURCHASER COMPLIANCE.

        Whenever this Agreement requires Purchaser to take action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Purchaser to take such action.

ARTICLE IX
DEFINITIONS

        ACQUISITION PROPOSAL means, other than the Transactions or any offer or proposal made by Moloco LLC or any of its affiliates prior to the date hereof, any offer or proposal for a merger, consolidation, recapitalization, liquidation or other business combination involving the Company or the acquisition or purchase of over 25% or more of any class of equity securities of the Company, or any tender offer (including self-tenders) or exchange offer that if consummated would result in any Person beneficially owning 25% or more of any class of equity securities of the Company, or a substantial portion of the assets of, the Company and its Subsidiaries taken as a whole.

        ANTITRUST LAW means the Sherman Antitrust Act, as amended, the Clayton Antitrust Act, as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate competition or actions having the purpose or effect of monopolization or restraint of trade.

        AGREEMENT has the meaning set forth in the Recitals.

        BALANCE SHEET DATE has the meaning set forth in Section 3.9.

        CAUSE means, with respect to an employee, any of the following: (i) any material breach or violation of an applicable employment agreement; (ii) employee's continued failure or refusal to satisfactorily perform employee's material responsibilities, in the good faith discretion of the Company; (iii) material failure or refusal to comply with rules, policies or procedures of the Company as they may be amended from time to time; (iv) dishonesty, fraud or gross negligence related to the business; or (v) commission of or plea of nolo contendere to a felony.

        CERTIFICATE OF MERGER has the meaning set forth in Section 1.1(b).

        CERTIFICATES has the meaning set forth in Section 1.3(b).

        CLOSING has the meaning set forth in Section 1.5.

        CLOSING DATE has the meaning set forth in Section 1.5.

        COBRA has the meaning set forth in Section 3.12(a).

        CODE means the Internal Revenue Code of 1986, as amended.

        COMPANY has the meaning set forth in the Recitals.

        COMPANY ACQUISITION has the meaning set forth in Section 7.3(a)(ii).

        COMPANY BOARD OF DIRECTORS has the meaning set forth in the Recitals.

        COMPANY COMMON STOCK has the meaning set forth in Section 3.4(a).

        COMPANY DISCLOSURE SCHEDULE has the meaning set forth in the preface to Article III.

        COMPANY ENVIRONMENTAL PERMITS means environmental approvals, permits, licenses, clearances and consents.

        COMPANY ESPP has the meaning set forth in Section 1.2(e)(i).

        COMPANY INTELLECTUAL PROPERTY has the meaning set forth in Section 3.16(a).

        COMPANY LEASES has the meaning set forth in Section 3.25.

        COMPANY LICENSED INTELLECTUAL PROPERTY has the meaning set forth in Section 3.16(a).

        COMPANY MATERIAL ADVERSE EFFECT means a material adverse effect on the financial condition, business, assets or results of operations of the Company and its Subsidiaries, taken as a whole, PROVIDED, HOWEVER, that a "Material Adverse Effect" with respect to the Company or any of its Subsidiaries shall not include (i) changes, effects and circumstances that are the result of factors generally affecting the industry or specific markets in which the Company and its Subsidiaries compete, or that are the result of factors affecting the Company's customers or the industries or markets in which the Company's customers operate (other than any such change having a materially disproportionate effect on the Company relative to other participants in the industry in which the Company competes), or (ii) any change, effect or circumstance resulting from changes in general economic, regulatory or political conditions, conditions in the United States or worldwide capital markets, any act of terrorism, or any outbreak of hostilities or war (other than any such condition having a materially disproportionate effect on the Company relative to other participants in the industry in which the Company competes), or (iii) the effect of the public announcement or pendency of the Transactions; or (iv) changes in the trading prices for the Company's capital stock.

        COMPANY OPTIONS has the meaning set forth in Section 3.4(a).

        COMPANY OWNED INTELLECTUAL PROPERTY has the meaning set forth in Section 3.16(a).

        COMPANY PREFERRED STOCK has the meaning set forth in Section 3.4(a).

        COMPANY RIGHT has the meaning set forth in the Recitals.

        COMPANY SEC DOCUMENTS has the meaning set forth in Section 3.6.

        COMPANY SECURITIES has the meaning set forth in Section 3.4(a).

        COMPANY SPECIAL MEETING has the meaning set forth in Section 5.2(b).

        CONFIDENTIALITY AGREEMENT means the Confidentiality Agreement dated as of August 13, 2002 between Parent and the Company.

        DISSENTING SHARES has the meaning set forth in Section 1.6.

        DGCL means the Delaware General Corporation Law.

        EFFECTIVE TIME has the meaning set forth in Section 1.1(b).

        ERISA has the meaning set forth in Section 3.12(a).

        EXCHANGE ACT means the Securities Exchange Act of 1934, as amended.

        EXCHANGE AGENT has the meaning set forth in Section 1.3(a).

        EXCHANGE FUND has the meaning set forth in Section 1.3(a).

        EXCHANGE RATIO means the number determined by dividing the Merger Price by the Market Value of a share of Parent Common Stock.

        GAAP means United States generally accepted accounting principles.

        GOVERNMENTAL ENTITY means any government or any agency, court, tribunal, commission, board, bureau, department, political subdivision or other instrumentality of any government (including any regulatory or administrative agency), whether federal, state, multinational (including, but not limited to, the European Community), provincial, municipal, domestic or foreign.

        HAZARDOUS MATERIAL means any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies.

        HAZARDOUS MATERIALS ACTIVITIES has the meaning set forth in Section 3.17(a).

        HSR ACT means the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

        INDEMNITEES has the meaning set forth in Section 5.5(b).

        IRS has the meaning set forth in Section 3.11(b).

        ISSUANCE DATE has the meaning set forth in Section 6.2(e).

        LICENSES means all government licenses, authorizations, consents and approvals.

        LIEN means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

        MARKET VALUE means the average of the closing prices as of 4:00 p.m. Eastern Time for the shares of Parent Common Stock for each of the ten (10) consecutive trading days immediately preceding the date during which the Effective Time occurs (determined by reference to closing quotation from NASDAQ National Market).

        MATERIAL CONTRACTS has the meaning set forth in Section 3.15(a).

        MERGER has the meaning set forth in the Recitals.

        MERGER CONSIDERATION has the meaning set forth in Section 1.2(b).

        MERGER PRICE has the meaning set forth in the Recitals.

        NASDAQ means the Nasdaq Stock Market.

        NET WORKING CAPITAL means the difference between (a) the sum of "Total current assets" (less any private securities and equity or equity-related securities) of the Company and Parent Authorized Payments, and (b) the sum of all accrued and unpaid "Current Liabilities" and "Other liabilities" (other than "Deferred revenues") of the Company. Each of the foregoing terms (except Parent Authorized Payments) shall be determined in accordance with GAAP in a manner consistent with the Company's balance sheet as of June 30, 2002 included in the Company SEC Documents. For avoidance of doubt: (i) "Current Liabilities" and "Other liabilities" shall include those liabilities incurred or reasonably expected to be incurred by the Company (whether billed or unbilled) in connection with the Merger, including legal, accounting investment banking fees, and printing, mailing and other expenses related to the Proxy Statement and the Company Special Meeting but shall not include, and Net Working Capital shall be increased to the extent of any payments made respecting, any liabilities incurred by, or potentially incurred by, the Company in connection with payments or potential obligations pursuant to rights of appraisal of Company stockholders (as described in Section 1.6); and (ii) private securities and equity or equity-related securities, "Property and equipment, net", "Intangible assets, net" and "Other assets" shall all be excluded from the determination of Net Working Capital.

        OPTION PLANS has the meaning set forth in Section 3.4(a).

        OUTSIDE DATE has the meaning set forth in Section 7.1(b).

        OWNED REAL PROPERTY has the meaning set forth in Section 3.25.

        PARENT has the meaning set forth in the Recitals.

        PARENT AUTHORIZED PAYMENTS means the following, but only to the extent not otherwise included as a "Current Liability" or "Other liability" in the Company's balance sheet as of June 30, 2002 included in the Company SEC Documents (each of the foregoing terms shall be determined in accordance with GAAP in a manner consistent with the Company's balance sheet as of June 30, 2002 included in the Company SEC Documents) as of the Closing Date: (i) all settlement payments of pending or threatened claims, suits or actions approved by Parent in writing which have been paid prior to the Effective Time (which, in the case of the dispute described in Section 6.2(i) of the Company Disclosure Schedule, shall be deemed so approved by Parent if the amount is within the limitation set forth in that Section 6.2(i)); (ii) all severance payments and other related payments as approved by Parent or within the limits of the Severance Package or pursuant to the Severance Agreements, in each case disbursed by the Company prior to the Closing Date; (iii) except to the extent covered by item (ii) above, all liabilities to be incurred by the Company subsequent to the Closing pursuant to the Severance Agreements executed with the executive officers listed in Section 6.2(h) for the amounts the executive officers will be paid with respect to their respective Company Options (equal to the difference between the per share exercise price of the Company Options and the Merger Price, multiplied by the number of shares subject to the Company Options); and (iv) all payments required in order to assign technology licenses or prepayments made at the request of Parent for license fees, in each case approved by Parent which have been paid or accrued for payment prior to the Effective Date.

        PARENT COMMON STOCK means the shares of Common Stock of Parent, par value $0.0000125 per share.

        PARENT DISCLOSURE SCHEDULE has the meaning set forth in the preface to Article IV.

        PARENT ESPP has the meaning set forth in Section 1.2 (e)(ii).

        PARENT MATERIAL ADVERSE EFFECT means a material adverse effect on the financial condition, business, assets or results of operations of Parent and its Subsidiaries, taken as a whole, PROVIDED, HOWEVER, that a "Material Adverse Effect" with respect to Parent or any of its Subsidiaries shall not include (i) changes, effects and circumstances that are the result of factors generally affecting the industry or specific markets in which Parent and its Subsidiaries compete, or that are the result of factors affecting Parent's customers or the industries or markets in which Parent's customers operate (other than any such change having a materially disproportionate effect on Parent relative to other participants in the industry in which Parent competes), or (ii) any change, effect or circumstance resulting from changes in general economic, regulatory or political conditions, conditions in the United States or worldwide capital markets, any act of terrorism, or any outbreak of hostilities or war (other than any such condition having a materially disproportionate effect on Parent relative to other participants in the industry in which Parent competes).

        PARENT SEC DOCUMENTS has the meaning set forth in Section 4.9.

        PERMITS means all material governmental approvals, permits and licenses.

        PERSON means any natural person, firm, individual, corporation, limited liability company, partnership, association, joint venture, company, business trust, trust or any other entity or organization, whether incorporated or unincorporated, including a government or political subdivision or any agency or instrumentality thereof.

        PLAN has the meaning set forth in Section 3.12(a).

        POTENTIALLY VIRAL SOFTWARE has the meaning set forth in Section 3.16(l).

        PROXY STATEMENT has the meaning set forth in Section 5.2(a).

        PUBLICLY AVAILABLE SOFTWARE has the meaning set forth in Section 3.16(l).

        PURCHASER has the meaning set forth in the Recitals.

        PURCHASER COMMON STOCK has the meaning set forth in Section 1.2(c).

        REAL PROPERTY LEASES has the meaning set forth in Section 3.25.

        REPRESENTATIVES has the meaning set forth in Section 5.3.

        RETURN PERIODS has the meaning set forth in Section 3.11(a).

        RIGHTS PLAN has the meaning set forth in the Recitals.

        SEC means the Securities and Exchange Commission.

        SECURITIES ACT means the Securities Act of 1933, as amended.

        SERIES A PREFERRED STOCK has the meaning set forth in Section 3.4(a).

        SEVERANCE AGREEMENT has the meaning set forth in Section 6.2(h).

        SEVERANCE PACKAGE has the meaning ascribed to that term on Section 5.9(a) to the Company Disclosure Schedule.

        SHARE or SHARES has the meaning set forth in the Recitals.

        SPECIAL AUDITOR has the meaning set forth in Section 6.2(e).

        STOCKHOLDER has the meaning set forth in the Recitals.

        SUBSIDIARY means with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

        SUBSTITUTED PARENT OPTION has the meaning set forth in Section 1.2(d)(i).

        SUN has the meaning set forth in Section 3.16(l).

        SUPERIOR PROPOSAL means a bona fide written Acquisition Proposal which the Company Board of Directors believes in good faith, after consultation with the Company's financial advisor, (i) would provide greater benefits to the Company and its stockholders from a financial point of view (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and identity of the offeror) as compared to the Transactions (including any alternative proposal offered by Parent in response thereto) and (ii) if applicable, is reasonably capable of being financed by the Person making such Acquisition Proposal.

        SURVIVING CORPORATION has the meaning set forth in Section 1.1(a).

        TAXES means all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including, without limitation, income, corporation, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, license, payroll, withholding, social security and franchise or other governmental taxes or charges, imposed by any Governmental Entity, any interest, penalties or additions to tax attributable to such taxes and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any Person or other entity.

        TAX RETURN means any report, return, statement or other written information required to be supplied to a taxing authority in connection with Taxes.

        TENTATIVE CLOSING DATE has the meaning set forth in Section 6.2(e).

        TERMINATION FEE has the meaning set forth in Section 7.3(a).

        TRANSACTIONS means all of the transactions contemplated by this Agreement, including the Merger and the Voting Agreement.

        TRIGGERING EVENT has the meaning set forth in Section 7.1(c).

        VOTING AGREEMENT has the meaning set forth in the Recitals.

        WORKING CAPITAL AMOUNT has the meaning set forth in Section 6.2(e).

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

MICROSOFT CORPORATION
/s/ JEFFREY S. RAIKES
By:	Jeffrey S. Raikes
Its:	Group Vice President
/s/ RICHARD EMERSON
By:	Richard Emerson
Its:	Senior Vice President, Corporate Development
VICINITY CORPORATION
/s/ CHARLES W. BERGER
By:	Charles W. Berger
Its:	President and Chief Executive Officer
BOOTSTRAP MERGER SUB, INC.
/s/ KEITH DOLLIVER
By:	Keith Dolliver
Its:	Vice President

ANNEX B

FORM OF VOTING AGREEMENT

        VOTING AGREEMENT (this "AGREEMENT"), dated as of October 22, 2002, by and among Microsoft Corporation, a Washington corporation ("PARENT"), Bootstrap Merger Sub, Inc., a Delaware corporation ("PURCHASER") and a wholly owned subsidiary of Parent, and the undersigned stockholder (the "STOCKHOLDER").

        WHEREAS, the Stockholder is, as of the date hereof, the record and beneficial owner of the number of shares of common stock, par value $0.001 per share ("COMPANY COMMON STOCK"), of Vicinity Corporation, a Delaware corporation (the "COMPANY"), set forth on the Signature Page hereto;

        WHEREAS, Parent, Purchaser and the Company concurrently herewith are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "MERGER AGREEMENT"; capitalized terms used but not defined herein have the meanings ascribed to such terms in the Merger Agreement), which provides for the merger (the "MERGER") of Purchaser with and into the Company upon the terms and subject to the conditions set forth in the Merger Agreement;

        WHEREAS, pursuant to the Merger Agreement each share of Company Common Stock, owned by the stockholders of the Company as of the Effective Time of the Merger will be converted into the right to receive cash, as set forth therein; and the Board of Directors of the Company has approved the Merger and the other transactions contemplated in the Merger Agreement and is recommending that the Company's stockholders approve the Merger; and

        WHEREAS, as a condition to the willingness of Parent and Purchaser to enter into the Merger Agreement, and in order to induce Parent and Purchaser to enter into the Merger Agreement, the Stockholder has agreed to enter into this Agreement.

        NOW, THEREFORE, in consideration of the execution and delivery by Parent and Purchaser of the Merger Agreement and the foregoing and the mutual representations, warranties, covenants and agreements set forth herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        SECTION 1.    Representations, Warranties and Covenants of the Stockholder.    The Stockholder (i) is the beneficial owner of the shares of Company Common Stock and the options and warrants to purchase shares of Company Common Stock indicated on the Signature Page hereto, free and clear of any liens, claims, options, rights of first refusal, co-sale rights, charges or other encumbrances that, in each case, would deprive Parent of the benefits of this Agreement (other than any rights of repurchase held by the Company); (ii) does not beneficially own any securities of the Company other than the shares of Company Common Stock and options and warrants to purchase shares of Company Common Stock indicated on the Signature Page hereto; (iii) has full power and authority to make, enter into and carry out the terms of this Agreement and the proxy contained herein; and (iv) will not, and will not permit any "affiliates" to: (1) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act of 1934, as amended (the "Exchange Act")) with respect to any action or agreement which would impede, interfere with or prevent the Merger, including any Acquisition Proposal, or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement; (2) initiate a stockholders' vote or action by written consent of the Company stockholders with respect to any action or agreement which would impede, interfere with or prevent the Merger, including any Acquisition Proposal; or (3) become a member of a "group" (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company with respect to any action or agreement which would impede, interfere with or prevent the Merger, including any Acquisition Proposal.

        SECTION 2.    Agreement Not to Transfer Shares.

          (a)  Prior to the termination of this Agreement, except as otherwise provided herein, the Stockholder shall not: (i) transfer (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the Shares (as defined in Section 2(b)); (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Shares or any interest therein; (iii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to the Shares; or (iv) deposit the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares; provided, however, that notwithstanding (i) and (ii) above, Stockholder may transfer (by sale, gift, pledge or other disposition), or consent to the transfer of, any or all of the Shares to any transferee that agrees to be bound by and executes an agreement in the form of this Agreement with respect to the Shares to be transferred.

          (b)  "SHARES" shall mean: (i) all securities of the Company (including all shares of Company Common Stock, Preferred Stock and all options, warrants and other rights to acquire such securities) beneficially owned by the Stockholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all shares of Company Common Stock and all additional options, warrants and other rights to acquire such securities) of which the Stockholder acquires beneficial ownership during the period from the date of this Agreement through the Effective Time. In the event of a stock dividend or distribution, or any change in Company Common Stock or Preferred Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "SHARES" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction.

        SECTION 3.    Agreement to Vote Shares; Grant of Irrevocable Proxy; Appointment of Proxy.

          (a)  Subject to Section 5 hereof, the Stockholder shall vote Stockholder's Shares, in connection with any meeting or action by written consent of the stockholders of the Company (i) in favor of the Merger, and (ii) against any action or agreement which would impede, interfere with or prevent the Merger, including any Acquisition Proposal. Stockholder agrees not, directly or indirectly, to solicit or initiate any offer from any party concerning the possible disposition of all or any substantial portion of the Company's business, assets or capital stock.

          (b)  Subject to Section 5 hereof, the Stockholder hereby irrevocably grants to, and appoints, Parent and any nominee thereof, its proxy and attorney-in-fact (with full power of substitution), for and in the name, place, and stead of the Stockholder, to vote Stockholder's Shares, or grant a consent or approval in respect of Stockholder's Shares, in connection with any meeting or action by written consent of the stockholders of the Company (i) in favor of the Merger, and (ii) against any action or agreement which would impede, interfere with or prevent the Merger, including any Acquisition Proposal.

          (c)  The Stockholder represents that any proxies heretofore given in respect of the Shares are not irrevocable, and that such proxies are hereby revoked.

          (d)  Subject to Section 5 hereof, the Stockholder hereby affirms that the proxy set forth in this Section 3 is irrevocable and is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performances of the duties of the Stockholder under this Agreement. The Stockholder hereby further affirms that the irrevocable proxy granted hereby is coupled with an interest in the Shares and, except as set forth in Section 5 hereof, is intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law.

        SECTION 4.    Further Assurances.    From time to time, upon request of the other party and without further consideration, each party hereto shall execute and deliver any additional documents and take such further actions as may be necessary to carry out the provisions hereof.

        SECTION 5.    Termination.    Except as otherwise provided in this Agreement, this Agreement, and all rights and obligations of the parties hereunder, shall terminate immediately upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms or (ii) the Effective Time; PROVIDED, HOWEVER, that Sections 6 and 8 shall survive any termination of this Agreement.

        SECTION 6.    Expenses.    All fees and expenses incurred by any one party hereto shall be borne by the party incurring such fees and expenses.

        SECTION 7.    Public Announcements.    Neither the Stockholder, nor any of its affiliates shall issue or cause the publication of any press release or other public announcement with respect to this Agreement, the Merger, the Merger Agreement or the other transactions contemplated thereby without the prior written consent of the Parent, except as may be required by law or by any listing agreement with, or the policies of, NASDAQ or an applicable national securities exchange in which circumstance such announcing party shall make reasonable efforts to consult with the Parent to the extent practicable.

        SECTION 8.    Miscellaneous.

          (a)    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

          (b)    Binding Effect and Assignment.    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; PROVIDED THAT, except as specifically provided herein (including without limitation as provided in Section 2(a)), no party to this Agreement may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto.

          (c)    Amendments and Modification.    Except as may otherwise be provided herein, any provision of this Agreement may be amended, modified or waived by the parties hereto if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto, and in the case of a waiver, by the party against whom the waiver is to be effective.

          (d)    Specific Performance; Injunctive Relief.    The parties hereto acknowledge that Parent shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of the Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity without the necessity of proving the inadequacy of money damages as a remedy.

          (e)    Notices.    All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement to any party hereunder shall be in writing and deemed given upon (a) personal delivery, (b) transmitter's confirmation of a receipt of a facsimile transmission, (c) confirmed delivery by a standard overnight carrier or when delivered by hand or (d) when mailed in the United States by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by notice given hereunder):

If to Parent or Purchaser:	Microsoft Corporation. One Microsoft Way Redmond, WA 98052 Attention: Deputy General Counsel, Finance and Operations and Senior Vice President, Corporate Development Facsimile No.: (425) 936-7329
With a copy to:	Preston Gates & Ellis LLP Bank of America Tower 701 Fifth Avenue, Suite 5000 Seattle, Washington 98104-7078 Attention: Richard B. Dodd Facsimile No.: (206) 623-7022
If to the Stockholder: To the address for notice set forth on the signature page hereof.
With copies to:	Fenwick & West LLP Two Palo Alto Square Palo Alto, CA 94306 Attention: Gordon K. Davidson Facsimile No.: (650) 494-1417

          (f)    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies.

          (g)    Entire Agreement.    This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements or understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof.

          (h)    Effect of Headings.    The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.

          (i)    Counterparts.    This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

          (j)    Action in Stockholder Capacity Only.    The Stockholder makes no agreement or understanding herein in any capacity other than Stockholder's capacity as a record holder and beneficial owner of Shares and nothing herein shall limit or affect any action taken or not taken in any other capacity as an officer or director of the Company.

          (k)    Exercise of Options, Warrants or Other Rights.    Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall require the Stockholder to exercise or convert Shares that do not constitute outstanding shares of Company Common Stock. In addition, nothing in this Agreement shall prohibit the Stockholder from exercising (in accordance with the terms of the option or warrant, as applicable) any option or warrant the Stockholder may hold, provided that any shares of Common Stock acquired upon any such exercise prior to the Effective Time shall be subject to this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        The foregoing Agreement is hereby executed as of the date first above written.

"PARENT"
MICROSOFT CORPORATION, a Washington corporation
By:
	Name:	John A. Seethoff
	Title:	Assistant Secretary
"PURCHASER"
BOOTSTRAP MERGER SUB, INC., a Delaware corporation
By:
	Name:	John A. Seethoff
	Title:	President
"STOCKHOLDER"

Name:
Shares beneficially owned:

ANNEX C

275 Middlefield Road
Suite A-100
Menlo Park, CA 94025-3506

650 838-1300
Fax 650 838-1370
Toll Free 800 981-1203

October 22, 2002

Personal and Confidential

Board of Directors
Vicinity Corporation
370 San Aleso Avenue
Sunnyvale, California 94085

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock, $0.001 par value (the "Common Stock") of Vicinity Corporation (the "Company") of the cash consideration proposed to be received by the holders of the Company's Common Stock, pursuant to the terms of the proposed Agreement and Plan of Merger (the "Merger Agreement"), by and among Company, Microsoft Corporation ("Parent"), and Parent Merger Sub, Inc., a wholly owned subsidiary of Parent ("Purchaser").

The proposed Merger Agreement provides for the merger (the "Merger") of Purchaser with and into the Company, and that the Company will be the surviving corporation of the Merger. At the effective time of the Merger, each share of the Company's Common Stock (including each associated preferred stock purchase right) issued and outstanding immediately prior to the effective time of the Merger (other than shares held by the Company as treasury stock, shares owned by the Parent or Purchaser or any shares held by dissenting shareholders) will be converted into the right to receive cash in the net amount of $3.33 per share (the "Merger Consideration"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

U.S. Bancorp Piper Jaffray Inc. ("U.S. Bancorp Piper Jaffray"), as a customary part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. For our services in rendering this opinion, the Company will pay us a fee that is not contingent upon the consummation of the Merger. The Company has also agreed to indemnify us against certain liabilities that may arise in connection with this engagement. U.S. Bancorp Piper Jaffray currently makes a market in the common stock of the Company and Parent, provides research coverage for the Company and makes recommendations on the Company's Common Stock. In addition, we have performed certain investment banking services for Company and Parent from time to time since 1999, and may provide certain investment banking services in the future. In the ordinary course of our business, we, and our affiliates, may actively trade securities of the Company and Parent for our own account or the account of our customers and, accordingly, we may at any time hold a long or short position in such securities.

In arriving at our opinion, we have undertaken such reviews, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have reviewed the draft of the Merger Agreement dated October 19, 2002 and drafts of selected other documents related to the Merger. We also have reviewed certain financial and other information that was publicly available or furnished to us by the Company, including information provided during discussions with the management the Company. We have visited the corporate offices of the Company and made inquiries of management of the Company regarding the Company's past and current business operations, financial condition and future prospects. We have also analyzed the historical reported market prices and trading activity of the Company's Common Stock. In addition, we have compared certain financial data and stock market information of the Company with various other companies deemed similar to the Company, or representative of the business sectors in which the Company operates, whose securities are traded in public markets, reviewed prices and premiums paid in certain other business combinations (to the extent publicly available) and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

In conducting our review and in rendering our opinion, we have relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided to us or otherwise made available to us, and have not attempted to independently verify, and have not assumed responsibility for the independent verification, of such information. We have assumed, in reliance upon the assurances of the management of the Company, that the information provided to us has been prepared on a reasonable basis in accordance with industry practice, and, with respect to financial planning data and other business outlook information, reflects the best currently available estimates and judgment of the management of the Company, and that the management of the Company is not aware of any information or facts that would make the information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that the Company is not a party to any pending transaction, including external financing, recapitalizations, acquisitions or merger discussions, other than the Merger or in the ordinary course of business. We have also assumed that there have been no other material changes in the Company's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to us. In arriving at our opinion, we have assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not change the purchase price for the Company. We have assumed that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by us, without modification of material terms or conditions.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities of the Company, and have not been furnished with any such appraisals or valuations, and have made no physical inspection of the property or assets of the Company. We express no opinion regarding the liquidation value of any entity. The analyses we performed in connection with this opinion were going concern analyses of an entity. We were not requested to opine, and no opinion is hereby rendered, as to whether any analyses of an entity, other than as a going concern, is appropriate in the circumstances and, accordingly, we have performed no such analyses. We were not retained to, and we did not, advise the Company in the negotiation of the Merger Consideration or any other terms of the Merger, and we express no opinion regarding the provisions of the Merger Agreement. In addition, the Board of Directors did not request that we solicit, and we did not solicit, any indications of interest from any third party that may be interested in the purchase of all or any part of the Company's shares or assets.

Without limiting the generality of the foregoing, we have undertaken no independent analysis of any outstanding, pending or threatened litigation, material claims, possible unasserted claims or other contingent liabilities to which the Company or any of its affiliates is a party or may be subject, or of any other governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company or any of its affiliates is a party or may be subject. AT the Company's direction and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the potential effects of any such litigation, claims, investigations or possible assertions of claims, or the outcomes or damages arising out of any such matters.

This opinion is necessarily based upon the information available to us, facts and circumstances and economic, market and other conditions as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion. We are not expressing any opinion herein as to the prices at which shares of the Company's Common Stock have traded or at which such shares may trade at any future time.

This opinion is furnished pursuant to our engagement letter dated October 8, 2002. This opinion is directed to the Board of Directors of the Company in connection with its consideration of the Merger. This opinion is not intended to be, and shall not be deemed to be, and does not constitute a recommendation to any stockholder of the Company as to which action such stockholder should take with respect to the Merger. In connection with this opinion, we were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger, or to compare the Merger to, or consider, alternative transactions that may have been available to the Company. Except with respect to the use of this opinion in connection with the proxy statement relating to the Merger, this opinion shall not be published, used, referred to, quoted or disclosed to any person in any manner, nor shall any public references to U.S. Bancorp Piper Jaffray be made, without our prior written approval.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of shares of the Company Common Stock (other than shares held by the Company as treasury stock, shares owned by the Parent or Purchaser or any shares held by dissenting shareholders) pursuant to the Merger Agreement is fair to such holders from a financial point of view.

Sincerely,

/s/ U.S. BANCORP PIPER JAFFRAY INC.

U.S. BANCORP PIPER JAFFRAY INC.

ANNEX D

APPRAISAL RIGHTS: SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

SEC. 262. APPRAISAL RIGHTS.

        (a)  Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and" share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)  Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

          (1)  Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

          (2)  Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

            c.    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)  In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)  Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)  Appraisal rights shall be perfected as follows:

          (1)  If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)  If the merger or consolidation was approved pursuant to §228 or §253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)  Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)  At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)  After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)  From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PROXY

VICINITY CORPORATION
370 San Aleso Avenue
Sunnyvale, CA 94085

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Charles W. Berger and Maury Austin, or either of them, as proxies each with full powers of substitution, and hereby authorizes them to represent and to vote, as designated below, all shares of common stock of Vicinity Corporation ("Vicinity") held of record by the undersigned on November 14, 2002, at the special meeting of stockholders of Vicinity to be held on December 10, 2002, and at any adjournment or postponement thereof.

        This proxy, when properly executed and returned in a timely manner, will be voted at this special meeting and any adjournment or postponement thereof in the manner described herein. IF NO CONTRARY INDICATION IS MADE, THIS PROXY WILL BE VOTED "FOR" EACH OF THE PROPOSALS AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS OR PROPOSALS THAT PROPERLY COME BEFORE THE SPECIAL MEETING.

        See reverse side. If you wish to vote in accordance with the Board of Directors' recommendations, just sign on the reverse side. You need not mark any boxes.

CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE FOLD AND DETACH HERE
The Board of Directors unanimously recommends that you vote "FOR" the following proposals.			Please mark your vote as indicated in this example.	☒
		FOR	AGAINST	ABSTAIN
1.	To approve the acquisition of Vicinity by Microsoft Corporation, to be effected by a merger of Vicinity with a subsidiary of Microsoft, and to approve and adopt the merger agreement with Microsoft.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
2.	To grant Vicinity management the discretionary authority to adjourn the special meeting one or more times, to a date not later than June 30, 2003.	☐	☐	☐

Signature(s)	Date: , 2002

        This proxy must be signed exactly as your name appears hereon. If shares are held by joint tenants, both should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signer is a corporation, please print full corporate name and indicate capacity of the duly authorized officer executing on behalf of the corporation. If the signer is a partnership, please print full partnership name and indicate capacity of duly authorized officer executing on behalf of the partnership.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
BY USING THE ENCLOSED ENVELOPE

QuickLinks

TABLE OF CONTENTS
QUESTIONS AND ANSWERS ABOUT THE PROPOSED TRANSACTION
SUMMARY
Summary of the Transaction
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
THE VICINITY SPECIAL MEETING
PROPOSAL 1 – ACQUISITION OF VICINITY BY MICROSOFT
THE MERGER AGREEMENT
PROPOSAL 2 – ADJOURNMENT OF THE VICINITY SPECIAL MEETING
APPRAISAL RIGHTS OF VICINITY STOCKHOLDERS
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS OF VICINITY
STOCKHOLDER PROPOSALS
AGREEMENT AND PLAN OF MERGER BY AND AMONG VICINITY CORPORATION MICROSOFT CORPORATION AND BOOTSTRAP MERGER SUB, INC. Dated as of October 22, 2002
FORM OF VOTING AGREEMENT
  ANNEX C
APPRAISAL RIGHTS: SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW
PROXY